Exhibit 10.1

U.S.$200,000,000

LOAN FUNDING AND SERVICING AGREEMENT

by and among

KOHLBERG CAPITAL FUNDING LLC I,

as the Borrower

KOHLBERG CAPITAL CORPORATION,

as the Servicer

EACH OF THE CONDUIT LENDERS AND INSTITUTIONAL LENDERS FROM TIME

TO TIME PARTY HERETO,

as the Lenders

EACH OF THE LENDER AGENTS FROM TIME TO TIME PARTY HERETO

as the Lender Agents

BMO CAPITAL MARKETS CORP.,

as the Agent

LYON FINANCIAL SERVICES, INC.

(D/B/A U.S. BANK PORTFOLIO SERVICES),

as the Backup Servicer

and

U.S. BANK NATIONAL ASSOCIATION,

as the Trustee

Dated as of February 14, 2007

i

Section 12.17	Assignments by the Lenders	148
Section 12.18	Heading and Exhibits	148
Section 12.19	Sharing of Payments on Transferred Loans Subject to the Retained Interest Provisions	148
Section 12.20	Non-Confidentiality of Tax Treatment	149
Section 12.21	Representations and Warranties of the Lenders	149
Section 12.22	Lender Agents	149
Section 12.23	Relationship	149

ANNEXES
ANNEX A	Notice Information
ANNEX B	Commitments
ANNEX C	Diversity Score
ANNEX D	Lenders’ Accounts
EXHIBITS
EXHIBIT A-1	Borrower Notice (Funding Request)
EXHIBIT A-2	Borrower Notice (Reduction of Advances Outstanding and Reduction of Facility Amount)
EXHIBIT B	Form of Variable Funding Note
EXHIBIT C	Form of Operating Agreement
EXHIBIT D	Form of Assignment and Acceptance
EXHIBIT E	Form of Monthly Report
EXHIBIT F	Form of Servicer’s Certificate
EXHIBIT G	Credit and Collection Policy
EXHIBIT H-1	Form of Hedging Agreement (including Schedule and Confirmation) Relating to Interest Rate Hedge Transactions
EXHIBIT H-2	Form of Hedging Agreement (including Schedule and Confirmation) relating to Currency Hedge Transactions
EXHIBIT I	Form of Certificate of Borrower’s Counsel
EXHIBIT J	Form of Trust Receipt and Initial Certification
EXHIBIT K	Form of Trust Receipt and Final Certification
EXHIBIT L	Form of Request for Release of Loan Files and Receipt
EXHIBIT M	Form of Assignment of Mortgage
EXHIBIT N	Form of Reinvestment Certification
EXHIBIT O-1	Officer’s Certificate as to Solvency from Originator
EXHIBIT O-2	Officer’s Certificate as to Solvency from Borrower
EXHIBIT P-1	Officer’s Closing Certificate from Originator
EXHIBIT P-2	Officer’s Closing Certificate from Borrower
EXHIBIT Q-1	Power of Attorney from Servicer
EXHIBIT Q-2	Power of Attorney from Borrower
EXHIBIT R	Form of Joinder Supplement
EXHIBIT S	[Reserved]
EXHIBIT T	Form of Agent and Intercreditor Provisions for Agented Loans
EXHIBIT U	[Reserved]
EXHIBIT V	Form of Transferee Letter

SCHEDULES
SCHEDULE I	Schedule of Documents
SCHEDULE II	Advance Rate Matrices
SCHEDULE III	[Reserved]
SCHEDULE IV	Loan List
SCHEDULE V	Location of Loan Files

v

Exhibit 10.1

P R E A M B L E

THIS LOAN FUNDING AND SERVICING AGREEMENT (such agreement as amended, modified, waived, supplemented or restated from time to time, the “Agreement”) is made as of this 14th day of February, 2007, by and among:

(1) KOHLBERG CAPITAL FUNDING LLC I, a Delaware limited liability company, as the borrower (together with its successors and assigns in such capacity, the “Borrower”);

(2) KOHLBERG CAPITAL CORPORATION, a Delaware corporation (“Kohlberg Capital”), as the servicer (together with its successors and assigns in such capacity, the “Servicer”);

(3) EACH OF THE CONDUIT LENDERS AND INSTITUTIONAL LENDERS, which may from time to time become party hereto (each a “Lender”, and collectively, the “Lenders”);

(4) EACH OF THE LENDER AGENTS, which may from time to time become party hereto, as Lender Agent;

(5) BMO CAPITAL MARKETS CORP., a Delaware corporation (“BMO”), as the Agent (together with its successors and assigns in such capacity, the “Agent”);

(6) LYON FINANCIAL SERVICES, INC., (d/b/a U.S. Bank Portfolio Services), as the backup servicer (together with its successors and assigns in such capacity, the “Backup Servicer”; and

(7) U.S. BANK NATIONAL ASSOCIATION, a national banking association (“U.S. Bank”), not in its individual capacity, but solely as the trustee (together with its successors and assigns in such capacity, the “Trustee”).

IT IS AGREED as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms.

(a) Certain capitalized terms used throughout this Agreement are defined above or in this Section 1.1.

(b) As used in this Agreement and its schedules, exhibits and other attachments, unless the context requires a different meaning, the following terms shall have the following meanings:

“1940 Act”: The Investment Company Act of 1940, as amended.

“Accepted Servicing Practices”: The servicing practices and collection procedures of the Servicer that are in accordance with Applicable Law and which are consistent with whichever is the higher standard of (i) customary servicing practices of prudent institutions which service loans and other financial assets similar to the Transferred Loans for their own account or for the account of others and (ii) the same care, skill, prudence and diligence with which the Servicer services and administers loans or other financial assets which are similar to the Transferred Loans serviced or administered pursuant to this Agreement, for its own account or for the account of others.

“Account Control Agreement”: The Securities Account Control Agreement, dated as of February 14, 2007, by and among U.S. Bank National Association as Trustee and Securities Intermediary, the Borrower, the Servicer and the Agent.

“Accreted Interest”: The accrued interest on a PIK Loan that is added to the principal amount of such PIK Loan instead of being paid as it accrues.

“Accrual Period”: With respect to each Advance (or portion thereof) (a) with respect to the first Payment Date, the period from and including the Closing Date to and including the last day of the calendar month in which the Closing Date occurs and (b) with respect to any subsequent Payment Date, the calendar month immediately preceding the month in which such Payment Date occurs.

“Add-On Loan”: Any additional loan or extension of credit made subsequent to any Loan made by the Originator or one of its Subsidiaries to the Obligor of such Loan in accordance with the Credit and Collection Policy.

“Adjusted Eurodollar Rate”: For any Accrual Period, an interest rate per annum equal to a fraction, expressed as a percentage and rounded upwards (if necessary), to the nearest 1/100 of 1%, (i) the numerator of which is equal to the LIBOR Rate for such Accrual Period and (ii) the denominator of which is equal to 100% minus the Eurodollar Reserve Percentage for such Accrual Period.

“Advance”: Defined in Section 2.1(b).

“Advance Rate”: A dynamic number that shall be determined on each Measurement Date by application of the Advance Rate Matrices set forth in Schedule II based on:

(a) in the case of the Weighted Average Moody’s Recovery Rate, (i) the actual level thereof (if such level is equal to any of the Weighted Average Moody’s Recovery Rate levels specified in the Advance Rate Matrices) or (ii) otherwise, the Weighted Average Moody’s Recovery Rate indicated in the Advance Rate Matrices that is arithmetically closest to, but less than the actual Weighted Average Moody’s Recovery Rate level;

(b) in the case of the Diversity Score, (i) the actual level thereof (if such level is equal to any of the Diversity Score levels specified in the Advance Rate Matrices) or (ii) otherwise, the Diversity Score indicated in the Advance Rate Matrices that is arithmetically closest to, but less than the actual Diversity Score level; and

(c) in the case of each of the Weighted Average Moody’s Rating Factor, (i) the actual level thereof (if such level is equal to any of the Weighted Average Moody’s Rating Factor levels specified in the Advance Rate Matrices) or (ii) otherwise, the Weighted Average Moody’s Rating Factor indicated in the Advance Rate Matrices that is arithmetically closest to, but less than the actual Weighted Average Moody’s Rating Factor level, in each case as of such Measurement Date.

“Advances Outstanding”: On any day, the aggregate principal amount of Advances outstanding on such day, after giving effect to all repayments of Advances and makings of new Advances on such day.

“Affected Party”: The Agent, each Lender, each Liquidity Bank, all assignees and participants of each Lender and each Liquidity Bank, any successor to BMO as Agent and any sub-agent of the Agent.

“Affiliate”: With respect to a Person, means any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” or “controlled” have meanings correlative to the foregoing; provided that (x) in the case of the Servicer or any Subsidiary, “Affiliate” shall not include any Person that is a Portfolio Investment and (y) the term Affiliate shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by (i) a Financial Sponsor, or (ii) a common owner which is a financial institution, fund or other investment vehicle which is in the business of making diversified investments.

“Agent”: Defined in the Preamble.

“Agented Loans”: Any Loan that has each of the following characteristics: (a) the Loan is originated or purchased by the Originator in accordance with the Credit and Collection Policy as a part of a syndicated loan transaction that has been fully consummated prior to such Loan becoming part of the Collateral, (b) upon an assignment of the Loan to the Borrower under the Purchase Agreement and the grant of a security interest in such Loan under this Agreement, the related Loan File shall have been delivered to the Trustee on behalf of the Secured Parties, and held by the Trustee, on behalf of the Secured Parties, (c) the Borrower, as assignee of the Loan, has all of the rights (but none of the obligations) of the Originator with respect to such Loan and the Related Property, including the right to receive and collect payments directly in its own name or through the agent described in clause (e) below and to enforce its rights against the Obligor thereof, (d) unless the Loan is an unsecured Loan, the Loan is secured by an undivided interest in the Related Property that also secures and is shared by, on a pro rata basis, all other holders of such Obligor’s indebtedness of equal priority and (e) the Originator is the agent for all lenders to such Obligor; provided that Agented Loans shall not include (1) the obligations, if any, of any agents under the Loan Documents evidencing such Agented Loans, and (2) the Retained Interests under the Loan Documents evidencing such Agented Loans that are retained by the Originator or are owned or owed by other lenders.

“Aggregate Outstanding Loan Balance”: As of any date of determination, the sum of the Outstanding Loan Balances of all Eligible Loans included as part of the Collateral on such date that are not Defaulted Loans plus the Moody’s Collateral Value of each Defaulted Loan included as part of the Collateral on such date.

“Aggregate Purchased Loan Balance”: As of any date of determination, the sum of the Purchased Loan Balances of all Eligible Loans included as part of the Collateral on such date minus (b) all amounts in excess of applicable Concentration Limits on such date.

“Agreement”: Defined in the Preamble.

“Alternative Rate”: An interest rate per annum equal to the Adjusted Eurodollar Rate; provided that the Alternative Rate shall be the Base Rate if a Eurodollar Disruption Event occurs; provided further that the Alternative Rate for the first two (2) Business Days following any Advance made by a Liquidity Bank shall be the Base Rate unless such Liquidity Bank has received at least two Business Days prior notice of such Advance.

“Amortization Period”: The period beginning on the Termination Date and ending on the Collection Date.

“Applicable Law”: For any Person or property of such Person, all existing and future applicable laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including, without limitation, usury laws, predatory lending laws, the Federal Truth in Lending Act, and Regulation Z and Regulation B of the Federal Reserve Board), and applicable judgments, decrees, injunctions, writs, orders, or line action of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Approved Pricing Service”: Any of LPC, LoanX, MarkIt or any other pricing service selected by the Servicer that is Independent of the Servicer and any of its Affiliates, such Approved Pricing Service to be confirmed by the Servicer to the Agent within two Business Days of such selection.

“Assigned Moody’s Rating”: With respect to any Loan as of any date of determination, the monitored publicly available rating or the estimated rating expressly assigned to such Loan by Moody’s that addresses the full amount of the principal and interest payable on such Loan.

“Assigned S&P Rating”: With respect to any Loan as of any date of determination, the monitored publicly available rating or the estimated rating expressly assigned to such Loan by S&P that addresses the full amount of the principal and interest payable on such Loan.

“Assignment”: The Assignment entered into between the Originator and the Borrower in substantially the form of Exhibit A to the Purchase Agreement.

“Assignment and Acceptance”: The Assignment and Acceptance, substantially in the form of Exhibit D hereto.

“Assignment of Mortgage”: As to each Agented Loan secured by an interest in real property, one or more assignments, notices of transfer or equivalent instruments, each in recordable form and sufficient under the laws of the relevant jurisdiction to (a) reflect the transfer of the related mortgage, deed of trust, security deed or similar security instrument and all other documents related to such Loan and to the Borrower and (b) grant a perfected lien thereon by the Borrower in favor of the Trustee for the benefit of the Secured Parties, each such Assignment of Mortgage to be substantially in the form of Exhibit M hereto; provided that with respect to Agented Loans, Assignment of Mortgage shall mean such documents, including assignments, notices of transfer or equivalent instruments, each in recordable form as necessary, as are sufficient under the laws of the relevant jurisdiction to reflect the transfer to the Originator, as collateral agent for all lenders to the Obligor, of the related mortgage, deed of trust, security deed or other similar instrument securing such loans and all other documents relating to such loans and to grant a perfected lien thereon by the Obligor in favor of the Originator, as collateral agent for all such lenders.

“Availability”: On any day, the excess, if any, of (a) the Maximum Availability over (b) the sum of (i) Advances Outstanding on such day and (ii) the aggregate outstanding principal amount of the unfunded portions of each of the Revolving Loans included in the Collateral on such day.

“Available Funds”: With respect to any Payment Date, (a) all amounts in the Collection Account (including, without limitation, any Collections on any of the Collateral) as of the later of (i) the immediately preceding Determination Date or (ii) the date of the calculations set forth in the most recent Borrower Notice and (b) to the extent that the amounts in the preceding clause (a) of this definition are insufficient on any Payment Date to make the payments required by (A) Section 2.8(a)(1)(iii), (iv), (v), (vi), (vii) and (xvii), then amounts on deposit in the Reserve Account on such date, (B) Section 2.8(b)(iii), (iv), (v), (vi), (vii) and (x), then amounts on deposit in the Reserve Account on such date.

“Backup Servicer”: Defined in the Preamble.

“Backup Servicer Expenses”: The reasonable out-of-pocket expenses to be paid to the Backup Servicer under and in accordance with the Backup Servicer and Trustee Fee Letter.

“Backup Servicer Fee”: The fee to be paid to the Backup Servicer under the terms of the Backup Servicer and Trustee Fee Letter.

“Backup Servicer and Trustee Fee Letter”: The Backup Servicer and Trustee Fee Letter, dated as of the date hereof, among the Servicer, the Backup Servicer, the Trustee and the Agent.

“Bank of Montreal”: The Bank of Montreal, a Canadian chartered bank, acting through its Chicago, Illinois branch.

“Bankruptcy Code”: The United States Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101, et seq.), as amended from time to time.

“Base Rate”: On any date, a fluctuating rate of interest per annum equal to the higher of (a) the Prime Rate or (b) the Federal Funds Rate plus 0.5%.

“Benefit Plan”: Any employee benefit plan as defined in Section 3.1(3) of ERISA in respect of which the Borrower or any ERISA Affiliate of the Borrower is, or at any time during the immediately preceding six years was, an “employer” as defined in Section 3.1(5) of ERISA.

“BMO”: Defined in the Preamble.

“Borrower”: Defined in the Preamble.

“Borrowing Base”: On any date of determination, an amount equal to (a) the sum of (i) the Aggregate Purchased Loan Balance on such date and (ii) the Purchased Loan Balance of all Eligible Loans to become included as part of the Collateral on such date, minus (b) the aggregate outstanding principal amount of the unfunded portions of each of the Revolving Loans included in the Collateral on such date.

“Borrowing Base Certificate”: A certificate of a Responsible Officer of the Servicer setting forth the current Borrowing Base as of the date set forth in such certificate and the manner of calculation thereof, to be delivered to the parties and at the times specified herein.

“Borrower Notice”: A written notice, in the form of Exhibit A-1 or A-2, as applicable, to be used for each Advance, repayment of each Advance or termination or reduction of the Facility Amount or Prepayments of Advances or any reinvestment of Principal Collections under Section 2.8(a)(2).

“Breakage Costs”: With respect to any Lender, any amount or amounts as shall compensate such Lender for any loss, cost or expense incurred by such Lender (as reasonably determined by such Lender) as a result of a prepayment by the Borrower of Advances Outstanding. All Breakage Costs shall be due and payable upon demand. The determination by a Lender of the amount of any such loss or expense shall be described and confirmed by such Lender to the Agent and set forth in a written notice from the Agent to the Borrower and shall be conclusive absent manifest error; provided that each Lender shall use commercially reasonable efforts to minimize Breakage Costs incurred by it.

“Broadly Syndicated Loan”: Any Loan to an Obligor issued as part of a loan facility with an original loan size (including any first and second lien loans included in such facility) greater than $250,000,000, including for purposes of this definition the maximum available amount of commitments under any Revolving Loans.

“Business Day”: Any day of the year other than a Saturday or a Sunday on which (a) banks are not required or authorized to be closed in Chicago, Illinois, Minneapolis, Minnesota, Florence, South Carolina, New York, New York or Boston, Massachusetts, and (b) if the term “Business Day” is used in connection with the Adjusted Eurodollar Rate, means the foregoing only if such day is also a day of year on which dealings in United States dollar deposits are carried on in the London interbank market.

“Capital Expenditures”: With respect to any Person and for any period, the sum of capital expenditures and payments under Capitalized Leases of such Person for such period determined and consolidated in accordance with GAAP.

“Capitalized Leases”: With respect to any Person, leases of (or other agreements conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as capital leases on a balance sheet of such Person or otherwise be disclosed as such in a note to such balance sheet.

“Change in Control”: The date on which (a) in respect of the Originator or the initial Servicer, (i) any Person or “group” acquires any “beneficial ownership” (as such terms are defined under Rule 13d-3 of, and Regulation 13D under the Exchange Act), either directly or indirectly, of stock or other equity interests or any interest convertible into any such interest in the Originator or Servicer having more than fifty percent (50%) of the voting power for the election of directors of the Originator, or such Servicer, if any, under ordinary circumstances or (ii) (except in connection with any Permitted Securitization Transaction) the Originator or initial Servicer sells, transfers, conveys, assigns or otherwise disposes of all or substantially all of the assets of the Originator or Servicer or (b) in respect of the Borrower, Kohlberg Capital ceases to own 100% of the stock or other equity interests or any interest convertible into any such interest in the Borrower.

“Closing Date”: February 14, 2007.

“Code”: The Internal Revenue Code of 1986, as amended.

“Collateral”: All right, title and interest, whether now owned or hereafter acquired or arising, and wherever located, of the Borrower in and to the property described in clauses (i) through (x) below and all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses, equipment, fixtures, contract rights, general intangibles, instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, securities entitlements, commercial tort claims, deposit accounts, inventory, other goods, investment property, letter-of-credit rights, documents, software, supporting obligations, accessions, and all products and proceeds of any of the foregoing, and other property consisting of, arising out of, or related to any of the following (in each case excluding the Retained Interest and the Excluded Amounts):

(i) the Transferred Loans, and all monies due or to become due in payment of such Transferred Loans on and after the related Cut-Off Date, including but not limited to all Collections and all obligations owed to the Originator or, in the case of a Third Party Acquired Loan, to the Borrower in connection with such Loans;

(ii) any Related Property securing or purporting to secure the Transferred Loans, including the related security interest granted by the Obligor under such Transferred Loans, all proceeds from any sale or other disposition of such Related Property;

(iii) all security interests, Liens, guaranties, warranties, letters of credit, accounts, securities accounts, deposit accounts or other bank accounts, mortgages or other encumbrances and property subject thereto from time to time purporting to secure payment of any Transferred Loan, together with all UCC financing statements or similar filings relating thereto;

(iv) all claims (including “claims” as defined in Bankruptcy Code § 101(5)), suits, causes of action, and any other right of the Borrower, whether known or unknown, against the related Obligors, if any, or any of their respective Affiliates, agents, representatives, contractors, advisors, or any other Person that in any way is based upon, arises out of or is related to any of the foregoing, including, to the extent permitted to be assigned under applicable law, all claims (including contract claims, tort claims, malpractice claims, and claims under any law governing the purchase and sale of, or indentures for, securities), suits, causes of action, and any other right of the Borrower against any attorney, accountant, financial advisor, or other Person arising under or in connection with the related Loan Documents;

(v) all Insurance Policies, to the extent of the Borrower’s rights thereto;

(vi) all cash, securities, or other property, and all setoffs and recoupments, received or effected by or for the account of the Borrower under such Transferred Loans (whether for principal, interest, fees, reimbursement obligations, or otherwise) after the related Cut-Off Date, including all distributions obtained by or through redemption, consummation of a plan of reorganization, restructuring, liquidation, or otherwise of any related Obligor or the related Loan Documents, and all cash, securities, interest, dividends, and other property that may be exchanged for, or distributed or collected with respect to, any of the foregoing;

(vii) the Loan Documents with respect to such Transferred Loans;

(viii) the Master Participation Agreement with respect to the initial Participations;

(ix) the Collection Account, the Reserve Account, and, to the extent that amounts on deposit therein or credited thereto relate to the Transferred Loans, the Concentration Account, together with all funds held in or credited to such accounts, and all certificates and instruments, if any, from time to time representing or evidencing each of the foregoing or such funds;

(x) any Hedging Agreement and any payment from time to time due thereunder;

(xi) the Purchase Agreement and the assignment to the Trustee on behalf of the Secured Parties of all UCC financing statements filed by the Borrower against the Originator under or in connection with the Purchase Agreement; and

(xii) all commitment fees received by or for the account of the Borrower under any Transferred Loans that are Revolving Loans.

In no event shall Collateral include Warrant Assets.

“Collateral Quality Test”: With respect to the Loans included in the Collateral, on any Measurement Date, a test that is satisfied so long as:

(i) the Diversity Score equal to or is greater than 10 as of such date;

(ii) the Weighted Average Spread is equal to or greater than 3% as of such date;

(iii) the Weighted Average Moody’s Recovery Rate is equal to or greater than 25% as of such date;

(iv) the Weighted Average Moody’s Rating Factor is equal to or less than 5000 as of such date; and

(v) the Weighted Average Life is a date equal to or less than 84 months as of such date.

“Collection Account”: An account established in accordance with Section 7.4(e).

“Collection Date”: The date following the Termination Date on which the Obligations have been reduced to zero and indefeasibly paid in full other than contingent indemnification obligations.

“Collection Period”: Each calendar month, except in the case of the first Collection Period, the period beginning on the Closing Date to and including the last day of the calendar month in which the Closing Date occurs.

“Collections”: (a) All cash collections or other cash proceeds received by the Borrower or by the Servicer or Originator on behalf of the Borrower from any source in payment of any amounts owed in respect of a Transferred Loan, including, without limitation, Interest Collections, Principal Collections, Deemed Collections, Insurance Proceeds, interest earnings in the Collection Account, all Recoveries, finance charges and all other charges, (b) all amounts received by the Borrower in connection with the repurchase of an Ineligible Loan pursuant to Section 2.18(b), (c) any other funds received by or on behalf of the Borrower with respect to any Transferred Loan or Related Property including, without limitation, insurance payments and net proceeds of sale or other disposition of repossessed goods, and (d) all payments received pursuant to any Hedging Agreement or Hedge Transaction, but excluding, in the case of clauses (a), (b) or (c), as applicable, amounts in respect of any Retained Interest and Excluded Amounts.

“Commercial Paper Notes”: On any day, any short-term promissory notes issued by the Conduit Lenders in the commercial paper market.

“Commitment”: With respect to each Conduit Lender or Institutional Lender, the commitment of such Lender to make Advances in accordance herewith in an amount not to exceed (a) prior to the Termination Date, the amount set forth opposite such Lender’s name in Annex B of this Agreement, under the heading “Commitment,” the amount set forth as such Lender’s “Commitment” on Schedule I to the Assignment and Acceptance relating to such Lender, or the amount set forth as such Lender’s “Commitment” on Schedule I to the Joinder

Supplement relating to such Purchaser, as applicable, and (b) on and after the Termination Date, the Pro Rata Share of such Conduit Lender or Institutional Lender, as applicable, of the aggregate Advances Outstanding.

“Commitment Termination Date”: With respect to each Lender, February 14, 2012, or such later date as to which the Commitment Termination Date for such Lender may be extended, as confirmed by such Lender to the Agent and by the Agent to the Borrower in writing following a request by the Borrower in accordance with Section 2.1(c).

“Concentration Account”: Account number 1047-9006-3531 maintained in the name of “Kohlberg Capital Corporation” with the Concentration Account Bank for the purpose of receiving Collections.

“Concentration Account Agreement”: The Concentration Account Agreement, dated as of February 14, 2007, by and among U.S. Bank, as Concentration Account Bank, and Kohlberg Capital, as such agreement may be amended, modified, waived, supplemented or restated from time to time.

“Concentration Account Bank”: U.S. Bank, as Concentration Account Bank.

“Concentration Limits”: On any day, each of the following (calculated on the basis of a percentage of the Aggregate Outstanding Loan Balance):

(d) the sum of the Outstanding Loan Balances of Eligible Loans included in the Collateral to any one Obligor shall not exceed $25,000,000;

(e) the sum of the Outstanding Loan Balances of Eligible Loans included in the Collateral that have interest due and payable no less frequently than quarterly shall not be less than 90%;

(f) the sum of the Outstanding Loan Balances of Eligible Loans included in the Collateral that are secured by a security interest in a material portion or all of the assets of the related Obligor shall not be less than 70%;

(g) the sum of the Outstanding Loan Balances of Eligible Loans included in the Collateral which are Subordinated Loans shall not exceed 55%;

(h) the sum of the Outstanding Loan Balances of Eligible Loans included in the Collateral the entire principal amount of which is due in a single installment at the maturity of such Loan shall not exceed 80%;

(i) the sum of the Outstanding Loan Balances of Eligible Loans included in the Collateral which are DIP Loans shall not exceed 10%;

(j) the sum of the Outstanding Loan Balances of Eligible Loans included in the Collateral that have at least a portion of the monthly or quarterly interest that is due under such Loans payable on a current basis by the Obligors thereof in cash (or such Obligors shall have other Loans included as part of the Collateral that pay current monthly or quarterly interest on a current basis in cash) shall not be less than 100%;

(k) the sum of the Outstanding Loan Balances of Eligible Loans included in the Collateral which are Revolving Loans shall not exceed 20%;

(l) the sum of the Outstanding Loan Balances of Eligible Loans included in the Collateral to Obligors in which the Originator holds a direct or indirect ownership interest (on a fully-diluted basis) of 10% or greater shall not exceed 10%;

(m) the sum of the Outstanding Loan Balances of all Eligible Loans included in the Collateral which are Unrated Loans shall not exceed 10%; provided that the sum of the Outstanding Loan Balances of all Eligible Loans included in the Collateral which are unrated pending shadow rating shall not exceed 30%;

(n) the sum of the Outstanding Loan Balances of all Eligible Loans included in the Collateral which are purchased as part of a portfolio purchase of Loans and re-underwritten by the Servicer shall not exceed 30%;

(o) the sum of the Outstanding Loan Balances of all Eligible Loans included in the Collateral which have a Moody’s Rating below “Caa1” shall not exceed 20%;

(p) the sum of the Outstanding Loan Balances of all Eligible Loans included in the Collateral which have original terms to maturity of greater than 8 years shall not exceed 10%;

(q) the sum of the Outstanding Loan Balances of all Structured Finance Obligations included in the Collateral shall not exceed 5%;

(r) the sum of the Outstanding Loan Balances of all High Yield Bonds included in the Collateral shall not exceed 5%;

(s) the sum of the Outstanding Loan Balances of all Eligible Loans included in the Collateral, the Obligors of which are organized in Canada, the Netherlands, the Channel Islands or the United Kingdom shall not exceed 10%;

(t) the sum of the Outstanding Loan Balances of all Eligible Loans included in the Collateral that are Non-USD Loans shall not exceed 10%; provided that all Collections received on Non-USD Loans shall be converted into Dollars pursuant to the terms of one or more Currency Hedges Transactions in accordance with Section 5.2(b);

(u) the sum of the Outstanding Loan Balances of all Eligible Loans included in the Collateral, the Obligor of which is organized in Bermuda, shall not exceed 5%;

(v) the sum of the Outstanding Loan Balances of Eligible Loans included in the Collateral that are Real Estate Loans shall not exceed 25%; provided that the sum of the Outstanding Loan Balances of Eligible Loans included in the Collateral that are Real Estate Construction Loans shall not exceed 10%;

(w) the sum of the Outstanding Loan Balances of all Participations (other than the Initial Participations) included in the Collateral shall not exceed (i) 0% at any time prior to the date that is the earlier of (A) the 60th day following the Closing Date and (B) the date on which no Initial Participations remain in the Collateral, and (ii) 5% at any time thereafter; and

(x) the sum of the Outstanding Loan Balances of all Initial Participations included in the Collateral shall not exceed an amount equal to (i) $50,000,000 at any time during the 30-day period following the Closing Date, (ii) $15,000,000 at any time during the 30-day period following the period specified in clause (i) and (iii) $0 at any time thereafter;

“Conduit Lender”: Each Lender designated as such on its signature page hereto and each financial institution, other than an Institutional Lender, which may from time to time become a Lender hereunder by executing and delivering to the Agent, the Borrower and the Servicer (a) an Assignment and Acceptance and a Transferee Letter as contemplated by Section 12.17 or (b) a Joinder Supplement as contemplated by Section 2.1(e).

“Contractual Obligation”: With respect to any Person, means any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or is subject.

“Converted Coupon”: For each Loan (whether fixed or floating) that is a Non-USD Loan, as of any date of determination, a ratio (expressed as a percentage) of (a) the product of (i) the current cash interest coupon rate on such Loan, (ii) the Outstanding Loan Balance of such Loan in the applicable currency) and (iii) the Spot FX Exchange Rate to (b) the Outstanding Loan Balance of such Loan (in Dollars converted at the Spot FX Exchange Rate).

“Converted Spread”: For each Floating Rate Loan that is a Non-USD Loan, as of any date of determination, the excess of (a) the Converted Coupon over (b) the Eurodollar Rate on the date of determination.

“CP Payment Date”: Any maturity date of a tranche of Commercial Paper Notes, the proceeds of which are used by a Conduit Lender to fund Advances hereunder.

“CP Rate”: With respect to any Conduit Lender, for any Accrual Period, means (a) the per annum rate equivalent to the weighted average of the per annum rates paid or payable by such Conduit Lender from time to time as interest on or otherwise in respect of those Commercial Paper Notes issued by such Conduit Lender that are allocated, in whole or in part, by such Conduit Lender’s agent to fund the purchase or maintenance of an Advance during an Accrual Period as determined by such Conduit Lender’s agent and reported to the Agent, the Borrower and the Servicer, which rates shall include and give effect to the commissions of placement agents and dealers in respect of such Commercial Paper Notes, incremental carrying costs incurred with respect to such Commercial Paper Notes maturing on dates other than those on which corresponding funds are received by such Conduit Lender, and any other costs associated with the issuance of Commercial Paper Notes, in each case to the extent such commissions and other costs are allocated, in whole or in part, to such Commercial Paper Notes by such Conduit Lender’s agent); provided that if any component of such rate is a discount rate, in calculating the “CP Rate” for such Accrual Period, the Conduit Lender (or its agent on its behalf) shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum; provided further that notwithstanding anything in this Agreement or any other Transaction Document to the contrary, the Borrower agrees that any amounts payable to any Conduit Lender in respect of Interest for any Accrual Period with respect to any Advance funded by such Conduit Lender at the CP Rate shall include an amount equal to the portion of the face amount of the outstanding Commercial Paper Notes issued to fund or maintain such Advance that corresponds to the portion of the proceeds of such Commercial Paper Notes that was used to pay the interest component of maturing Commercial Paper Notes issued to fund or maintain such Advance, to the extent that such Conduit Lender had not received payments of interest in respect of such interest component prior to the maturity date of such maturing Commercial Paper Notes (for purposes of the foregoing, the “interest component” of promissory notes equals the excess of the face amount thereof over the net proceeds received by such Conduit Lender from the issuance of Commercial Paper Notes, except that if such Commercial Paper Notes are issued on an interest-bearing basis its “interest component” will equal the amount of interest accruing on such Commercial Paper Notes through maturity).

“Credit and Collection Policy”: Those credit, collection, customer relation and service policies: (a) determined by the Borrower, the Originator and the initial Servicer as of the date hereof relating to the Loans and related Loan Documents, described in Exhibit G, as the same may be amended or modified from time to time in accordance with Section 7.9(g); and (b) with respect to any Successor Servicer, the collection procedures and policies of such person (as approved by the Agent) at the time such Person becomes Successor Servicer.

“Currency Hedge Amount”: On any day, with respect to any Non-USD Loan being hedged pursuant to a Currency Hedge Transaction, an amount equal to the Outstanding Loan Balance of such Non-USD Loan.

“Currency Hedge Transaction”: Each currency swap transaction, index rate swap or interest rate cap transaction or comparable derivative arrangements as the Agent may approve in its discretion between the Borrower and a Hedge Counterparty that is entered into pursuant to Section 5.2(b) and is governed by a Hedging Agreement.

“Current Fixed Charges”: For any period, the sum of (i) total cash interest expense of an Obligor and its Subsidiaries in connection with Indebtedness and any other obligations required by GAAP to be shown as liabilities on the consolidated balance sheet of an Obligor and its Subsidiaries, plus (ii) all Scheduled Debt Amortization for such period plus (iii) all scheduled payments on Capitalized Leases for such period determined in accordance with GAAP; but including, in each case, as applicable, all commissions, discounts and other fees and charges in connection with letters of credit and bankers’ acceptances and net costs or benefits under Interest Rate Protection Agreements and excluding any original issue discount related to the issuance of Indebtedness pursuant to the applicable Loan Documents.

“Cut-Off Date”: With respect to each Transferred Loan, the date on and after which Collections on such Transferred Loan become included as part of the Collateral.

“Deemed Collection”: Defined in Section 2.4.

“Defaulted Loan”: Any Transferred Loan:

(y) as to which (i) a default in the payment of principal and/or interest has occurred and is continuing (having regard for any grace period applicable to such Loan pursuant to the related Loan Documents, subject to a maximum grace period of 30 days and without giving effect to any Servicer Advance thereon) or (ii) a default other than a default specified in clause (a)(i) above has occurred and payment of all or a portion of the principal of such Loan has been accelerated as a result thereof;

(z) the Obligor of which is an obligor with respect to an outstanding loan that is subject to a default as to the payment of principal and/or interest that is continuing, and such loan is pari passu or senior in right of payment with respect to the Transferred Loan;

(aa) as to which an Insolvency Event has occurred with respect to the related Obligor;

(bb) that the Servicer has, in its reasonable commercial discretion declared a “Defaulted Loan”;

(cc) that is rated “Ca” or lower by Moody’s; or

(dd) that has been assigned a risk rating of “Grade 5” on the Kohlberg Capital standard credit rating scale in accordance with the Credit and Collection Policy, or has been otherwise written off by the Servicer in accordance with the Credit and Collection Policy, it being understood that for purposes of determining the Weighted Average Rating Factor, Defaulted Loans shall be assigned a rating of “Ca”.

“Default Ratio”: With respect to any Collection Period, the percentage equivalent of a fraction, calculated as of the Determination Date for such Collection Period, (a) the numerator of which is equal to the aggregate Outstanding Loan Balance of all Defaulted Loans and (b) the denominator of which is equal to the decimal equivalent of a fraction the numerator of which is equal to the sum of (i) the aggregate Outstanding Loan Balance of all Eligible Loans included as part of the Collateral as of the first day of such Collection Period plus (ii) the aggregate Outstanding Loan Balance of all Eligible Loans included as part of the Collateral as of the last day of such Collection Period and the denominator of which is 2.

“Derivatives”: Any exchange-traded or over-the-counter (a) forward, future, option, swap, cap, collar, floor, foreign exchange contract, any combination thereof, whether for physical delivery or cash settlement, relating to any interest rate, interest rate index, currency, currency exchange rate, currency exchange rate index, debt instrument, debt price, debt index, depository instrument, depository price, depository index, equity instrument, equity price, equity index, commodity, commodity price or commodity index, (b) any similar transaction, contract, instrument, undertaking or security, or (c) any transaction, contract, instrument, undertaking or security containing any of the foregoing.

“Determination Date”: The last day of each calendar month (whether or not a Business Day).

“DIP Loan”: A loan to an Obligor that is a “debtor-in-possession” as defined under the Bankruptcy Code or a trustee organized under the laws of the United States or any state thereof, the terms of which have been approved by a court of competent jurisdiction, which order provides that such DIP Loan is secured by liens of equal or senior priority on the property of the Obligor’s estate that is otherwise subject to a lien or is secured by liens on the Obligor’s otherwise unencumbered assets.

“Discount Loan” means any Loan that is not a Defaulted Loan and is acquired by the Borrower for a purchase price of less than 90% of the outstanding principal amount (excluding any amount of principal attributable to interest paid in the form of additional principal in accordance with the terms of such Loan) of such Loan.

“Discretionary Sale”: Defined in Section 2.19(a).

“Discretionary Sale Date”: The Business Day specified by the Borrower to the Agent, the Trustee and each Hedge Counterparty in a Discretionary Sale Notice as the proposed date of a Discretionary Sale.

“Discretionary Sale Notice”: Defined in Section 2.19(a).

“Diversity Score”: The single number that indicates collateral concentration for Loans in terms of both Obligor and industry concentration, which is calculated as described in Annex C attached hereto.

“Dollars”: Means, and the conventional “$” signifies, the lawful currency of the United States.

“EBITDA”: For any period, EBIT plus the amount of all depreciation and amortization expense deducted in determining net income for such period, which will include adjustments deemed reasonable by the Servicer and in accordance with the Servicer’s underwriting methodology and in accordance with the Credit and Collection Policy.

“EBIT”: For any period, net income for such period plus the interest on Indebtedness, provisions for taxes based on income, and any extraordinary losses for such period, minus any extraordinary gains for such period, but without adjustment for any noncash income or noncash charges that are classified as such under GAAP.

“Eligible Loan”: On any date of determination, any Loan that satisfies each of the following requirements (it being understood that the determination of whether a Loan is an Eligible Loan shall be made on the Cut-Off Date for such Loan):

(i) the Loan (other than in the case of a Noteless Loan) is evidenced by a promissory note that has been duly authorized and that, together with the related Loan Documents, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Loan to pay the stated amount of the Loan and interest thereon, and the related Loan Documents are enforceable against such Obligor in accordance with their respective terms;

(ii) the Loan was (a) originated in accordance with the terms of the Credit and Collection Policy and arose in the ordinary course of the Originator’s business, (b) was purchased and re-underwritten by the Originator or (c) acquired by the Originator or Borrower directly from a third party;

(iii) the Loan has an original term to maturity of no more than 10 years, and is either fully amortizing in installments (which installments need not be in identical amounts) over such term or the principal amount thereof is due in a single installment at the end of such term, or the Loan is a Revolving Loan;

(iv) the Loan is not a loan or extension of credit made by the Originator or one of its Affiliates to an Obligor for the purpose of making any principal, interest (other than deferred interest) or other payment on a loan to the same Obligor necessary in order to keep such loan from becoming delinquent and such Loan is not being kept current by the Originator or one of its Affiliates making other Loans to the Obligor. For the avoidance of doubt, nothing in this clause (iv) shall restrict the Originator from refinancing Loans which it has originated or underwritten if such refinancing is in the ordinary course of the Originator’s business and does not result from the Originator’s inability to make timely payments of principal of, or interest on, the Loans;

(v) other than in the case of a Third Party Acquired Loan, the Obligor of such Loan has executed all appropriate documentation required by the Originator. The Obligor of such Loan (including any Third Party Agented Loan) has met all of the Originator’s eligibility requirements, in each case as required by, and in accordance with, the Credit and Collection Policy;

(vi) no right of rescission, set off, counterclaim, defense or other material dispute has been asserted with respect to such Loan;

(vii) the Loan was documented and closed (or, solely in the case of a Third Party Acquired Loan, acquired) in accordance with the Credit and Collection Policy, and, other than in the case of a Noteless Loan, there is only one current original promissory note representing the portion of such Loan constituting a Transferred Loan, which has been delivered to the Trustee, duly endorsed as collateral;

(viii) the Loan has not been modified or extended in any way unless in the normal course of business in accordance with the Originator’s or the Servicer’s policies and procedures and unless such modification did not materially adversely affect the Loan’s otherwise eligible status or its collectibility;

(ix) such Loan does not represent payment obligations relating to “put” rights relating to Margin Stock;

(x) the Loan, together with the Loan Documents related thereto, was originated (or, solely in the case of a Third Party Acquired Loan, acquired) in accordance with and does not contravene in any material respect any Applicable Law (including, without limitation, laws, rules and regulations relating to usury, predatory lending, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which, to the Borrower’s or the Servicer’s knowledge, no party to the Loan Documents related thereto is in material violation of any such Applicable Law;

(xi) the Loan bears some current interest, which is due and payable monthly or quarterly;

(xii) for purposes of each Advance made with respect to such Loan, no payment of principal or interest or portion thereof is more than ten days past due as of the applicable Cut-Off Date;

(xiii) the Loan is denominated and payable only in a Permitted Currency;

(xiv) the Obligor with respect to such Loan is an Eligible Obligor;

(xv) the Loan Documents with respect to such Loan require the related Obligor to provide ongoing financial information to the Originator, including, without limitation, quarterly financial statements, annual audited financial statements audited by an Independent third-party auditor, and ongoing covenant compliance certificates;

(xvi) a third party audit or due diligence has been performed with respect to Agented Loans to the satisfaction of the Originator. With respect to all other Loans (including Loans where Kohlberg Capital is a member of the initial lending group), audit or due diligence has been performed by the relevant loan agent or equity sponsor to the satisfaction of the Originator. The Obligor has agreed to provide the Servicer or a Successor Servicer with rights to inspect any Records or Related Property;

(xvii) the Loan, if it is a PIK Loan, has a current cash coupon of not less than 5%;

(xviii) the Loan does not by its terms permit the payment obligation of the Obligor thereunder to be converted into or exchanged for equity capital of such Obligor;

(xix) the Loan is not a security or obligation whose repayment is subject to substantial non-credit related risk as determined by the Servicer in its reasonable business judgment;

(xx) the Loan, together with the Loan Documents related thereto, is a “general intangible”, an “instrument”, a “payment intangible”, an “account” or “chattel paper” within the meaning of the UCC of all jurisdictions that govern the perfection of the security interest granted therein;

(xxi) all material consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority required to be obtained, effected or given in connection with the making of such Loan have been duly obtained, effected or given and are in full force and effect;

(xxii) any applicable taxes in connection with the transfer of such Loan have been paid and the Obligor has been given any assurances (including with respect to the payment of transfer taxes and compliance with securities laws) required by the Loan Documents in connection with the transfer of the Loan;

(xxiii) the Loan, together with the related Loan Documents, is fully assignable, (and, if such Loan is secured by an interest in real property, an Assignment of Mortgage has been delivered to the Trustee or to a collateral agent pursuant to the terms of such Loan);

(xxiv) the Loan and the Borrower’s interest in all related Collateral and Related Property are free of any Liens, except for Permitted Liens and all filings and other actions required to perfect the security interest of (a) the Trustee on behalf of the Secured Parties, in the Collateral have been made or taken and (b) in the case of Agented Loans, the collateral agent, as agent for all lenders to the related Obligor, in the Related Property, have been made or taken;

(xxv) any Related Property with respect to such Loan is insured in accordance with the Credit and Collection Policy;

(xxvi) the Obligor of such Loan is legally responsible for all taxes relating to the Related Property, and all payments in respect of the Loan are required to be made free and clear of, and without deduction or withholding for or on account of, any taxes, unless such withholding or deduction is required by Applicable Law in which case the Obligor thereof is required to make “gross-up” payments that cover the full amount of any such withholding taxes on an after-tax basis (taking into account all available credits or deductions attributable to the payment or accrual of such taxes);

(xxvii) neither the Loan nor any portion of the Related Property constitute Margin Stock;

(xxviii) the Obligor of such Loan has waived all rights of set-off and/or counterclaim against the originator of the Loan and all assignees thereof;

(xxix) the Loan has been determined by the Servicer to be, or, in accordance with the Credit and Collection Policy, should have been determined by the Servicer to be, classified as having a risk rating of “Grade 4” or better;

(xxx) as of the date on which such Loan becomes part of the Collateral, the Collateral Quality Test is satisfied; provided that if immediately prior to such date, the Collateral Quality Test was not satisfied, such test is maintained or improved after giving effect to the inclusion of such Loan in the Collateral;

(xxxi) the Loan is not a Project Finance Obligation;

(xxxii) in the case of a Real Estate Construction Loan, such Loan has a publicly available Assigned Moody’s Rating or a publicly available Assigned S&P Rating as of its Cut-Off Date;

(xxxiii) with respect to Agented Loans, the related Loan Documents (a) shall include a note purchase agreement or loan agreement containing provisions relating to the appointment and duties of a payment agent and a collateral agent and intercreditor and (if applicable) subordination provisions substantially similar to the forms provided to and approved by the Agent and attached hereto as Exhibit T, and (b) are duly authorized, fully and properly executed and are the valid, binding and unconditional payment obligation of the Obligor thereof;

(xxxiv) with respect to Agented Loans, the Originator has been appointed the collateral agent of the security (if any) and the payment agent for all such loans prior to such Agented Loan becoming a part of the Collateral;

(xxxv) with respect to Agented Loans, if the entity serving as the collateral agent of the security for all syndicated loans of the Obligor has or will change from the time of the origination of the loans, all appropriate assignments of the collateral agent’s rights in and to the collateral on behalf of the lenders have been executed and filed or recorded as appropriate prior to such Agented Loan becoming a part of the Collateral;

(xxxvi) with respect to Agented Loans, all required notifications, if any, have been given to the collateral agent, the payment agent and any other parties required by the Loan Documents, and all required consents, if any, have been obtained with respect to, the Originator’s assignment of the Agented Loans and the Originator’s right, title and interest in the Related Property to the Borrower and the Trustee’s security interest therein on behalf of the Secured Parties;

(xxxvii) with respect to Agented Loans, the right to control the actions of and to replace the collateral agent and/or the paying agent of the syndicated loans is by the Loan Majority;

(xxxviii) with respect to Agented Loans, all syndicated loans of the Obligor of the same priority are cross-defaulted, the Related Property securing such loans is held by the collateral agent for the benefit of all holders of the syndicated loans and all holders of such loans (a) have an undivided interest in the collateral securing such loans, (b) share in the proceeds of the sale or other disposition of such collateral on a pro rata basis and (c) may transfer or assign their right, title and interest in the Related Property; and

(xxxix) all information on the Loan List delivered to the Agent with respect to such Loan is true, correct and complete.

“Eligible Obligor”: On any day, any Obligor that satisfies each of the following requirements at all times:

(xl) such Obligor’s primary business is not in the nuclear waste or bio-tech industries;

(xli) such Obligor is not a natural person and is a legal operating entity, duly organized and validly existing under the laws of a Moody’s Group I Country or Bermuda;

(xlii) such Obligor is not an Affiliate of any of the parties hereto;

(xliii) such Obligor’s principal office and any Related Property are located in a Moody’s Group I Country;

(xliv) no other Loan of such Obligor with an Outstanding Loan Balance in excess of $1,000,000 is more than 45 days past due;

(xlv) such Obligor is not a Governmental Authority;

(xlvi) such Obligor is in compliance with all material terms and conditions of its Loan Documents; and

(xlvii) either (a) such Obligor and/or its operating subsidiaries each have an Operating History in its primary business of at least three years from the date of its incorporation or formation or (b) the chief executive officer and/or president of such Obligor has individually at least three years of management-level experience in the primary business in which the Obligor operates.

“Equity Contribution”: As of any date of determination, an amount equal to the excess, if any, of (a) the sum of (i) the Aggregate Purchased Loan Balance on such date plus (ii) all Principal Collections on deposit in the Principal Collection Account on such date, over (b) the Advances Outstanding on such date.

“ERISA”: The U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated, and rulings and interpretations issued thereunder.

“ERISA Affiliate”: (a) Any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower; (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (a) above or any trade or business described in clause (b) above.

“Estimated Payment Amount”: As of each Determination Date, an amount (to be calculated by the Servicer in good faith in its reasonable judgment) equal to the sum of the following: (a) the Interest, (b) the Program Fee, (c) the Facility Fee, (d) the Servicing Fee, (e) the Backup Servicer Fee and (f) the Trustee Fee, each as estimated by the Servicer to be due and payable on the next succeeding Payment Date; provided that, notwithstanding the foregoing, in no event without the prior written approval of the Agent shall the Estimated Payment Amount be less than the product of (i) 1.1 and (ii) the sum of the Interest, the Program Fee, the Facility Fee, the Servicing Fee, the Backup Servicer Fee and the Trustee Fee actually due and payable on the Payment Date with respect to the preceding Collection Period.

“Euro”: The lawful currency of the Participating Member States.

“Eurocurrency Liabilities”: Defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Rate”: For any Accrual Period and any Advance, an interest rate per annum equal to:

(ee) the rate appearing on Reuters Page 248 and 249, as applicable, for deposits in Euro as of 11:00 a.m. Brussels time two TARGET Days before the applicable Funding Date (with respect to the initial Accrual Period for such Advance) and two TARGET Days before the first day of the applicable Accrual Period (with respect to all subsequent Accrual Periods for such Advance); or

(ff) if no rate appears on Reuters Page 248 and 249, as applicable, at such time and day, then the Eurodollar Rate shall be determined by the Agent as its rate (each such determination, absent manifest error, to be conclusive and binding on all parties hereto and their assignees) at which one-month deposits in Euro are being, have been, or would be offered or quoted by the Agent to major banks in the applicable interbank market for deposits in Euro at or about 11:00 a.m. Brussels time on such day.

“Eurodollar Disruption Event”: The occurrence of any of the following: (a) any Liquidity Bank or any Institutional Lender shall have notified the Agent of a determination by such Liquidity Bank, any of its assignees or participants, or such Institutional Lender, that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain Dollars in the London interbank market to fund any Advance, (b) any Liquidity Bank or any Institutional Lender shall have notified the Agent of the inability, for any reason, of such Liquidity Bank, any of its assignees or participants, or such Institutional Lender, to determine the Adjusted Eurodollar Rate, (c) any Liquidity Bank or any Institutional Lender shall have notified the Agent of a determination by such Liquidity Bank, any of its assignees or participants, or such Institutional Lender, that the rate at which deposits of Dollars are being offered to such Liquidity Bank, any of its assignees or participants or such Institutional Lender in the London interbank market does not accurately reflect the cost to such Liquidity Bank, such assignee or such participant, or such Institutional Lender, of making, funding or maintaining any Advance or (d) any Liquidity Bank or Institutional Lender shall have notified the Agent of the inability of such Liquidity Bank, any of its assignees or participants, or such Institutional Lender, to obtain Dollars in the London interbank market to make, fund or maintain any Advance.

“Eurodollar Reserve Percentage”: For any period, means the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of one percent (0.01%)), if any, applicable during such period (or, if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, emergency, supplemental, marginal or other reserve requirements) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term of one, two or three months.

“Exchange Act”: The Securities Exchange Act of 1934, as amended.

“Excluded Amounts”: Any Collections received with respect to Repurchased Loans, Replaced Loans or Loans which are the subject of a Lien Release Dividend or a Discretionary Sale to the extent such Collections are attributable to a time after the effective date of such repurchase, substitution, Lien Release Dividend or Discretionary Sale.

“Facility Amount”: $200,000,000, as such amount may vary from time to time upon the written agreement of the parties hereto; provided that on or after the Termination Date, the Facility Amount shall be $0.

“Facility Fee”: Defined in the Fee Letter.

“Fair Market Value”: As of any date of determination with respect to each Eligible Loan included in the Collateral, if such Eligible Loan has been reduced in value on such date of determination below the original principal amount (other than as a result of the allocation of a portion of the original principal amount to warrants), the fair market value of such Eligible Loan, as determined in accordance with the quarterly loan grading and asset valuation functions specified in the Credit and Collection Policy, and as required by, and in accordance with, the 1940 Act and any orders of the Securities and Exchange Commission issued to the Originator, to be determined by the Valuation Committee and approved by the Board of Directors of the Originator and as may be reviewed by its auditors.

“Fairway”: Fairway Finance Company, LLC, as Conduit Lender hereunder.

“FATF”: Defined in Section 4.1(jj).

“Federal Funds Rate”: For any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the federal funds rates as quoted by the Agent and confirmed in Federal Reserve Board Statistical Release H.15 (519) or any successor or substitute publication selected by the Agent (or, if such day is not a Business Day, for the preceding Business Day), or, if, for any reason, such rate is not available on any day, the rate determined, in the sole opinion of the Agent to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (New York City time)

“Fee Letter”: The Fee Letter, dated as of the date hereof, among the Borrower, the Servicer, the Agent, as such letter may be amended, supplemented, modified, waived or restated from time to time.

“Federal Reserve Board”: The Board of Governors of the Federal Reserve System.

“Financial Sponsor”: Any Person, including any subsidiary of such person, whose principal business activity is acquiring, holding and selling investments (including controlling interests) in otherwise unrelated companies that are distinct legal entities with separate management, books, records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies owned by such Person.

“Fixed Charge Coverage Ratio”: For any twelve-month period, the ratio of (i) EBITDA of an Obligor and its Subsidiaries on a consolidated basis during such period plus scheduled payments on Capitalized Leases included in the computation of EBITDA for such period minus Capital Expenditures during such period minus Taxes paid in cash during such period to (ii) the Current Fixed Charges during such period.

“Fixed Rate Loan”: A Transferred Loan that is other than a Floating Rate Loan.

“Fixed Rate Loan Percentage”: As of any date of determination, the percentage equivalent of a fraction (i) the numerator of which is equal to the sum of the Outstanding Loan Balances of all Fixed Rate Loans as of such date and (ii) the denominator of which is equal to the Aggregate Outstanding Loan Balance as of such date.

“Floating Rate Loan”: A Transferred Loan where the interest rate payable by the Obligor thereof is based on the prime interest rate (daily rate) or the London interbank offered rate (one-month, two-month, three-month, six-month or twelve-month rate) plus some specified interest percentage in addition thereto, and such Transferred Loan provides that such interest rate will reset periodically upon any change in the related prime interest rate or London interbank offered rate.

“Funding Date”: Any Business Day on which an Advance is made.

“Funding Request”: A Borrower Notice requesting an Advance and including the items required by Section 2.2.

“GAAP”: Generally accepted accounting principles in the United States of America. All ratios and computations based on GAAP contained in this Agreement shall be computed in conformity with GAAP as in effect on the date hereof.

“Governmental Authority”: Any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court or arbitrator and any accounting board or authority (whether or not a part of the government) which is responsible for the establishment or interpretation of national or international accounting principles.

“Grant”: To grant, bargain, sell, warrant, alienate, remise, demise, release, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of set-off against, deposit, set over and confirm. A Grant of any instrument, shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including without limitation, the immediate and continuing right to claim for, collect, receive and give receipt for principal and interest payments in respect thereof, and all other monies payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring any suit in equity, action at law or other judicial or administrative proceeding in the name of the granting party or otherwise, and generally to do and receive anything that the granting party may be entitled to do or receive thereunder or with respect thereto.

“Hedge Breakage Costs”: With respect to each Hedge Counterparty upon the early termination of any Hedge Transaction with such Hedge Counterparty, the net amount, if any, payable by the Borrower to such Hedge Counterparty for the early termination of that Hedge Transaction or any portion thereof.

“Hedge Collateral”: Defined in Section 5.2(c).

“Hedge Counterparty”: Means (a) Bank of Montreal and (b) any other entity that (i) on the date of entering into any Hedge Transaction (x) is an interest rate swap dealer that has been approved in writing by the Agent (which approval shall not be unreasonably withheld), and (y) has a long-term unsecured debt rating of not less than “A” by S&P and not less than “A2” by Moody’s (the “Long-term Rating Requirement”) and a short-term unsecured debt rating of not less than “A-1” by S&P and not less than “P-1” by Moody’s (the “Short-term Rating Requirement”), (ii) in a Hedging Agreement (x) consents to the assignment of the Borrower’s rights under the Hedging Agreement to the Trustee on behalf of the Secured Parties pursuant to Section 5.2(c) and (y) agrees that in the event that Moody’s or S&P reduces its long-term unsecured debt rating below the Long-term Rating Requirement, it shall either collateralize its obligations in a manner satisfactory to the Agent or transfer its rights and obligations under each Hedging Agreement (excluding, however, any right to net payments or Hedge Breakage Costs under any Hedge Transaction, to the extent accrued to such date or to accrue thereafter and owing to the transferring Hedge Counterparty as of the date of such transfer) to another entity that meets the requirements of clauses (b)(i) and (b)(ii) hereof and has entered into a Hedging Agreement with the Borrower on or prior to the date of such transfer, and (iii) is a QIB.

“Hedge Percentage”: On any day (a) prior to the occurrence of an Interest Rate Hedge Trigger, 0%, and (b) on or after the day on which an Interest Rate Hedge Trigger occurs, 100%.

“Hedge Transaction”: Each Interest Rate Hedge Transaction and each Currency Hedge Transaction.

“Hedging Agreement”: Each agreement between the Borrower and a Hedge Counterparty that governs one or more Hedge Transactions entered into by the Borrower and such Hedge Counterparty pursuant to Section 5.2(a) or 5.2(b), as applicable, which agreement shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” thereto substantially in the form of Exhibit H-1 or H-2 hereto or such other forms as the Agent shall approve in writing, and each “Confirmation” thereunder confirming the specific terms of each such Hedge Transaction.

“High Yield Bond”: A high yield debt obligation of corporations, partnerships or other entities that is unrated or rated below Investment Grade.

“Increased Costs”: Any amounts required to be paid by the Borrower to an Affected Party pursuant to Section 2.13.

“Indebtedness”: With respect to any Person as of any date, whether or not reflected on the balance sheet or comparable statement of financial position of such Person, (a) all indebtedness of such Person as well as any special purpose entity Subsidiaries of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument (including, without limitation, any note, bond, debenture or similar instrument issued in connection with a securitization transaction), (b) all obligations of such Person under capital leases, (c) all obligations of such Person in respect of bank acceptances issued or created for the account of such Person, (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, and (e) all indebtedness, obligations or liabilities of that Person in respect of Derivatives, determined as of such date on a net mark to market basis in accordance with customary market practice and (f) obligations under direct or indirect guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, clauses (a) through (f) above.

“Indemnified Amounts”: Defined in Section 10.1.

“Indemnified Parties”: Defined in Section 10.1.

“Independent”: As to any Person, any other Person (including, in the case of an accountant, or lawyer, a firm of accountants or lawyers and any member thereof or an investment bank and any member thereof) who (i) does not have and is not committed to acquire any material direct or any material indirect financial interest in such Person or in any Affiliate of such Person, and (ii) is not connected with such Person as an Officer, employee, promoter, underwriter, voting trustee, partner, director or Person performing similar functions. “Independent”, when used with respect to any accountant, may include an accountant who audited the books of such Person if in addition to satisfying the criteria set forth above the accountant is independent with respect to such Person within the meaning of Rule 101 of the Code of Ethics of the American Institute of Certified Public Accountants.

“Independent Manager”: Defined in Section 4.1(t)(xxvii).

“Industry”: The industry of an Obligor as determined by reference to the four digit standard industry classification (SIC) codes.

“Ineligible Loan”: Defined in Section 2.18(b)(i).

“Initial Advance”: The first Advance.

“Initial Participation”: A participation interest, granted on or about the Closing Date by the Originator in all or a portion of an Eligible Loan held by the Originator as of such date, which shall be converted into a full assignment within 60 days following the Closing Date.

“Insolvency Event”: With respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws”: The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding”: Any case, action or proceeding before any court or Governmental Authority relating to an Insolvency Event.

“Institutional Lender”: Each Lender designated as such on its signature page hereto and each financial institution, other than a Conduit Lender, which may from time to time become a Lender hereunder by executing and delivering to the Agent, the Borrower and the Servicer (a) an Assignment and Acceptance and a Transferee Letter as contemplated by Section 12.17 or (b) a Joinder Supplement to the Agent and the Borrower as contemplated by Section 2.1(e).

“Insurance Policy”: With respect to any Transferred Loan included in the Collateral, an insurance policy covering physical damage to or loss to any assets or Related Property of the Obligor securing such Transferred Loan.

“Insurance Proceeds”: Any amounts payable or any payments made to the Borrower or to the Servicer on its behalf under any Insurance Policy.

“Intercreditor Agreement”: The Intercreditor and Concentration Account Administration Agreement, dated as of February 14, 2007, among U.S. Bank, as the Concentration Account Bank and as the account custodian, each securitization agent that from time to time executes a joinder thereto, and Kohlberg Capital, as Originator, Original Servicer and Concentration Account Servicer, as such agreement may be amended, modified, waived, supplemented or restated from time to time.

“Interest”: For each Accrual Period and each Advance outstanding during such Accrual Period, the sum of the products (for each day during such Accrual Period) of:

IR x P x	1
D

where:

IR    =    the Interest Rate applicable on such day;

P    =      the principal amount of such Advance on such day; and

D    =    360 or, to the extent the Interest Rate is based on the Base Rate, 365 or 366 days, as applicable.

provided that (i) no provision of this Agreement shall require or permit the collection of Interest in excess of the maximum permitted by Applicable Law and (ii) Interest shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

“Interest Collection Account”: The subaccount of the Collection Account into which all Interest Collections are deposited by the Borrower or the Servicer on behalf of the Borrower in accordance with Section 2.9.

“Interest Collections”: Any and all amounts (not constituting Principal Collections) received on a Transferred Loan from or on behalf of any Obligors that are deposited into the Collection Account, or received by the Borrower or by the Servicer or Originator on behalf of the Borrower in respect of Transferred Loans and, solely for purposes of calculating the Portfolio Yield, any and all amounts accrued in respect of any fees and other charges (but only to the extent such fees are not part of the Retained Interest or were not received during such Collection Period) owed by any Obligor in respect of any Eligible Loan (net of any payment owed by the Borrower to, and including any receipts from, any Hedge counterparties).

“Interest Rate”: For each Accrual Period and for each Advance outstanding for each day during such Accrual Period:

(gg) to the extent the applicable Conduit Lender has funded the Advance through the issuance of Commercial Paper Notes, a rate equal to the applicable CP Rate; or

(hh) to the extent the applicable Conduit Lender or Institutional Lender did not fund the Advance through the issuance of Commercial Paper Notes, a rate equal to the Alternative Rate;

provided that: (i) the Interest Rate shall be the Base Rate for any Accrual Period for any Advance as to which a Conduit Lender has funded the making or maintenance thereof by a sale of an interest therein to any Liquidity Bank under the applicable Liquidity Purchase Agreement on any day other than the first day of such Accrual Period and without giving such Liquidity Bank at least two Business Days’ prior notice of such assignment; (ii) the Interest Rate shall be the Base Rate if such Conduit Lender or Liquidity Bank shall have notified the Agent that a Eurodollar Disruption Event has occurred; and (iii) the Interest Rate shall be the applicable Prime Rate plus 0.75% for each day during any Accrual Period following the occurrence of a Termination Event that is continuing.

“Interest Rate Hedge Amount”: On any day, an amount equal to the excess, if any, of (a) the aggregate Outstanding Loan Balance of all Eligible Loans in the Collateral that are Fixed Rate Loans over (b) the product of (i) 10% and (ii) the Aggregate Outstanding Loan Balance.

“Interest Rate Hedge Amount Notional Band”: As of any date of determination, the maximum amount by which the Interest Rate Hedge Notional Amount may exceed or be less than the product of the Hedge Percentage and the Interest Rate Hedge Amount, as agreed by the

Agent in its sole discretion; provided that such Interest Rate Hedge Amount Notional Band shall in no event permit the Interest Rate Hedge Notional Amount to exceed or be less than the product of the Hedge Percentage and the Interest Rate Hedge Amount by an amount greater than 10% of the aggregate Outstanding Loan Balance of all Eligible Loans in the Collateral that are Fixed Rate Loans as of such date.

“Interest Rate Hedge Notional Amount”: The aggregate notional amount in effect on any day under all Interest Rate Hedge Transactions entered into pursuant to Section 5.2(a), that have not matured, been terminated or cancelled.

“Interest Rate Hedge Transaction”: Each interest rate swap, index rate swap or interest rate cap transaction or comparable derivative arrangements as the Agent may approve in its discretion between the Borrower and a Hedge Counterparty that is entered into pursuant to Section 5.2(a) and is governed by an Interest Rate Hedging Agreement.

“Interest Rate Hedge Trigger”: An event occurring when the Fixed Rate Loan Percentage is greater than 10%.

“Interest Rate Protection Agreement”: Any interest rate swap, interest rate cap, interest rate collar or other interest rate hedging agreement or arrangement.

“Investment”: With respect to any Person, any direct or indirect loan, advance or investment by such Person in any other Person, whether by means of share purchase, capital contribution, loan or otherwise, excluding the acquisition of assets pursuant to the Purchase Agreement and excluding commission, travel and similar advances to officers, employees and directors made in the ordinary course of business.

“Investment Grade”: An S&P Rating of “BBB-” or better, or a Moody’s Rating of “Baa3” or better.

“ISDA Definitions”: The 2000 ISDA Definitions, as published by the International Swaps and Derivatives Association, Inc.

“Joinder Supplement”: An agreement among the Borrower, the Servicer, a Lender and the Agent in the form of Exhibit R to this Agreement (appropriately completed) delivered in connection with a Person becoming a Lender hereunder after the Closing Date, as contemplated by Section 2.1(e).

“Junior Secured Loan”: Any Loan that (i) is secured by a second priority Lien on substantially all the obligor’s assets constituting collateral for the Loan and (ii) contains provisions that, upon the occurrence of an event of default under the related Loan Documents or in the case of any liquidation or foreclosure on the related collateral, the Borrower’s portion of such Loan would be paid only after certain other lenders party to such Loan and having a first priority Lien over the collateral securing such Loan are paid in full.

“Kohlberg Capital”: Defined in the Preamble.

“Large Middle Market Loan”: Any Loan issued as part of a loan facility with an original loan size (including any first and second lien loans included in the facility) greater than $125,000,000 but less than $250,000,000, including for purposes of this definition the maximum available amount of commitments under any Revolving Loans.

“Lender” and “Lenders”: Defined in the Preamble.

“Lender’s Account”: The account specified by each Lender party hereto in Annex D, in any Assignment and Acceptance or in any Joinder Supplement.

“Lender Agent”: With respect to (i) Fairway, BMO, (ii) Riverside Funding LLC, as Conduit Lender hereunder, Deutsche Bank AG, New York Branch and (iii) each Lender which may from time to time become a party hereto, the Person designated as the “Lender Agent” with respect to such Lender in the applicable Assignment and Acceptance or Joinder Supplement.

“Leverage Ratio”: With respect to any person, the ratio of Indebtedness of such Person and its Affiliates to stockholders’ equity (as determined in accordance with GAAP) of such Person.

“LIBOR Rate”: For any Accrual Period and any Advance, an interest rate per annum equal to:

(ii) the posted rate for one-month deposits in Dollars, appearing on Telerate page 3750 as of 11:00 a.m. (London time) on the Business Day that is the second Business Day immediately preceding the applicable Funding Date (with respect to the initial Accrual Period for such Advance) and as of the second Business Day immediately preceding the first (1st) day of the applicable Accrual Period (with respect to all subsequent Accrual Periods for such Advance); or

(jj) if no rate appears on Telerate page 3750 at such time and day, then the LIBOR Rate shall be determined by the Agent as its rate (each such determination, absent manifest error, to be conclusive and binding on all parties hereto and their assignees) at which one-month deposits in Dollars are being, have been, or would be offered or quoted by the Agent to major banks in the applicable interbank market for Eurodollar deposits at or about 11:00 a.m. (New York, New York time) on such day.

“Lien”: With respect to any Collateral, (a) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Collateral, or (b) the interest of a vendor or lessor under any conditional sale agreement, financing Loan or other title retention agreement relating to such Collateral.

“Lien Release Dividend”: Defined in Section 2.16(a).

“Lien Release Dividend Date”: The date specified by the Borrower, which date may be any Business Day, provided written notice is given in accordance with Section 2.16(a).

“Liquidation Expenses”: With respect to any Defaulted Loan, the aggregate amount of all out-of-pocket expenses reasonably incurred by the Borrower or on behalf of the Borrower by the Servicer (including amounts paid to any subservicer) in connection with the repossession, refurbishing and disposition of any related assets securing such Transferred Loan including the attempted collection of any amount owing pursuant to such Transferred Loan.

“Liquidity Bank”: Each liquidity bank that is a party to a Liquidity Purchase Agreement.

“Liquidity Purchase Agreement”: Any agreement entered into in connection with this Agreement pursuant to which a Liquidity Bank agrees to make purchases from or advances to, or purchase assets from, any Conduit Lender in order to provide liquidity support for such Conduit Lender’s Advances hereunder.

“Loan”: Any (a) Senior Secured Loan, Junior Secured Loan or Subordinated Loan (i) arising from the extension of credit to an Obligor by the Originator, (ii) purchased and re-underwritten in the ordinary course of the Originator’s business or (iii) that is a Third Party Acquired Loan (which, in each case, may be a Broadly Syndicated Loan, Traditional Middle Market Loan or Large Middle Market Loan), including, without limitation, all Add-On Loans, Revolving Loans and PIK Loans (or a Participation in any of the foregoing), (b) Securities (as applicable) and (c) monies due and owing and all Interest Collections, Principal Collections and other amounts received from time to time with respect to such Security, loan or note receivable and all Proceeds thereof.

“Loan Checklist”: With respect to any Loan, the index prepared by the Servicer identifying the type of Loan (including whether such Loan is a Noteless Loan or an Agented Loan and the identity of the agent) and each of the Loan Documents related thereto which are included in the related Loan File.

“Loan Documents”:

(kk) For each Loan (other than those described in clause (b) below), originals (except as otherwise indicated) of the following documents or instruments:

(i) other than in the case of a Noteless Loan or a Participation, the original or, in the case of a lost note accompanied by an affidavit and indemnity, a copy of the underlying promissory note, endorsed by the Borrower or the prior holder of record either in blank or to the Trustee (and evidencing an unbroken chain of endorsements from each prior holder thereof evidenced in the chain of endorsements to the Agent), with any endorsement to the Trustee to be in the following form: “U.S. Bank National Association, as Trustee”, (ii) in the case of a Noteless Loan, (x) a copy of each transfer document or instrument relating to such Noteless Loan evidencing the assignment of such Noteless Loan either (1) from the Originator to the Borrower and from the Borrower either to the Trustee or in blank, or (2) from the prior third party owner thereof directly to the Borrower (at the direction of the Originator) and from the Borrower either to the Trustee or in blank, and (y) a copy of the Loan Register with respect to such Noteless Loan and (iii) in the case of a Participation, a participation agreement;

(ii) originals or copies of each of the following, to the extent applicable to the related Loan: any related loan agreement, credit agreement, note purchase agreement, security agreement, sale and servicing agreement, acquisition agreement, subordination agreement, intercreditor agreement or similar instruments, guarantee, Insurance Policy

(where applicable), assumption or substitution agreement or similar material operative document, in each case together with any amendment or modification thereto, as set forth on the Loan Checklist;

(iii) if any Loan is secured by real property, an Assignment of Mortgage and of any other material recorded security documents in recordable form, executed by the Borrower or the prior holder of record, in blank or to the Agent (and evidencing an unbroken chain of assignments from the prior holder of record to the Agent), with any assignment to the Agent to be in the following form: “U.S. Bank National Association, as Trustee” unless such mortgage is held by a collateral agent for the benefit of the Lenders;

(iv) either, in each case as indicated on the Loan Checklist, (i) copies of the UCC-1 Financing Statements, if any, and any related continuation statements, each showing the Obligor as debtor and each with evidence of filing thereon, or (ii) copies of any such financing statements certified by the Servicer to be true and complete copies thereof in instances where the original financing statements have been sent to the appropriate public filing office for filing;

(ll) for each Loan with respect to which the Originator does not act as Agent (or in a comparable capacity), originals (except as otherwise indicated) of the following documents or instruments:

(i) other than in the case of a Noteless Loan or a Participation, the original or, in the case of a lost note accompanied by an affidavit and indemnity, a copy of the underlying promissory note, endorsed by the Borrower or the prior holder of record either in blank or to the Trustee (and evidencing an unbroken chain of endorsements from each prior holder thereof evidenced in the chain of endorsements to the Agent), with any endorsement to the Agent to be in the following form: “U.S. Bank National Association, as Trustee”, (ii) in the case of a Noteless Loan, (x) a copy of each transfer document or instrument relating to such Noteless Loan evidencing the assignment of such Noteless Loan either (1) from the Originator to the Borrower and from the Borrower either to the Agent or in blank, or (2) from the prior third party owner thereof directly to the Borrower (at the direction of the Originator) and from the Borrower either to the Agent or in blank, and (y) a copy of the Loan Register with respect to such Noteless Loan and (iii) in the case of a Participation, a participation agreement;

(ii) copies or electronic versions of each of the following, to the extent applicable to the related Loan: any related loan agreement, credit agreement, note purchase agreement, participation agreement, security agreement, sale and servicing agreement, acquisition agreement, subordination agreement, intercreditor agreement or similar instruments, guarantee, Insurance Policy (where applicable), assumption or substitution agreement or similar material operative document, in each case together with any amendment or modification thereto, as set forth on the Loan Checklist.

“Loan File”: With respect to any Loan, each of the Loan Documents related thereto (as identified on the Loan List).

“Loan List”: The Loan List provided by the Borrower to the Agent and the Trustee in connection with each Advance or as new Eligible Loans are added to the Collateral, initially as set forth in Schedule IV hereto (which shall set forth a description of each Transferred Loan, including, without limitation, the name of the Obligor of each such Transferred Loan, the related loan number (as set forth in the Servicer’s internal records), the maturity date and type of each such Transferred Loan), as the same may be amended, modified or supplemented from time to time in accordance with the provisions hereof.

“Loan Majority”: With respect to Agented Loans, the holders of the loans evidencing not less than 66-2/3% of the outstanding amount of all such loans issued by the Obligor.

“Loan Rate”: For each Loan, in a Collection Period, the current cash pay interest rate for such Loan in such period as specified in the related Loan Documents.

“Loan Register”: Defined in Section 7.9(r).

“Margin Stock”: Means “Margin Stock” as defined in Regulation U issued by the Board of Governors of the Federal Reserve System.

“Market Servicing Fee”: Defined in Section 7.27.

“Market Servicing Fee Differential”: On any date of determination, an amount equal to the excess, if any, of the Market Servicing Fee over the Servicing Fee.

“Market Value”: As of any date of determination, for any Loan, the value of such Loan (expressed in Dollars) calculated by the Servicer and based upon:

(mm) the valuation for such Loan obtained by the Servicer from an Approved Pricing Service; or

(nn) if Market Value cannot be determined pursuant to clause (a) above because no Approved Pricing Service is available, then the Market Value of such Loan shall be determined as the average of the bid prices for such Loan obtained by the Servicer from two nationally recognized broker/dealers Independent of each other and of the Servicer and any of its Affiliates (provided that, in each case, any such bid prices must be for an amount of the Loan equal to the amount of the Loan to be sold or valued).

“Master Participation Agreement”: The Master Participation Agreement, dated as of February 14, 2007, by and among Kohlberg Capital Corporation, as Seller, and Kohlberg Capital Funding LLC I, as Participant.

“Material Adverse Change”: With respect to any Person, any material adverse change in the business, financial condition, operations, performance or properties of such Person.

“Material Adverse Effect”: With respect to any event or circumstance, means a material adverse effect on, as applicable, (a) the business, financial condition, operations, performance or properties of the Servicer, the Borrower, the Backup Servicer or the Trustee, (b) the validity, enforceability or collectibility of this Agreement or any other Transaction Document or the validity, enforceability or collectibility of the Loans, (c) the rights and remedies of the Trustee on behalf of the Secured Parties, the Agent or any other Secured Party under this Agreement or any Transaction Document or (d) the ability of the Servicer, the Borrower, the Backup Servicer or the Trustee to perform its obligations under this Agreement or any other Transaction Document, or (e) the status, existence, perfection, priority, or enforceability of the Trustee’s, for the benefit of the Secured Parties, interest in the Collateral.

“Maximum Availability”: On any day, the lesser of (i) the sum of (A) the excess of (1) the Borrowing Base over (2) the Minimum Overcollateralization Amount plus (B) the amount of Principal Collections on deposit in the Principal Collection Account and (ii) the Facility Amount; provided that during the Amortization Period, the Maximum Availability shall be equal to the Advances Outstanding.

“Maximum Lawful Rate”: Defined in Section 2.7(c).

“Measurement Date”: Each of the following: (i) the date of any Borrowing Notice; (ii) any Lien Release Dividend Date; (iii) any Discretionary Sale Date; (iv) any date on which a substitution or repurchase of a Loan occurs pursuant to Section 2.18; (v) the date as of which any Monthly Report, as provided for in Section 7.17(a), is calculated; and (vi) each Funding Date.

“Minimum Overcollateralization Amount”: As of any date of determination, an amount equal to the amount determined by multiplying (i) the Borrowing Base on such date times (ii) one minus the Advance Rate.

“Monthly Report”: Defined in Section 7.17(a).

“Moody’s”: Moody’s Investors Service, Inc., or any successor thereto.

“Moody’s Collateral Value”: With respect to any Defaulted Loan as of any date of determination, (a) for a period not to exceed 18 months since the date such Loan was determined to be a Defaulted Loan, the lesser of (i) the Moody’s Recovery Amount of such Loan and (ii) the Market Value of such Loan and (b) zero thereafter.

“Moody’s Derived Rating”: With respect to a Loan whose Moody’s Rating cannot otherwise be determined pursuant to the definition thereof, such Moody’s Rating shall be determined as set forth below:

(oo) If the Obligor of such Loan has a long-term issuer rating by Moody’s, then such long-term issuer rating.

(pp) If not determined pursuant to clause (a) above, if another obligation of the Obligor is rated by Moody’s, then by adjusting the rating of the related Moody’s rated obligation of the related Obligor by the number of rating sub-categories according to the table below:

Obligation Category of Rated Obligation	Rating of Rated Obligation	Number of Subcategories Relative to Rated Obligation Rating

Obligation Category of Rated Obligation	Rating of Rated Obligation	Number of Subcategories Relative to Rated Obligation Rating
Senior secured obligation	greater than or equal to “B2”	-1

Senior secured obligation	less than “B2”	-2

Subordinated obligation	greater than or equal to “B3”	+1

Subordinated obligation	less than “B3”	0

(qq) If not determined pursuant to clause (a) or (b) above, if the Obligor of such Loan has a corporate family rating by Moody’s, then one subcategory below such corporate family rating;

(rr) If not determined pursuant to clause (a), (b) or (c) above, then by using any one of the methods provided below:

(l) (i) If such Loan is rated by S&P, then by adjusting the S&P Rating by the number of rating sub-categories according to the table below:

S&P Rating	Obligation Rated by S&P	Number of Subcategories Relative to Moody’s Equivalent of S&P Rating
≥”BBB-”	Security	-1

≤”BB+”	Security	-2

	Loan (other than a Security) or Participation Interest in Loan	-2

(ii) if such Loan is not rated by S&P but another security or obligation of the obligor is rated by S&P (a “parallel security”), then the rating of such parallel security will at the election of the Servicer be determined in accordance with the table set forth in clause (l)(i) above, and the Moody’s Rating of such Loan will be determined in accordance with the methodology set forth in clause (a) above (for such purposes treating the parallel security as if it were rated by Moody’s at the rating determined pursuant to this clause (l)(ii)); or

(iii) if such Loan is a DIP Loan, no Moody’s Rating may be determined based on a rating by S&P or any other rating agency;

(2) if such Loan is not rated by Moody’s or S&P and no other security or obligation of the issuer of such Loan is rated by Moody’s or S&P, and if Moody’s has been requested by the Borrower or the Servicer to assign a rating or rating estimate with respect to such Loan but such rating or rating estimate has not been received, pending receipt of such estimate, (A) “B3” for a period of up to 45 days from its Cut-Off Date if (x) the Servicer has certified to the Agent that, based on facts and information available to it, it believes (which belief shall not be called into question as a result of subsequent events or circumstances) that the Loan shall receive a rating of at least “B3” and (y) the issuer of such Loan is not in default under any of its debt or (B) otherwise, “Caa2”;

(3) if such Loan is an Unrated Loan, the Moody’s Rating for such Loan shall be deemed to be “Caa2”; provided that any such Loan shall be deemed to have a Moody’s Rating of “B3” for so long as (I) the Obligor thereof is current on any cumulative dividends, (II) the Fixed Charge Coverage Ratio for such Obligor exceeds 125% for each of the past two fiscal years and for the most recent quarter, (III) such Obligor recorded a net profit before tax for the immediately preceding fiscal year and the most recent quarter and (IV) the annual financial statements of such Obligor are unqualified and certified by a firm of Independent accountants or international reputation and such Obligor’s quarterly statements are unaudited but signed by a corporate officer of such Obligor; provided further that if such financial statements are unavailable for a period of more than 90 days, the Moody’s Rating of such Loan shall be deemed to be “Caa2”.

(4) if a debt security or obligation of the Obligor has been in default during the past two years, “Ca”;

provided that, for purposes of calculating a Moody’s Derived Rating, each applicable rating on credit watch by Moody’s with negative implication at the time of calculation will be treated as having been downgraded by one rating subcategory; provided further that the Moody’s Facility Rating for a DIP Loan may not be derived or implied but instead will be determined in accordance with clause (d)(2) above.

“Moody’s Group I Country”: Any one of the United States, Canada, the Netherlands, the Channel Islands or the United Kingdom.

“Moody’s Rating”: An Assigned Moody’s Rating or, if an Assigned Moody’s Rating is not available, a Moody’s Derived Rating.

“Moody’s Rating Factor” means, for each Loan, the number set forth in the table below opposite the Moody’s Rating of such Loan:

Moody’s Rating	Moody’s Rating Factor	Moody’s Rating	Moody’s Rating Factor
Aaa	1	Ba1	940
Aa1	10	Ba2	1,350
Aa2	20	Ba3	1,766
Aa3	40	B1	2,220
A1	70	B2	2,720

Moody’s Rating	Moody’s Rating Factor	Moody’s Rating	Moody’s Rating Factor
A2	120	B3	3,490
A3	180	Caa1	4,770
Baal	260	Caa2	6,500
Baa2	360	Caa3	8,070
Baa3	610	Ca or lower	10,000

“Moody’s Recovery Amount”: With respect to any Loan as of any date of determination, the product of (a) the Outstanding Loan Balance of such Loan on such date and (b) the Moody’s Recovery Rate applicable to such Loan.

“Moody’s Recovery Rate”: With respect to any Loan, as of any date of determination, the recovery rate for such Loan determined in accordance with the following, in the following order of priority:

(ss) if the Loan has been specifically assigned a recovery rate by Moody’s (for example, in connection with the assignment by Moody’s of an estimated rating), such recovery rate;

(tt) if the preceding clause does not apply to the Loan, the rate determined pursuant to the table set forth below:

Debt Obligation	Recovery Rate
Senior Secured Loan	45%
Junior Secured Loan	35%
Subordinated Loans and Structured Finance Obligations	15%
High Yield Bonds	10%

“Moody’s Shadow Rating”: A corporate credit estimate applied for by the Borrower within 10 days of (a) the Cut-Off Date of any Loan that does not have an Assigned Moody’s Rating or (b) any amendment to the related Loan Documents that is deemed material in the Servicer’s reasonable judgment.

“Multiemployer Plan”: A “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is or was at any time during the current year or the immediately preceding five years contributed to by the Borrower or any ERISA Affiliate on behalf of its employees.

“Net Worth”: The total of stockholder’s equity (determined in accordance with GAAP) plus Subordinated Debt.

“Non-Extending Lender”: Defined in Section 2.1(d).

“Non-USD Loan”: Any Loan that is (a) denominated in a Permitted Currency other than Dollars and (b) not convertible into or payable in, at the option of the issuer thereof or the Obligor thereunder, any other currency (other than Dollars).

“Non-USD Notional Amount”: Defined in Section 5.2(b).

“Non-U.S. Participant”: Defined in Section 2.14(d).

“Noteless Loan”: A Loan with respect to which the underlying Loan Documents (i) do not require the Obligor to execute and deliver a promissory note to evidence the indebtedness created under such Loan or (ii) do not require any holder of the indebtedness created under such Loan to affirmatively request a promissory note from the related Obligor.

“Obligations”: All loans, advances, debts, liabilities and obligations, for monetary amounts owing by the Borrower to the Secured Parties, the Backup Servicer and the Trustee or any of their assigns, as the case may be, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent, and all covenants and duties to pay such amounts, of any kind or nature, present or future, arising under or in respect of any of this Agreement, any fee letter (including, without limitation, the Fee Letter and the Backup Servicer and Trustee Fee Letter) delivered in connection with the transactions contemplated by this Agreement, any Transaction Document, or any Hedging Agreement, as amended or supplemented from time to time, whether or not evidenced by any separate note, agreement or other instrument. This term Obligations includes, without limitation, all Advances Outstanding, Interest (including interest that accrues after the commencement against the Borrower of any action under the Bankruptcy Code), Breakage Costs, Hedge Breakage Costs, fees, including, without limitation, any and all arrangement fees, loan fees, facility fees, and any and all other fees, expenses, costs or other sums (including attorney costs) chargeable to the Borrower under any of the Transaction Documents or under any Hedging Agreement.

“Obligor”: With respect to any Loan, the Person or Persons obligated to make payments pursuant to such Loan. For purposes of calculating any of the Concentration Limits, all Loans included in the Collateral or to become part of the Collateral the Obligor of which is an Affiliate of another Obligor shall be aggregated with all Loans of such other Obligor, for example, if Corporation A is an Affiliate of Corporation B; and the aggregate Outstanding Loan Balance of all of Corporation A’s Loans in the Collateral constitutes 10% of the Aggregate Outstanding Loan Balance and the aggregate Outstanding Loan Balance of all Corporation B’s Loans in the Collateral constitute 10% of the Aggregate Outstanding Loan Balance, the Obligor concentration for Corporation A would be 20% and the Obligor concentration for Corporation B would be 20%.

“Officer’s Certificate”: A certificate signed by any officer of the Borrower or the Servicer, as the case may be, and delivered to the Backup Servicer, the Trustee and the Agent.

“Operating History”: With respect to any specified Person, the time since the date of such Person’s incorporation or formation that it has continuously operated its business; provided that the Operating History of any Person, newly formed as a result of a merger of two or more Persons or as a result of the acquisition of one or more Persons by a newly formed Person

(“Merged Parties”) shall be based on the weighted average (by relative sales) of the Operating Histories of the Merged Parties (excluding for such purposes, entities that are created only for the purpose of being acquisition entities), for example, if Corporation A with sales of $10 million has an Operating History of four years and Corporation B with sales of $20 million has an Operating History of eight years, merge to form NEWCO, the Operating History of NEWCO will be 6.67 years.

“Opinion of Counsel”: A written opinion of external counsel, who may be external counsel for the Borrower or the Servicer, as the case may be, and who shall be reasonably acceptable to the Agent.

“Originator”: Kohlberg Capital Corporation.

“Other Costs”: Defined in Section 12.9(c).

“Outstanding Loan Balance”: With respect to any Loan, as of any date of determination, the total remaining amounts of principal payable by the Obligor thereof exclusive of (a) interest payments and (b) Accreted Interest; provided that (i) any principal previously covered by a Servicer Advance will be excluded from the principal amounts payable for purposes of this definition, (ii) the Outstanding Loan Balance of any Discount Loan shall be the Purchase Price thereof and (iii) the Outstanding Loan Balance of any Revolving Loan shall include the aggregate outstanding principal amount of the unfunded portion of such Revolving Loan as of such date.

“Overcollateralization Amount”: As of any date of determination, the excess of (a) the sum of the Borrowing Base plus the amount of Principal Collections on deposit in the Collection Account on such date over (b) the Advances Outstanding on such date.

“Overcollateralization Shortfall”: As of any date of determination, the excess, if any, of (a) Minimum Overcollateralization Amount on such date over (b) the Overcollateralization Amount on such date.

“Parent”: Defined in Section 4.1(t)(xxvii).

“Participating Member State”: A member state of the European Community in accordance with the Treaty of Rome of March 25, 1957, as amended, inter alia, by the Single European Act and the Treaty of European Union of February 7, 1992, establishing the European Union and which has adopted the single currency in accordance with legislation of the European Union relating to the European Monetary Union.

“Participation”: (a) A participation interest that is acquired by the Originator in all or a portion of a loan held by a Selling Institution and is documented in a form that is commercially reasonable and consistent with the Credit and Collection Policy or (b) an Initial Participation.

“Payment Date”: The 12th day of each calendar month or, if such day is not a Business Day, the next succeeding Business Day, commencing March 12, 2007.

“Permitted Currency”: Dollars, Canadian dollars, Euro and Pounds Sterling.

“Permitted Investments”: Negotiable instruments or securities or other investments that, as of any date of determination, mature by their terms on or prior to the Business Day immediately preceding the next Payment Date immediately following such date of determination and which may include one or more of the following types of investments:

(uu) marketable obligations of the United States, the full and timely payment of which are backed by the full faith and credit of the United States;

(vv) marketable obligations, the full and timely payment of which are directly and fully guaranteed by the full faith and credit of the United States;

(ww) bankers’ acceptances and certificates of deposit and other interest-bearing obligations denominated and payable in Dollars and issued by any bank with capital, surplus and undivided profits aggregating at least $100,000,000, the short-term obligations of which are rated “A-1” by S&P and “P-1” by Moody’s;

(xx) repurchase obligations for underlying securities of the types described in clauses (a), (b) and (c) above entered into with any bank of the type described in clause (c) above;

(yy) commercial paper rated at least “A-1” by S&P and “P-1” by Moody’s;

(zz) investments in money market funds rated in the highest investment category or otherwise approved in writing by S&P or Moody’s; and

(aaa) demand deposits, time deposits or certificates of deposit (having original maturities of no more than 365 days of depository institutions or trust companies incorporated under the laws of the United States or any state thereof (or domestic branches of any foreign bank) and subject to supervision and examination by federal or state banking or depository institution authorities; provided that at the time such investment, or the commitment to make such investment, is entered into, the short-term debt rating of such depository institution or trust company shall be at least “A-1” by S&P and “P-1” by Moody’s.

Each of the Permitted Investments may be purchased by or through the Backup Servicer or Trustee or an Affiliate of the Backup Servicer or Trustee.

“Permitted Liens”: (a) With respect to the Loans, Liens in favor of the Trustee on behalf of the Secured Parties, created pursuant to this Agreement, and (b) with respect to the Borrower’s interest in the related Collateral, any of the following: (i) materialmen’s, warehousemen’s, mechanics’ and other liens arising by operation of law in the ordinary course of business for sums not due or sums that are being contested in good faith, (ii) Liens for state, municipal and other local taxes if such taxes are not at the time due and payable or if the Obligor shall currently be contesting the validity thereof in good faith by appropriate proceedings, (iii) Liens held by senior lenders with respect to subordinated Loans, (iv) Liens created pursuant to this Agreement in favor of the Trustee on behalf of the Secured Parties (v) the rights of a Hedge Counterparty under its Hedging Agreement, (vi) with respect to Agented Loans, Liens in favor of the collateral agent on behalf of all lenders to the related Obligor and (vii) any Liens permitted under the terms of the related Loan Documents.

“Permitted Securitization Transaction”: Any financing transaction undertaken by the Borrower or an Affiliate of the Borrower or the Originator (with the Agent’s prior written consent) that is secured, directly or indirectly, by the Collateral or any portion thereof or interest therein, including any sale, lease, whole loan sale, asset securitization, secured loan or other transfer.

“Person”: An individual, partnership, corporation (including a business or statutory trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

“PIK Loan”: A Loan to an Obligor, which provides for a portion of the interest that accrues thereon to be added to the principal amount of such Loan for some period of the time prior to such Loan requiring the current cash payment of interest on a monthly or quarterly basis, which cash payment shall be treated as Interest Collections at the time it is received.

“Portfolio Investment”: Any investments made by the Originator in the ordinary course of business in a Person that is accounted for under GAAP as a portfolio investment of the Originator.

“Pounds Sterling”: The lawful currency of the United Kingdom.

“Prepaid Loan”: Any Loan that was terminated or has been prepaid in full or in part prior to its scheduled maturity date.

“Pre-Positioned Loan”: Any Loan which will be funded at the closing of such Loan or in connection with the Initial Advance with the proceeds of an Advance and which is designated by the Borrower (or the Servicer on the Borrower’s behalf) in writing to the Agent and the Trustee as a “Pre-Positioned Loan” shall constitute a “Pre-Positioned Loan” for purposes of the conditions, obligations, certifications and delivery requirements (as applicable) provided for in Sections 2.2(b), 2.2(c), 3.2(e), 4.1(u)(ix), 5.3(a) and 7.10(a), and shall constitute a Transferred Loan for all other purposes under this Agreement. Subject to the foregoing, any Pre-Positioned Loan as to which each of the above-referenced conditions, obligations, certifications and delivery requirements (as applicable) shall have been satisfied (as confirmed in writing by the Servicer to the Agent and the Trustee) shall no longer constitute a Pre-Positioned Loan for any purpose under this Agreement.

“Prime Rate”: The rate announced by Bank of Montreal from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by Bank of Montreal in connection with extensions of credit to debtors.

“Principal Collection Account”: The subaccount of the Collection Account into which all Principal Collections are deposited by the Borrower or by the Servicer on its behalf in accordance with Section 2.9.

“Principal Collections”: Any and all amounts received in respect of any principal due and payable under any Loan from or on behalf of Obligors that are deposited into the Principal

Collection Account, or received by the Borrower or the Servicer or Originator on behalf of the Borrower in respect of Loans, in the form of cash, checks, wire transfers, electronic transfers or any other form of cash payment and applied to reduce the Outstanding Loan Balance of a Loan in accordance with the Credit and Collection Policy.

“Proceeds”: With respect to any Collateral, whatever is receivable or received when such Collateral is sold, collected, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any Insurance Policy relating to such Collateral.

“Program Fee”: Defined in the Fee Letter.

“Project Finance Obligations”: Asset-backed securities that entitle the holders thereof to receive payments that depend (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of the asset-backed securities) on the cash flow from (a) the sale of products, such as electricity, nuclear energy, steam or water, in the utility industry by a special purpose entity formed to own the assets generating or otherwise producing such products and such assets were or are being constructed or otherwise acquired primarily with the proceeds of debt financing made available to such entity on a limited-recourse basis (including recourse to such assets and the land on which they are located) or (b) fees or other usage charges, such as tolls collected on a highway, bridge, tunnel or other infrastructure project, collected by a special purpose entity formed to own one or more such projects that were constructed or otherwise acquired primarily with the proceeds of debt financing made available to such entity on a limited-recourse basis (including recourse to such assets and the land on which it is located); provided that Real Estate Loans shall not be considered as Project Finance Obligations.

“Pro Rata Share”: With respect to a Lender, the percentage obtained by dividing the Commitment of such Lender (as determined under clause (a) of the definition of Commitment) by the aggregate Commitments of all the Lenders (other than Non-Extending Lenders), as determined under clause (a) of the definition of Commitment.

“Purchase Agreement”: The Purchase and Sale Agreement, dated as of the date hereof, by and between the Originator and the Borrower, as such agreement may be amended, modified, waived, supplemented or restated from time to time.

“Purchased Loan Balance”: As of any date of determination, an amount equal to (a)(i) for any Loan that is not a Defaulted Loan, the lesser of (A) the Outstanding Loan Balance of such Loan on such date, and (B) the Fair Market Value of such Loan on such date, and (ii) for any Defaulted Loan, the Moody’s Collateral Value of such Defaulted Loan.

“Purchase Price”: With respect to any Loan, the cash purchase price paid by the Borrower for such Loan.

“QIB”: A “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act.

“Qualified Institution”: Defined in Section 7.4(e).

“Real Estate Construction Loan”: A Real Estate Loan with respect to which the related construction activities, if any, have not been completed.

“Real Estate Loan”: A Loan that is (a)(i) underwritten primarily by a mortgage, deed of trust or similar lien on commercial real estate (other than hotels, restaurants and casinos) or residential real estate and (ii) primary repayment of the payment obligations thereof is derived from rental or other real estate related income or (b) a loan or debt obligation which falls within the Moody’s Industry Classification Group “Buildings and Real Estate”.

“Records”: With respect to any Loans, all documents, books, records and other information (including without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) maintained with respect to any item of Collateral and the related Obligors, other than the Loan Documents.

“Recoveries”: With respect to any Defaulted Loan, proceeds of the sale of any Related Property, proceeds of any related Insurance Policy, and any other recoveries with respect to such Loan and Related Property, and amounts representing late fees and penalties, net of Liquidation Expenses and amounts, if any, received that are required to be refunded to the Obligor on such Loan.

“Registrar”: U.S. Bank, not in its individual capacity but solely as Registrar, its successor or successors in interest and any Person which at any time may be selected by the Borrower upon the resignation of U.S. Bank to act as Registrar.

“Related Property”: With respect to any Loan, any property or other assets of the Obligor thereunder pledged or purported to be pledged as collateral to secure the repayment of such Loan. In no event shall Related Property include Warrant Assets.

“Released Amounts”: With respect to any payment or Collection received with respect to any Loan on any Business Day (whether such payment or Collection is received by the Servicer, the Originator or the Borrower), an amount equal to that portion of such payment or collection constituting Excluded Amounts or Retained Interest.

“Replaced Loan”: Defined in Section 2.18(a).

“Reporting Date”: The day of each calendar month that is three Business Days prior to the Payment Date for such calendar month.

“Repurchased Loan”: Defined in Section 2.4.

“Required Advance Reduction Amount”: On any day, the amount of Advances Outstanding required to be repaid to cause the Availability to equal or exceed $0.

“Required Equity Contribution”: As of any date of determination prior to the Termination Date, an Equity Contribution in an amount equal to the greater of (a) $45,000,000, (b) the sum, calculated for each of the Obligors of Loans included in the Collateral as of such date with the largest, second-largest, third-largest, fourth-largest and fifth-largest aggregate Outstanding Loan Balance of Loans for each Obligor included in the Collateral as of such date, of the Outstanding Loan Balances of such Loans and (c) the Minimum Overcollateralization Amount.

“Required Equity Shortfall”: On any day, the excess, if any, of the Required Equity Contribution over the Equity Contribution on such day.

“Required Lenders”: At any time, two or more Lenders (including at least two Conduit Lenders, if party hereto) representing in aggregate more than 50% of the aggregate Commitments of the Lenders then in effect.

“Required Reports”: Collectively, the Monthly Report, the Servicer’s Certificate and the quarterly financial statement of the Servicer required to be delivered to the Borrower, the Agent and the Backup Servicer pursuant to Section 7.17.

“Reserve Account”: An account established in accordance with Section 7.4(f) for the purpose of receiving deposits with respect to, and maintaining therein, the Reserve Account Required Amount (including any amounts in excess of the Reserve Account Required Amount, to the extent not distributed to the parties entitled thereto pursuant to Section 2.8) and, to the extent required pursuant to Section 2.8, to fund payments thereunder.

“Reserve Account Required Amount”: An amount payable on each Payment Date, as determined on the related Determination Date, equal to the sum of (a) 2.0 times the Estimated Payment Amount plus (b) for any Payment Date and the related Determination Date during the Revolving Period on which the Default Ratio exceeds 5.0%, an amount equal to 5.0% of the Aggregate Outstanding Loan Balance plus (c) for any Payment Date and the related Determination Date following the Termination Date, the aggregate outstanding principal amount of the unfunded portion of each of the Revolving Loans included in the Collateral as of such date. For the avoidance of doubt, at any time during the Revolving Period that the Default Ratio is less than 5.0%, the Reserve Account Required Amount shall be equal to the amount calculated pursuant to clause (a) of this definition.

“Responsible Officer”: As to any Person, any officer of such Person with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Payments”: Defined in Section 5.1(z).

“Retained Interest”: With respect to each Loan, the following interests, rights and obligations in such Loan and under the associated Loan Documents, which are being retained by the Originator: (a) all of the rights and obligations, if any, of the agent(s) under the documentation evidencing such Loan, (b) the applicable portion of the interests, rights and obligations under the documentation evidencing such Loan that relate to such portion(s) of the indebtedness that is owned by another lender or is being retained by the Originator, (c) any agency or similar fees associated with the rights and obligations of the agent that are not being transferred in accordance with clause (a) of this definition and (d) any advisory, consulting or similar fees due from the Obligor associated with services provided by the agent that are not being transferred in accordance with clause (a) of this definition.

“Retransfer Price”: Defined in Section 2.18(b).

“Revolving Loan”: Any Loan that is a line of credit or other similar extension of credit by the Originator where the Originator’s commitment under such Loan is not fully funded and/or the proceeds of such Loan may be repaid and reborrowed.

“Revolving Period”: The period commencing on the Closing Date and ending on the day immediately preceding the Termination Date.

“RIC/BDC Requirements”: The requirements (including, without limitation, requirements pertaining to asset diversification) Kohlberg Capital must satisfy to maintain its status as a “business development company,” within the meaning of the Small Business Incentive Act of 1980, and its election to be treated as a “registered investment company” under the Code.

“Rolling Three-Month Default Ratio”: As of any Determination Date, the percentage equivalent of a fraction (a) the numerator of which equals the sum of the Default Ratios for the Collection Period ending on such Determination Date and each of the two preceding Determination Dates (or such lesser number of Default Ratios as are available), and (b) the denominator of which equals three (or the corresponding number of Default Ratios available if less than three).

“S&P”: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“S&P Rating”: An Assigned S&P Rating or, if an Assigned S&P Rating is not available, a S&P Shadow Rating; provided that for so long as any Loan has neither an Assigned S&P Rating nor a S&P Shadow Rating, the S&P Rating of such Loan shall be “CCC”; provided further that pending the receipt of a S&P Shadow Rating, the S&P Rating of such Loan may be deemed to be “B-” for a period of up to 45 days from the applicable Cut-Off Date if (a) the Servicer certifies to the Agent that, based on facts and information available to it, it believes (which belief shall not be called into question as a result of subsequent events or circumstances) that S&P will assign to the Loan a S&P Rating of at least “B-” and (b) the Obligor of such Loan is not in default under any of its outstanding indebtedness. Any Loan which does not have an Assigned S&P Rating and for which the Borrower has not requested a S&P Shadow Rating shall be deemed to have a S&P Rating of “CCC”; provided that a Loan of an Obligor meeting the following criteria as of each date of determination shall be deemed to have a S&P Rating of “B-”:

(1) the Obligor is paying any cumulative dividends on a current basis;

(2) the Fixed Charge Coverage Ratio for the Obligor exceeds 125% for each of the past two fiscal years and for the most recent quarter;

(3) the Obligor recorded a net profit before tax for the past fiscal year and the most recent quarter; and

(4) the annual financial statements of the Obligor are unqualified and certified by a firm of internationally recognized Independent public accountants, and the unaudited quarterly financial statements of the Obligor are signed by a corporate officer of such Obligor; provided that if the financial statements of the Obligor are unavailable when due (subject to any applicable cure period), the financial statements of the preceding quarter shall be used; provided further that if such financial statements are unavailable for a period of more than 90 days, the S&P Rating of such Obligor shall be deemed to be “CCC”.

“S&P Shadow Rating”: A corporate credit estimate applied for by the Borrower within 10 days of (a) the Cut-Off Date of any Loan that does not have an Assigned S&P Rating or (b) any amendment to the related Loan Documents that is deemed material in the Servicer’s reasonable judgment.

“Scheduled Debt Amortization”: The principal amount of Indebtedness scheduled to be amortized in any period on Indebtedness other than revolving Indebtedness.

“Scheduled Payment”: On any Determination Date, with respect to any Loan, each monthly or quarterly payment (whether principal, interest or principal and interest) scheduled to be made by the Obligor thereof after such Determination Date under the terms of such Loan.

“Secured Party”: (a) The Lenders, (b) each Lender Agent, (c) the Agent, (d) the Trustee, (e) the Backup Servicer and (f) each Hedge Counterparty that is either a Lender or an Affiliate of the Agent that executes a counterpart of this Agreement agreeing to be bound by the terms of this Agreement applicable to a Secured Party.

“Securities Act”: The Securities Act of 1933, as amended.

“Security”: Any Structured Finance Obligation or High Yield Bond.

“Selling Institution”: A financial institution from which the Originator acquires a Participation with a public rating from (i) Moody’s of “A2” or better and (ii) S&P of “A” or better.

“Senior Secured Loan”: Any Loan that (i) is secured by a first priority Lien on the Related Property securing such Loan (subject to Permitted Liens) and (ii) provides that the payment obligation of the related Obligor on such Loan is either senior to, or pari passu with, all other loans or financings to such Obligor.

“Servicer”: Defined in the Preamble.

“Servicer Advance”: Defined in Section 7.5.

“Servicer Termination Event”: Defined in Section 7.25.

“Servicer Termination Notice”: Defined in Section 7.25.

“Servicer’s Certificate”: Defined in Section 7.17(b).

“Servicing Duties”: Defined in Section 7.2.

“Servicing Fee”: For each Payment Date, an amount equal to the sum of the products, for each day during the related Collection Period, of (a) a fraction, the numerator of which is the sum of (i) the Aggregate Outstanding Loan Balance as of the first day of such Collection Period plus (ii) the Aggregate Outstanding Loan Balance as of the last day of such Collection Period, and the denominator of which is two, (b) the Servicing Fee Rate, and (c) a fraction, the numerator of which is 1 and the denominator of which is 360.

“Servicing Fee Rate”: A rate equal to 1.0% per annum.

“Servicing Records”: All documents, books, records and other information (including, without limitation, computer programs, tapes, disks, data processing software and related property rights) prepared and maintained by the Servicer with respect to the Loans and the related Obligors.

“Solvent”: As to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property owned by such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair salable value of the property owned by such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Spot FX Exchange Rate”: As of any date of determination, (a) a current market rate of exchange for exchanging any currency into Dollars expressed as a ratio of dollars to such currency or (b) an agreed upon exchange rate between the Borrower and the relevant Hedge Counterparty under a Currency Hedge Transaction.

“Spread”: (a) With respect to any Floating Rate Loan denominated in Dollars, (i) in the case of any such Loan accruing interest at a floating rate index other than the prime rate (whether as published or set by a financial institution from time to time), the cash interest spread over LIBOR of such Loan, (ii) in the case of any such Loan accruing interest at the prime rate (whether as published or set by a financial institution from time to time), the cash interest spread over such prime rate, and (iii) with respect to any Loan that is subject to an Interest Rate Protection Agreement, the percentage over LIBOR paid on the notional amount of such Interest Rate Protection Agreement and (b) with respect to any Floating Rate Loan that is a Non-USD Loan, the Converted Spread.

“Structured Finance Obligation”: Any obligation or security the payment or repayment of which is based primarily upon the collection of payments from a specified pool of financial assets, either fixed or revolving, that by their terms convert into cash within a finite time period, together with any rights or other assets designed to assure the servicing or timely distribution of proceeds to security holders, including, in any event, any project finance security, any asset-backed security and any future flow security; provided that Structured Finance Obligations shall not include any equity from collateralized debt obligation funds, any unrated securities or any securities rated below “Baa2” by Moody’s and below “BB” by S&P.

“Subordinated Debt”: Any debt that is subordinated in right of payment to another class of indebtedness of a Person.

“Subordinated Loan”: Any Loan that (i) is unsecured, (ii) provides that the payment obligation of the related Obligor on such Loan is subordinate to one or more classes of lenders or (iii) contains provisions (x) blocking payments on such Loan by the related Obligor for a period of greater than 60 days upon the occurrence of a payment default on loans held by the senior lenders to such Obligor or upon the exercise of remedies by such senior lenders upon a default under such senior indebtedness and (y) prohibiting the holder of such Loan from exercising remedies following a default under such Loan for a period of greater than 60 days. For avoidance of doubt, all of an Obligor’s senior loans or financings shall be considered one “class” for purposes of this definition.

“Subsidiary”: With respect to any Person, means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such entity (irrespective of whether at the time capital stock of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, limited liability company or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, or such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries; provided that, with respect to the Originator and the Servicer, “Subsidiary” shall not include any Person that is a Portfolio Investment.

“Substitute Loan”: Defined in Section 2.18.

“Substitution Date”: The Business Day specified by the Borrower to the Agent, the Trustee and each Hedge Counterparty in a Substitution Notice as the proposed date of a replacement of a Replaced Loan with a Substitute Loan.

“Substitution Event”: Defined in Section 2.18(b)(i).

“Substitution Notice”: Defined in Section 2.18(a).

“Successor Servicer”: Defined in Section 7.26(a).

“Tangible Net Worth”: With respect to any Person, the Net Worth of such Person after subtracting therefrom the aggregate amount of such Person’s intangible assets, including, without limitation, goodwill, franchises, licenses, patents, trademarks, tradenames, copyrights and service marks.

“Tape”: Defined in Section 7.13(b)(ii).

“TARGET Day”: A day on which the TARGET System is operating.

“TARGET System”: The Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System or any successor thereto.

“Tax” or “Taxes”: Any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Government Authority.

“Termination Date”: The earliest to occur of (a) the Business Day designated by the Borrower to the Agent as the Termination Date upon at least two Business Days’ prior written notice, (b) the date of the occurrence of a Termination Event pursuant to Section 9.1, (c) the date on which any Liquidity Purchase Agreement shall expire in accordance with its terms and fail to be renewed for an additional period of 364 days pursuant to Section 2.1(c) or shall otherwise cease to be in full force and effect as in effect on the date hereof (without giving effect to any amendment, modification, waiver, supplement or restatement), and (d) the second Business Day prior to the Commitment Termination Date.

“Termination Event”: Defined in Section 9.1.

“Third Party Acquired Loan”: Any Loan other than an Agented Loan acquired (a) directly by the Borrower under the Purchase Agreement or (b) from a third party in a syndicated loan transaction arranged and underwritten by the Originator, or any transaction in which the Borrower is the designee of the Originator under the instruments of conveyance relating to the applicable Loan.

“Traditional Middle Market Loan”: Any Loan issued as part of a loan facility with an original loan size (including any first and second lien loans included in the facility) of $125,000,000 or less, including for purposes of this definition the maximum available amount of commitments under any Revolving Loans.

“Transaction Documents”: This Agreement, the Purchase Agreement, the Assignments, the Liquidity Purchase Agreement, all Hedging Agreements, the Intercreditor Agreement, the Account Control Agreement, the Concentration Account Agreement, the Master Participation Agreement, the Variable Funding Note, any Joinder Supplement, the Fee Letter, the Backup Servicer and Trustee Fee Letter, any UCC financing statements filed pursuant to the terms of this Agreement, and any additional document, letter, fee letter, certificate, opinion, agreement or writing the execution of which is necessary or incidental to carrying out the terms of the foregoing documents.

“Transferee Letter”: The Transferee Letter substantially in the form of Exhibit V hereto.

“Transferred Loans”: Each Loan that is acquired by the Borrower under the Purchase Agreement or directly from a third party and all Loans received by the Borrower in respect of the Required Equity Contribution; provided that the term Transferred Loan shall not include any

Retained Interests. For the avoidance of doubt, the term “Transferred Loan” shall, for all purposes of this Agreement, be deemed to include Third Party Acquired Loans.

“Transition Costs”: The reasonable costs and expenses incurred by the Backup Servicer in transitioning to Servicer; provided that in no event shall such Transition Costs exceed $100,000 in the aggregate.

“Trustee”: Defined in the Preamble.

“Trustee Expenses”: The reasonable out-of-pocket expenses to be paid to the Trustee under and in accordance with the Backup Servicer and Trustee Fee Letter.

“Trustee Fee”: The fee to be paid to the Trustee under the terms of the Backup Servicer and Trustee Fee Letter, including the “Trustee Fee” and “Administration Fee,” each as defined in the Backup Servicer and Trustee Fee Letter.

“UCC”: The Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

“Underlying Note”: The promissory note of an Obligor evidencing a Loan.

“United States”: The United States of America.

“Unmatured Servicer Termination Event”: An event that, with the giving of notice or lapse of time, or both, would become a Servicer Termination Event.

“Unmatured Termination Event”: An event that, with the giving of notice or lapse of time, or both, would become a Termination Event.

“Unrated Loan”: Any Loan which, as of its Cut-Off Date, does not have an Assigned Moody’s Rating, a Moody’s Shadow Rating or a S&P Rating, and as to which the Servicer has notified the Agent and the Trustee, not later than its Cut-Off Date, of its intention not to procure a Moody’s Assigned Rating, a Moody’s Shadow Rating or an S&P Rating.

“Unreimbursed Servicer Advances”: At any time, the amount of all previous Servicer Advances (or portions thereof) as to which the Servicer has not been reimbursed as of such time pursuant to Section 2.8(a)(1)(ii) and (b)(ii) and that the Servicer has determined in its sole discretion will not be recoverable from Collections with respect to the related Transferred Loan.

“U.S. Bank”: Defined in the Preamble.

“USD Notional Amount”: Defined in Section 5.2(b).

“Variable Funding Note”: Defined in Section 2.1(a).

“Warrant Asset”: With respect to any Transferred Loan, any equity purchase warrants or similar rights convertible into or exchangeable or exercisable for any equity interests received by the Originator or the Borrower as an “equity kicker” from any Obligor in connection with such Transferred Loan.

“Warranty Event”: Occurs as to any Loan included as part of the Collateral, if any representation or warranty herein relating to such Loan was not true and correct in any material respect when made and such breach is not cured within the relevant cure period.

“Weighted Average Fixed Coupon”: As of any date of determination, the number, expressed as a percentage, obtained by summing the products obtained by multiplying the cash interest coupon, or, in the case of a Fixed Rate Loan that is a Non-USD Loan, the Converted Coupon, of each Fixed Rate Loan (excluding Defaulted Loans) as of such date by the Outstanding Loan Balance of such Loan as of such date, dividing such sum by the aggregate Outstanding Loan Balance of al such Fixed Rate Loans and rounding up to the nearest 0.01%. For the purpose of calculating the Weighted Average Fixed Coupon, all Fixed Rate Loans that are not currently paying cash interest shall have an interest rate of 0%.

“Weighted Average Floating Spread”: As of any date of determination, the number, expressed as a percentage, obtained by summing the products obtained by multiplying, in the case of each Floating Rate Loan (excluding Defaulted Loans), the Spread of such Loan (including commitment, letter of credit and all other fees), by the Outstanding Loan Balance of such Loan as of such date and dividing such sum by the aggregate Loan Balance of all such Floating Rate Loans and rounding the result up to the nearest 0.01%; provided that the spread of any Revolving Loan which is not fully funded shall be the sum of:

(bbb) the product of (1) the Spread payable on the funded portion of such Revolving Loan and (2) the percentage equivalent of a fraction the numerator of which is equal to the funded portion of such Revolving Loan and the denominator of which is equal to the commitment amount of such Revolving Loan; plus

(ccc) the product of (1) the scheduled amounts (other than interest) of commitment fee and/or facility fee payable on the unfunded portion of such Revolving Loan less any withholding tax, if any, on commitment fees and (2) the percentage equivalent of a fraction the numerator of which is equal to the unfunded portion of such Revolving Loan and the denominator of which is equal to the commitment amount of such Revolving Loan.

“Weighted Average Life”: At any date of determination, with respect to any Loan, is determined by: (a) multiplying the number of months from and including the month in which such date of determination falls to but excluding the month when each Scheduled Payment is to be received under such Loan by the amount of each such Scheduled Payment, (b) summing said products, (c) dividing the sum total by the total amount of all Scheduled Payments to be received under the Loan, and (d) dividing the total by 12.

“Weighted Average Moody’s Rating Factor” means the number determined by summing the products obtained by multiplying the Outstanding Loan Balance of each Loan held in the Collateral by its Moody’s Rating Factor, dividing such sum by the aggregate Outstanding Loan Balance of all such Loans and then rounding the result down to the nearest whole number.

“Weighted Average Moody’s Recovery Rate” means, as of any date of determination, the fraction (expressed as a percentage) obtained by (A) summing the products obtained by multiplying the Outstanding Loan Balance of each Loan by the Moody’s Recovery Rate with respect to such Loan, (B) dividing such sum by the aggregate Outstanding Loan Balance of all Loans included in the Collateral as of such date, and (C) rounding down to the nearest tenth of a percent; provided that for purposes of subsection (A) of this definition, after the initial calculation of Weighted Average Moody’s Recovery Rate, the Moody’s Recovery Rate of any particular Loan will be deemed not to have changed from its prior value unless the Servicer has become aware of a material change affecting such value.

“Weighted Average Spread”: As of any date of determination, an amount (rounded up to the next 0.01%) equal to the sum of (a) for Floating Rate Loans, the excess of the Weighted Average Floating Spread of the Floating Rate Loans over LIBOR and (b) for Fixed Rate Loans, the excess of the Weighted Average Fixed Coupon of the Fixed Rate Loans over the then-current swap rate for the estimated weighted average maturity of the underlying Loan.

“Withholding Certificate”: Defined in Section 2.14(d).

Section 1.2 Other Terms.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

Section 1.3 Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.4 Interpretation.

In each Transaction Document, unless a contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Transaction Documents;

(iii) reference to any gender includes each other gender;

(iv) reference to day or days without further qualification means calendar days;

(v) unless otherwise stated, reference to any time means New York City time;

(vi) references to “writing” include printing, typing, lithography, electronic or other means of reproducing words in a visible form;

(vii) reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented or restated and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor; and

(viii) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.

Section 1.5 Section References.

All Section references (including to the Recitals and the Preamble), unless otherwise indicated, shall be to Sections (and the Recitals and the Preamble) in this Agreement.

Section 1.6 Calculations.

Except as otherwise provided herein, all interest rate and basis point calculations hereunder will be made on the basis of a 360-day year and the actual days elapsed in the relevant period and will be carried out to at least three decimal places.

ARTICLE II

PURCHASE OF THE VARIABLE FUNDING NOTE

Section 2.1 The Variable Funding Note.

(a) On the terms and conditions hereinafter set forth, on the Closing Date, the Borrower shall deliver (i) to each Lender, at the applicable address set forth on Annex A to this Agreement, and (ii) on the effective date of any Assignment and Acceptance or Joinder Supplement, to each successor Lender or additional Lender, as applicable, at the address set forth in the applicable Assignment and Acceptance or Joinder Supplement, a duly executed variable funding note (each, a “Variable Funding Note”), in substantially the form of Exhibit B, dated as of the date of this Agreement, in a face amount equal to the applicable Lender’s Commitment as of the Closing Date or the effective date of any Assignment and Acceptance or Joinder Supplement, as applicable, and otherwise duly completed. The Borrower shall deliver to the Trustee and the Registrar a copy of each such Variable Funding Note issued. Each Variable Funding Note shall evidence each Lender’s ratable share of the security interest in the Collateral granted pursuant to Section 8.1 in an amount equal, at any time, to the percentage equivalent of a fraction, (x) the numerator of which is the outstanding Advances by such Lender under the applicable Variable Funding Note on such day and (y) the denominator of which is the Advances Outstanding on such day. Interest shall accrue, and each Variable Funding Note shall be payable, as described herein.

(b) During the Revolving Period, the Borrower may, at its option, request the Lenders to make advances of funds (each, an “Advance”) under the Variable Funding Notes, each such Funding Request to be substantially in the form of Exhibit A-1 hereto, in an aggregate amount up to the Availability as of the proposed Funding Date of the Advance. Following the receipt of a Funding Request, subject to the terms and conditions hereinafter set forth, during the Revolving Period, the Lenders shall fund such Advance. Notwithstanding anything to the contrary contained herein, no Lender shall be obligated to provide the Borrower with aggregate funds in connection with an Advance that would exceed the least of (i) such Lender’s unused Commitment then in effect, (ii) the aggregate unused Commitments then in effect or (iii) the Availability, in each case on the proposed Funding Date of such Advance.

(c) The Borrower may, within 60 days but not less than 45 days prior to (x) the date on which any Liquidity Purchase Agreement terminates, (in the case of an extension of such Liquidity Purchase Agreement) or (y) the Termination Date then in effect pursuant to clause (c) of the definition thereof, (in the case of an extension of the Termination Date), request by written notice to the Agent that (i) each applicable Liquidity Bank extend the term of its related Liquidity Purchase Agreement for an additional period of 364 days and (ii) each Lender extend the Termination Date then in effect pursuant to clause (c) of the definition thereof for an additional period of 364 days. The Agent will give prompt notice to each applicable Liquidity Bank, each applicable Lender and the Trustee of its receipt of such request, and each such Liquidity Bank and Lender shall make a determination, each in its respective sole discretion, prior to the expiration of the Liquidity Purchase Agreement or the Termination Date, as applicable, as to whether or not it will agree to the extension requested, and shall notify the Agent thereof (who will thereupon notify the Trustee). The failure of the Agent to provide timely notice of any Liquidity Bank’s or Lender’s decision to the Borrower shall be deemed to constitute a refusal by such Liquidity Bank or Lender to extend the Termination Date or the term of the applicable Liquidity Purchase Agreement, respectively. Any Lender which fails to extend the term of its Liquidity Purchase Agreement shall be a Non-Extending Lender subject to Section 2.1(d). The Borrower confirms that each Liquidity Bank and the Conduit Lenders, in their sole and absolute discretion, without regard to the value or performance of the Collateral or any other factor, may elect not to extend the term of any Liquidity Purchase Agreement, the date set forth in clause (c) of the definition of Termination Date.

(d) If, during the Revolving Period, a Conduit Lender that funds the Advances to be made hereunder through the issuance of Commercial Paper Notes under a 364-day facility does not extend such facility (such Conduit Lender, a “Non-Extending Lender”), the Borrower shall have the right to replace such Non-Extending Lender with a new Lender by causing the Non-Extending Lender, at any time prior to the next succeeding Payment Date, to assign its Variable Funding Note to such new Lender in accordance with Section 12.17. Upon the effective date of such assignment, the Commitment of each Non-Extending Lender shall immediately terminate, and the Non-Extending Lender shall surrender its Variable Funding Note to the Registrar. If a Non-Extending Lender is not replaced prior to the next succeeding Payment Date, the Borrower shall, on such Payment Date, repay the Advances outstanding to such Non-Extending Lender in accordance with Section 2.8. The Borrower’s right to replace a Non-Extending Lender shall be exercisable by the Borrower before and after the Termination Date for such Non-Extending Lender.

(e) The Borrower may, with the written consent of the Agent and each Lender, add additional Persons as Lenders hereunder or cause an existing Lender to increase its Commitment in connection with a corresponding increase in the Facility Amount. Each additional Lender shall become a party hereto by executing and delivering to the Agent, the Trustee and the Borrower a Joinder Supplement.

Section 2.2 Procedures for Advances by the Lenders.

(a) Subject to the limitations set forth in Section 2.1, the Borrower may request an Advance from the Lenders by delivering to the Agent at the times set forth below, the information and documents set forth in this Section 2.2.

(b) No later than 2:00 p.m. (New York City time) one Business Day prior to the proposed Funding Date, the Borrower shall deliver:

(i) to the Trustee and the Agent, a duly completed Funding Request substantially in the form of Exhibit A-1 hereto; and, to the extent applicable,

(ii) subject to its receipt of a written request from the Agent, to the Agent a credit report and transaction summary for each Pre-Positioned Loan that is to be funded with the proceeds of the proposed Advance setting forth the credit underwriting by the Originator of such Pre-Positioned Loan, including, without limitation, a description of the Obligor and the proposed Loan transaction in a form reasonably acceptable to the Agent; provided that Pre-Positioned Loans with an Aggregate Outstanding Loan Balance no greater than 10% of the Aggregate Outstanding Loan Balance may be funded (in respect of all Advances Outstanding, including the proposed Advance) as Pre-Positioned Loans at any one time.

Each Funding Request shall (i) specify the aggregate amount of the requested Advance, which shall be in an amount equal to at least $1,000,000 or an integral multiple of $100,000 in excess thereof, (ii) specify the proposed Funding Date of the requested Advance, (iii) specify the amount of Advances Outstanding, (iv) include a representation that all conditions precedent for a funding have been met, (v) include a Borrowing Base Certificate calculated as of the date the Advance is requested and after giving effect to the Advance requested therein and the use of proceeds thereof, (vi) include a wire disbursement and authorization form and (vii) include an updated Loan List including each Pre-Positioned Loan to be funded with the proceeds of the requested Advance. Any Funding Request shall be irrevocable. If any Funding Request is received by the Agent after 2:00 p.m. (New York City time) on the Business Day that is one Business Day prior to the Business Day for which such Advance is requested or on a day that is not a Business Day, such Funding Request shall be deemed to be received by the Agent at 9:00 a.m. on the next Business Day. The Agent shall promptly notify the Lenders of the receipt of each Funding Request. Such notice shall be given by telephone and shall be promptly confirmed in writing by facsimile.

(c) No later than 2:00 p.m. (New York City time) on the proposed Funding Date, the Borrower (or the Servicer on its behalf) shall deliver to the Agent and the Trustee a certification substantially in the form of Exhibit I to the Borrower concerning the Trustee’s receipt of certain documentation relating to each Pre-Positioned Loan to be funded with the proceeds of such Advance.

(d) On the Funding Date, subject to the limitations set forth in Section 2.1, and upon satisfaction of the applicable conditions set forth in Article III, each Lender (other than a Non-Extending Lender) shall make available to the Borrower in same day funds, at such bank or other location reasonably designated by the Borrower in the Funding Request given pursuant to this Section 2.2, an amount equal to such Lender’s Pro Rata Share of the least of (x) the amount requested by the Borrower for such Advance, (y) the aggregate unused Commitments then in effect and (z) an amount equal to the Availability on such Funding Date.

(e) On each Funding Date, each Conduit Lender, to the extent such Conduit Lender will fund the requested Advance through the issuance of Commercial Paper Notes, will use commercially reasonable efforts to select maturities for such Commercial Paper Notes which will correspond as nearly as practicable to the periodic settlement date of any Hedge Transaction the Borrower may be required to enter into on such Funding Date pursuant to Section 5.2; provided that prior to the occurrence of an Interest Rate Hedge Trigger, the maturities of the Commercial Paper Notes will be selected at the discretion of each Conduit Lender; and provided further that no Conduit Lender shall incur any liability or obligation to any party under this Agreement or any other Transaction Document by reason of its failure or inability to cause the maturities of its Commercial Paper Notes then issued to correspond to the tenor of any such Hedge Transaction as described herein.

(f) On each Funding Date, the obligation of each Lender to remit its Pro Rata Share of any Advance shall be several from that of each other Lender and the failure of any Lender to make such amount available to the Borrower shall not relieve any other Lender of its obligation hereunder.

(g) Subject to the limitations set forth in Section 2.1, on any day on which the Availability is greater than zero, nothing in this Agreement shall prevent the Borrower from requesting an Advance from the Lenders for the purpose of distributing the proceeds of such Advance to Kohlberg Capital and for any other purpose not prohibited by this Agreement.

Section 2.3 Optional Changes in Facility Amount; Prepayments.

(a) The Borrower shall be entitled at its option, at any time prior to the occurrence of a Termination Event, to terminate in whole or reduce in part the portion of the Facility Amount that exceeds the sum of the Advances Outstanding, accrued Interest, Breakage Costs and Hedge Breakage Costs; provided that the Borrower shall give prior written notice in the form of Exhibit A-2 of such reduction to the Agent (with a copy to the Trustee) as provided in Section 2.3(b) and that any partial reduction of the Facility Amount shall be in an amount equal to $1,000,000 and integral multiples of $100,000 in excess thereof. Any request for a reduction or termination pursuant to this Section 2.3(a) shall be irrevocable. The Commitment of each Lender shall be reduced by an amount equal to its Pro Rata Share (prior to giving effect to any reduction of Commitments hereunder) of the aggregate amount of any reduction under this Section 2.3(a).

(b) Prior to the occurrence of a Termination Event, the Borrower may, upon one Business Day’s prior written notice (such notice to be received by the Agent and the Hedge

Counterparty no later than 3:00 p.m. (New York City time) on such day) to the Agent, the Trustee, the Backup Servicer and each applicable Hedge Counterparty, reduce the Advances Outstanding by delivering to the Agent, (i) for payment to each Lender immediately available funds in the amount of such Lender’s Pro Rate Share, and (ii) instructions to reduce such Advances Outstanding, and to pay accrued Interest, Breakage Costs and Hedge Breakage Costs related to Advances Outstanding so reduced; provided that no such reduction shall be given effect unless the Borrower has complied with the terms of any Hedging Agreement requiring that one or more Hedge Transactions be terminated in whole or in part as the result of any such reduction of the Advances Outstanding, and the Borrower has paid in full all Hedge Breakage Costs owing to the relevant Hedge Counterparty for any such termination. Any reduction of the Advances Outstanding (other than (i) with respect to prepayments of Advances Outstanding to be made by the Borrower to reduce Advances Outstanding such that the Availability is greater than or equal to $0 or (ii) permanent reductions in the Facility Amount) shall be in a minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof. Any such reduction will occur only if sufficient funds have been remitted to pay all such amounts in the succeeding sentence in full. Upon receipt of such amounts, the Agent shall apply such amounts to the payment of any Hedge Breakage Costs, to the pro rata reduction of the Advances Outstanding, to the payment of accrued Interest on the amount of the Advances Outstanding to be repaid by paying such amounts to the Lenders, and to the payment of any Breakage Costs. Any Advance so prepaid may, subject to the terms and conditions hereof, be reborrowed during the Revolving Period. Any Borrower Notice relating to any prepayment pursuant to this Section 2.3(b) shall be irrevocable.

Section 2.4 Deemed Collections.

If on any day (a) the Trustee on behalf of the Secured Parties does not own or have a valid and perfected first priority security interest in any Loan and Related Property (subject to Permitted Liens) or (b) any representation or warranty that such Loan was an Eligible Loan was not true when made, then upon the earlier of the Borrower’s receipt of notice from the Agent or the Borrower becoming aware thereof and the Borrower’s failure to cure such breach within 30 days (if cure is reasonably possible and otherwise immediately upon receipt of such notice or the Borrower becoming aware), the Borrower shall be deemed to have received on such day a collection (a “Deemed Collection”) of such Loan in full and shall on such day pay to the Trustee on behalf of the Secured Parties an amount equal to (x) the sum of (i) the amount determined by multiplying the percentage set forth in the definition of Advance Rate herein applicable to such Loan times the Outstanding Loan Balance of such Loan on the date of repurchase, plus (ii) accrued Interest to be applied to the pro rata reduction of the Advances Outstanding, plus (y) any Breakage Costs and Hedge Breakage Costs and any other payments owing to the applicable Hedge Counterparty in respect of the termination of any Hedge Transaction required as a result of the Deemed Collection, plus (z) any other costs and expenses related to the retransfer of such Loan and any Related Property contemplated by this Section 2.4. In connection with any such Deemed Collection, the Trustee on behalf of the Secured Parties shall automatically and without further action (unless otherwise necessary or requested by the Borrower or Servicer, in which event the Trustee is hereby authorized to execute and deliver such instruments and documents as may be requested by the Borrower or the Servicer) be deemed to release the Lien on such Loan and any Related Property created by this Agreement in favor of the Trustee on behalf of the Secured Parties and transfer to the Borrower, free and clear of any Lien created by the Trustee on behalf of the Secured Parties, all of the right, title and interest of the Trustee on behalf of the Secured Parties in, to, and under the Loan and any Related Property with respect to which the Agent has received such Deemed Collection (such Loan a “Repurchased Loan”), but without any recourse, representation and warranty of any kind, express or implied.

Section 2.5 Notations on Variable Funding Notes.

Each Lender (or its agent on its behalf) is hereby authorized to enter on a schedule attached to the Variable Funding Note with respect to such Lender a notation (which may be computer generated) or to otherwise record in its internal books and records or computer system with respect to each Advance under the Variable Funding Note made by the applicable Lender of: (a) the date and principal amount thereof and (b) each payment and repayment of principal thereof. Any such recordation shall, absent manifest error, constitute prima facie evidence of the accuracy of the information so recorded. The failure of the Agent to make any such notation on the schedule attached to the applicable Variable Funding Note shall not limit or otherwise affect the obligation of the Borrower to repay the Advances under the Variable Funding Note in accordance with the terms set forth herein.

Section 2.6 Principal Repayments.

(a) Unless sooner prepaid pursuant to Section 2.3(b) or Section 9.1, the Advances Outstanding shall be repaid in full on the date that occurs twenty-four (24) months following the Termination Date. In addition, Advances Outstanding shall be repaid as and when necessary to cause the Availability to equal or exceed $0, and any amount so repaid may, subject to the terms and conditions hereof, be reborrowed hereunder during the Revolving Period.

(b) All repayments of any Advance or any portion thereof shall be made together with payment of (i) all Interest accrued and unpaid on the amount repaid to (but excluding) the date of such repayment, (ii) any and all Breakage Costs, and (iii) all Hedge Breakage Costs and any other amounts payable by the Borrower under or with respect to any Hedging Agreement.

Section 2.7 Interest Payments.

(a) Interest shall accrue on each Advance during each Accrual Period at the applicable Interest Rate. The Borrower shall pay Interest on the unpaid principal amount of each Advance for the period commencing on and including the Funding Date of such Advance, as applicable, through but excluding the date that such Advance, as applicable, shall be paid in full. Interest shall accrue during each Accrual Period and be payable on each Advance on each Payment Date, unless earlier paid pursuant to or in connection with (i) a prepayment in accordance with Section 2.3, (ii) a reimbursement or repayment in accordance with Section 2.4 or (iii) a CP Payment Date.

(b) Each Lender shall determine the Interest Rate and Interest (including unpaid Interest, if any, due and payable on a prior Payment Date) to be paid by the Borrower with respect to each Advance on each Payment Date for the related Accrual Period and shall advise the Servicer on behalf of the Borrower and the Trustee thereof three Business Days prior to such Payment Date.

(c) Anything in this Agreement or the other Transaction Documents to the contrary notwithstanding, if at any time the rate of interest payable by any Person under this Agreement and the Transaction Documents exceeds the highest rate of interest permissible under Applicable Law (the “Maximum Lawful Rate”), then, so long as the Maximum Lawful Rate would be exceeded, the rate of interest under this Agreement and the Transaction Documents shall be equal to the Maximum Lawful Rate. If at any time thereafter the rate of interest payable under this Agreement and the Transaction Documents is less than the Maximum Lawful Rate, such Person shall continue to pay interest under this Agreement and the Transaction Documents at the Maximum Lawful Rate until such time as the total interest received from such Person is equal to the total interest that would have been received had Applicable Law not limited the interest rate payable under this Agreement and the Transaction Documents. In no event shall the total interest received by any Lender under this Agreement and the Transaction Documents exceed the amount that such Lender could lawfully have received, had the interest due under this Agreement and the Transaction Documents been calculated since the Closing Date at the Maximum Lawful Rate.

Section 2.8 Settlement Procedures.

(a) (1) During the Revolving Period. On each Payment Date during the Revolving Period, the Servicer on behalf of the Borrower shall pay to the following Persons pursuant to the Monthly Report, to the extent of Available Funds, from the Collection Account and, to the extent of Available Funds, as applicable, from the Reserve Account, the following amounts in the following order of priority:

(i) First, pro rata to each Hedge Counterparty, any amounts, excluding any Hedge Breakage Costs and any payments due in respect of the termination of any Hedge Transactions, owing to that Hedge Counterparty under its respective Hedging Agreement in respect of any Hedge Transaction(s), for the payment thereof;

(ii) Second, to the Servicer, to the extent of Collections received with respect to the specific Loans and Obligors for which such Servicer Advances were made, in an amount equal to any Unreimbursed Servicer Advances on such Loans, for the payment thereof;

(iii) Third, to the Backup Servicer, in amount equal to any accrued and unpaid currently due Backup Servicer Fee, all unpaid Backup Servicer Fees due from a prior Payment Date, any unpaid Backup Servicer Expenses and amounts due to the Backup Servicer as an Indemnified Party, and any Transition Costs, for the payment thereof; provided that the amount of Transition Costs payable under this clause Third shall not exceed $100,000 in the aggregate with respect to such Payment Date;

(iv) Fourth, to the Trustee in an amount equal to any accrued and unpaid currently due Trustee Fee, all unpaid Trustee Fees due from a prior Payment Date, all unpaid Trustee Expenses, and any other amounts due to the Trustee as an Indemnified Party, for the payment thereof;

(v) Fifth, to the Servicer, in an amount equal to its accrued and unpaid Servicing Fees and, to any Successor Servicer, Market Servicing Fee Differential to the end of the preceding Collection Period, for the payment thereof; provided that the amount of Market Servicing Fee Differential payable in any 12-month period under this clause Fifth shall not exceed 1.0% of the Aggregate Outstanding Loan Balance;

(vi) Sixth, pro rata to each Lender in an amount equal to any accrued and unpaid Interest and Breakage Costs, for the payment thereof;

(vii) Seventh, pro rata to each Lender in an amount equal to any accrued and unpaid Program Fee and Facility Fee, for the payment thereof;

(viii) Eighth, to the Agent for the account of the applicable Affected Party, to be paid pro rata to such Affected Party in accordance with the amount owed to such Person under this clause Eighth, in an amount equal to any unpaid Increased Costs, Taxes and any Other Costs, for the payment thereof;

(ix) Ninth, pro rata to each Lender, if the Required Advance Reduction Amount is greater than zero, an amount necessary to reduce the Required Advance Reduction Amount to zero;

(x) Tenth, to the Reserve Account, an amount, if necessary, required for the amount on deposit in the Reserve Account to equal the Reserve Account Required Amount;

(xi) Eleventh, to the Agent, the Lenders, the Affected Parties and the Indemnified Parties, pro rata in accordance with the amount owed to such Person under this clause Eleventh, all other amounts (other than Advances Outstanding) then due under this Agreement, for the payment thereof;

(xii) Twelfth, pro rata to each Hedge Counterparty, any Hedge Breakage Costs, any payments due in respect of the termination of any Hedge Transactions owing that Hedge Counterparty under its respective Hedging Agreement in respect of any Hedge Transaction(s), for the payment thereof;

(xiii) Thirteenth, to the extent not paid by the Servicer, to the Backup Servicer, to the Trustee, and to any Successor Servicer, as applicable, pro rata in accordance with the amount owed to such Person under this clause Thirteenth, in an amount equal to any accrued and unpaid Backup Servicer Expenses, Trustee Expenses and, to the extent not previously paid pursuant to (x) clause Third above, the Market Servicing Fee Differential, and (y) clause Fourth above, Transition Costs, for the payment thereof;

(xiv) Fourteenth, pro rata in accordance with the amount owed to such Persons under this clause Fourteenth, in an amount equal to all Advances outstanding made by each Non-Extending Lender, together with any accrued and unpaid interest thereon (to the extent not paid in clause Sixth above).

(xv) Fifteenth, to the extent of remaining Available Funds representing Principal Collections, for reinvestment in additional Eligible Loans that shall become part of the Collateral within two Business Days thereafter;

(xvi) Sixteenth, to the extent of remaining Available Funds representing Principal Collections, to deposit in the Principal Collection Account;

(xvii) Seventeenth, any amounts on deposit in the Reserve Account in excess of the Reserve Account Required Amount and all remaining amounts shall be distributed to the Borrower.

(2) On the terms and conditions hereinafter set forth, at any time during the Revolving Period, the Servicer may, to the extent of any Principal Collections on deposit in the Principal Collection Account:

(i) withdraw such funds for the purpose of reinvesting in additional Eligible Loans, provided the following conditions are satisfied:

a. all conditions precedent set forth in Section 3.2(a) have been satisfied;

b. the Servicer provides same day written notice to the Agent and Trustee by facsimile (to be received no later than 1:00 p.m. (New York time) on such day) of the request to withdraw Principal Collections and the amount thereof;

c. the notice required in clause (b) above shall be accompanied by a Borrower Notice in the form of Exhibit A-2 and a Borrowing Base Certificate and the same are executed by the Borrower and at least one Responsible Officer of the Servicer;

d. the Trustee provides to the Agent by facsimile or email (to be received no later than 2:00 p.m. (New York time) on that same date) a statement reflecting the total amount on deposit on such day (and as of the time noted on such statement) in the Principal Collection Account; and

e. upon confirmation by the Agent of the satisfaction of the conditions set forth in clauses (a) through (d) above, the Trustee shall release funds from the Principal Collection Account to the Servicer in an amount not to exceed the lesser of (A) the amount requested by the Servicer and (B) the amount on deposit in the Principal Collection Account on such day; or

(ii) withdraw such funds for the purpose of making payments in respect of the Advances Outstanding at such time in accordance with and subject to the terms of Section 2.3(b).

(b) During the Amortization Period. On each Payment Date during the Amortization Period, the Servicer on behalf of the Borrower shall pay to the following Persons pursuant to the

Monthly Report, to the extent of Available Funds, from the Collection Account and, to the extent of Available Funds, as applicable, from the Reserve Account, the following amounts in the following order of priority:

(i) First, pro rata to each Hedge Counterparty, any amounts, including any Hedge Breakage Costs and any payments due in respect of the termination of any Hedge Transactions owing to that Hedge Counterparty under its respective Hedging Agreement in respect of any Hedge Transaction(s), for the payment thereof; provided that the amount of Hedge Breakage Costs payable under this clause First shall not exceed $250,000 in the aggregate;

(ii) Second, to the Servicer, to the extent of Collections received with respect to the specific Loans and Obligors for which such Servicer Advances were made, in an amount equal to any Unreimbursed Servicer Advances on such Loans, for the payment thereof;

(iii) Third, to the Backup Servicer, in amount equal to any accrued and unpaid currently due Backup Servicer Fee, all unpaid Backup Servicer Fees due from a prior Payment Date, any unpaid Backup Servicer Expenses and amounts due to the Backup Servicer as an Indemnified Party, and any Transition Costs, for the payment thereof; provided that the amount of Transition Costs payable under this clause Third shall not exceed $100,000 in the aggregate with respect to such Payment Date;

(iv) Fourth, to the Trustee in an amount equal to any accrued and unpaid currently due Trustee Fee, all unpaid Trustee Fees due from a prior Payment Date, all unpaid Trustee Expenses, and any other amounts due to the Trustee as an Indemnified Party, for the payment thereof;

(v) Fifth, to the Servicer, in an amount equal to its accrued and unpaid Servicing Fees and, to any Successor Servicer, Market Servicing Fee Differential to the end of the preceding Collection Period, for the payment thereof; provided that the amount of Market Servicing Fee Differential payable in any 12-month period under this clause Third shall not exceed 1.0% of the Aggregate Outstanding Loan Balance;

(vi) Sixth, pro rata to each Lender, in an amount equal to any accrued and unpaid Interest and Breakage Costs, for the payment thereof;

(vii) Seventh, pro rata to each Lender, in an amount equal to any accrued and unpaid Program Fee and Facility Fee, for the payment thereof;

(viii) Eighth, to the Agent, for the account of the applicable Affected Party, to be paid pro rata to such Affected Party in accordance with the amount owed to such Person under this clause Eighth, in an amount equal to any unpaid Increased Costs, Taxes and any Other Costs, for the payment thereof;

(ix) Ninth, to the Reserve Account, an amount, if necessary, required for the amount on deposit in the Reserve Account to equal the Reserve Account Required Amount;

(x) Tenth, to the extent of all remaining Available Funds and any amounts on deposit in the Reserve Account in excess of the Reserve Account Required Amount, pro rata to the Lenders, in an amount necessary to reduce the Advances Outstanding and Obligations to zero, for the payment thereof;

(xi) Eleventh, to the extent not previously paid pursuant to clause First above, pro rata to each Hedge Counterparty, any Hedge Breakage Costs owing to that Hedge Counterparty under its respective Hedging Agreement in respect of any Hedge Transaction(s), for the payment thereof;

(xii) Twelfth, to the Agent, the Lenders, the Affected Parties and the Indemnified Parties, pro rata in accordance with the amount owed to such Person under this clause Twelfth, all other amounts (other than Advances Outstanding) then due under this Agreement, for the payment thereof;

(xiii) Thirteenth, to the extent not paid by the Servicer, to the Backup Servicer, to the Trustee, and to any Successor Servicer, as applicable, pro rata in accordance with the amount owed to such Person under this clause Thirteenth, in an amount equal to any accrued and unpaid Backup Servicer Expenses, Trustee Expenses and, to the extent not previously paid pursuant to (x) clause Third above, the Market Servicing Fee Differential, and (y) clause Fourth above, Transition Costs, for the payment thereof;

(xiv) Fourteenth, any remaining amounts shall be distributed to the Borrower.

Section 2.9 Collections and Allocations.

(a) The Borrower or the Servicer on behalf of the Borrower shall promptly (but in no event later than by the close of business on the second Business Day after the receipt thereof) identify any Collections received by it as being Interest Collections or Principal Collections and deposit all such Interest Collections or Principal Collections received directly by it into the Collection Account and corresponding Interest Collection Account or Principal Collection Account. The Servicer on behalf of the Borrower shall make such deposits or payments on the date indicated by wire transfer, in immediately available funds.

(b) Until the occurrence of a Termination Date, to the extent there are uninvested amounts deposited in the Collection Account or the Reserve Account, all amounts shall be invested in Permitted Investments selected by the Servicer on behalf of the Borrower, and from and after the occurrence of a Termination Date, to the extent there are uninvested amounts deposited in the Collection Account all amounts may be invested in Permitted Investments selected by the Agent that mature no later than the next Business Day.

(c) Notwithstanding anything to the contrary contained herein or in any other Transaction Document, all payments required to be made by the Borrower hereunder shall be made by the Borrower or the Servicer acting on its behalf, directing the Trustee to make such payments. The Trustee shall make such payments to the Secured Parties and any other Persons pursuant to this Agreement based solely on the information set forth in instructions, including the Monthly Report, furnished by the Servicer acting on behalf of the Borrower, and shall be entitled to conclusively rely on such information and reports, and on the calculations contained therein when making such payments.

Section 2.10 Payments, Computations, Etc.

(a) Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Borrower or the Servicer on behalf of the Borrower hereunder shall be paid or deposited in accordance with the terms hereof no later than 12:00 p.m. (New York City time) on the day when due in lawful money of the United States in immediately available funds to each Lender’s Account of the Lenders entitled to such amounts. The Borrower shall, to the extent permitted by law, pay to the Secured Parties interest on all amounts not paid or deposited when due hereunder at 2% per annum above the Base Rate, and in the case of any amounts not paid or deposited under any Hedging Agreement, interest at the “rate” specified in the applicable Hedging Agreement, in each case, payable on demand; provided that such interest rate shall not at any time exceed the Maximum Lawful Rate. All computations of interest and all computations of the Interest Rate and other fees hereunder shall be made on the basis of a year of 360 (other than calculations with respect to the Base Rate which shall be based on a year consisting of 365 or 366 days, as applicable) days for the actual number of days (including the first but excluding the last day) elapsed.

(b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of Interest, other interest or any fee payable hereunder, as the case may be.

(c) To the extent permitted under Applicable Law, all payments hereunder shall be made without set-off or counterclaim and in such amounts as may be necessary in order that all such payments shall not be less than the amounts otherwise specified to be paid under this Agreement (after withholding for or on account of any Taxes). Promptly following the Collection Date, the Agent and each Lender (or any agent acting on any Lender’s behalf) shall mark each applicable Variable Funding Note “Paid” and return it to the Borrower.

Section 2.11 [Reserved].

Section 2.12 Fees.

(a) The Borrower shall pay to each Lender, to the extent of Available Funds, from the Collection Account and, as applicable, from the Reserve Account, on each Payment Date, monthly in arrears, in accordance with Section 2.8(a)(1)(vii) and Section 2.8(b)(vii), the Program Fee and Facility Fee.

(b) The Borrower shall pay to the Servicer, to the extent of Available Funds, from the Collection Account and, as applicable, from the Reserve Account, on each Payment Date, monthly in arrears, in accordance with Section 2.8(a)(1)(iii) and Section 2.8(b)(iii), (i) the Servicing Fee and, as applicable to any Successor Servicer, the Market Servicing Fee Differential and (ii) ongoing fees of Independent public accountants in connection with performance of certain agreed-upon procedures and the duties set forth in Section 7.19.

(c) The Backup Servicer shall be entitled to receive, to the extent of Available Funds, from the Collection Account and, as applicable, from the Reserve Account, on each Payment Date, monthly in arrears, in accordance with Section 2.8(a)(1)(iii) and Section 2.8(b)(iii), an amount equal to the sum of the Backup Servicer Fee, its reasonable out-of-pocket fees and expenses, and other amounts due to it under this Agreement.

(d) The Trustee shall be entitled to receive, to the extent of Available Funds, from the Collection Account and, as applicable, from the Reserve Account, on each Payment Date, monthly in arrears, in accordance with Section 2.8(a)(1)(iv) and Section 2.8(b)(iv), the Trustee Fee, its reasonable out-of-pocket fees and expenses, and other amounts due to it under this Agreement.

(e) The Borrower shall pay to Dechert LLP, as counsel to the Agent, in accordance with Section 12.9, (i) the estimated legal fees and itemized out-of-pocket expenses of such counsel as of such date, and (ii) all additional reasonable fees and out-of-pocket expenses of such counsel within 30 days Business Days after receiving an invoice for such amounts; provided that all such fees shall be broken down by time and hourly rates and not value billed, and shall in any event not exceed the amount set forth in the Fee Letter.

Section 2.13 Increased Costs; Capital Adequacy; Illegality.

(a) If either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any Applicable Law or regulation or (ii) the compliance by an Affected Party with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), (A) shall subject an Affected Party to any Tax (except for Taxes on the overall net income of such Affected Party), duty or other charge with respect to an Advance hereunder, or on any payment made hereunder or (B) shall impose, modify or deem applicable any reserve requirement (including, without limitation, any reserve requirement imposed by the Federal Reserve Board, but excluding any reserve requirement, if any, included in the determination of Interest), special deposit or similar requirement against assets of, deposits with or for the amount of, or credit extended by, any Affected Party or (C) shall impose any other condition affecting an Advance or any Affected Party’s rights hereunder (or of maintaining a Lender’s obligation to make any such Advance), the result of which is to increase the cost to any Affected Party or to reduce the amount of any sum received or receivable by an Affected Party under this Agreement, then within ten days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost incurred or such reduction suffered.

(b) If either (i) the introduction of or any change in or in the interpretation of any Applicable Law, guideline, rule, regulation, directive or request or (ii) compliance by any Affected Party with any Applicable Law, guideline, rule, regulation, directive or request from any central bank or other Governmental Authority (whether or not having the force of law), including, without limitation, compliance by an Affected Party with any request or directive regarding capital adequacy, has or would have the effect of reducing the rate of return on the capital of any Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy) by an amount deemed by such Affected Party to be material, then from time to time, within ten days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such reduction. For avoidance of doubt, any interpretation of Accounting Research Bulletin No. 51 by the Financial Accounting Standards Board shall constitute an adoption, change, request or directive subject to this Section 2.13(b)

(c) If as a result of any event or circumstance similar to those described in Sections 2.13(a) and (b), any Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Party in connection with this Agreement or the funding or maintenance of Advances hereunder, then within ten days after demand by such Affected Party, the Borrower shall pay to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any such amounts paid by it.

(d) In determining any amount provided for in this Section 2.13, the Affected Party may use any reasonable averaging and attribution methods. Any Affected Party making a claim under this section shall submit to the Borrower a certificate as to such additional or increased cost or reduction, which certificate shall calculate in reasonable detail any such charges and shall be conclusive absent demonstrable error.

(e) If a Eurodollar Disruption Event as described in clause (a) of the definition of “Eurodollar Disruption Event” occurs, each affected Lender shall notify the Agent thereof and the Agent shall in turn so notify the Borrower, whereupon all Advances funded by the affected Lender in respect of which Interest accrues at the LIBOR Rate shall immediately be converted into Advances in respect of which Interest accrues at the Base Rate.

(f) Failure or delay on the part of any Affected Party to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such Affected Party’s right to demand such compensation.

Section 2.14 Taxes.

(a) All payments made by the Borrower to or for the account of the Agent or another Secured Party in respect of any Advance and all payments made by the Borrower or the Servicer on behalf of the Borrower under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes, unless such withholding or deduction is required by law. In such event, the Borrower shall pay to the appropriate taxing authority any such Taxes required to be deducted or withheld and the amount payable to the Agent and each other Secured Party (as the case may be) will be increased (such increase, the “Additional Amount”) such that every net payment made under this Agreement after deduction or withholding for or on account of any Taxes (including, without limitation, any Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been deducted or withheld. The foregoing obligation to pay Additional Amounts, however, will not apply with respect to, and the term “Additional Amount” shall be deemed not to include any (i) franchise (and similar) taxes imposed on the Agent or another Secured Party or (ii) taxes on or measured by the net income or gross income (including branch profits) of the Agent or another Secured Party, imposed by the jurisdiction (or any political subdivision thereof), as a result of the Agent or another Secured Party, as the case may be, being organized or having its principal office or offices or lending office or offices located in such jurisdiction or as a result of a present or former connection between the Agent or the other Secured Party and the jurisdiction (other than a connection arising solely as a result of the Agent or other Secured Party having performed its obligations or received payment hereunder). If the Agent or another Secured Party pays any Taxes in respect of which the Borrower is obligated to pay Additional Amounts under this Section 2.14(a), the Borrower shall promptly reimburse such Secured Party or the Agent, as applicable, in full.

(b) The Borrower will indemnify each Secured Party and the Agent for the full amount of Taxes in respect of which the Borrower is required to pay Additional Amounts (including, without limitation, any Taxes imposed by any jurisdiction on such Additional Amounts) paid by such Secured Party or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided that such Secured Party or the Agent, as appropriate, making a demand for indemnity payment, shall provide the Borrower, at its address set forth under its name on Annex A hereto, with a certificate from the relevant taxing authority or from a Responsible Officer of such Secured Party or the Agent stating or otherwise evidencing that such Secured Party or the Agent has made payment of such Taxes and will provide a copy of or extract from documentation, if available, furnished by such taxing authority evidencing assertion or payment of such Taxes. This indemnification shall be made within ten days from the date the Secured Party or the Agent (as the case may be) makes written demand therefor.

(c) Within 30 days after the date of any payment by the Borrower of any Taxes, the Borrower will furnish to the Agent, at its address set forth on Annex A hereto, appropriate evidence of payment thereof.

(d) If the Secured Party is not a United States Person within the meaning of Code Section 7701(a)(3) (a “Non-U.S. Participant”), the Secured Party shall deliver to the Borrower with a copy to the Agent and the Trustee (i) within 15 days after the date hereof, or, if later, the date on which the Secured Party becomes a Secured Party hereunder two (or such other number as may from time to time be prescribed by Applicable Laws) accurate and duly completed original signed copies of IRS Form W-8ECI, Form W-8IMY or Form W-8BEN (or any successor forms or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or Applicable Laws), as appropriate, to permit the Borrower to make payments hereunder for the account of such Secured Party, as the case may be, without deduction or withholding of United States federal income or similar Taxes and (ii) upon the obsolescence (including by reason of a lapse in time) of or after the occurrence of any event requiring a change in, any form or certificate previously delivered pursuant to this Section 2.14(d), two accurate and duly completed original signed copies (or such other number as may from time to time be prescribed by Applicable Laws) of such additional, amended or successor forms, certificates or statements as may be required under Applicable Laws to permit the Borrower to make payments hereunder for the account of such Secured Party, without deduction or withholding of United States federal income or similar Taxes. If the Secured Party is a Non-U.S. Participant and is claiming a complete exemption from withholding on interest pursuant to Code Sections 871(h) or 881(c), the Secured Party shall deliver (along with two accurate and complete original signed copies of IRS Form W-8BEN) a certificate in form and substance reasonably acceptable to the Borrower (any such certificate, a “Withholding Certificate”) certifying to the effect that the Secured Party is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code. In addition, if the Secured Party is a Non-U.S. Participant, it agrees that from time to time after the Closing Date, (or in the case of a Secured Party that is an assignee, after the date of the assignment to such Secured Party), when a lapse in time (or change in circumstances) renders the prior Withholding Certificates hereunder obsolete or inaccurate in any material respect, the Secured Party shall, to the extent permitted under Applicable Law and, if applicable, a new Withholding Certificate, to confirm or establish the entitlement of the Secured Party to an exemption from United States withholding tax on interest payments to be made hereunder or under any Loan.

(e) If the Secured Party is not a Non-U.S. Participant, it shall provide two accurate, properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to the Borrower, with a copy to the Agent and the Trustee, certifying that the Secured Party is exempt from United States backup withholding tax. To the extent that a form provided pursuant to this section is rendered obsolete or inaccurate in any material respects as result of change in circumstances with respect to the status of the Secured Party, the Secured Party shall, to the extent permitted by applicable law, deliver to the Borrower revised forms necessary to confirm or establish the entitlement to such Secured Party’s exemption from United States backup withholding tax.

(f) The Borrower shall not be required to compensate any Secured Party pursuant to Section 2.14(b) or indemnify any Secured Party pursuant to Section 10.1 for any Taxes to the extent that such obligations would not have arisen but for the fact that (i) such Secured Party failed to comply with Sections 2.14(d) or (e), as applicable, (ii) the form or forms and/or Withholding Certificate delivered by the Lender or Agent pursuant to Section 2.1(e) or (e) do not establish a complete exemption from U.S. federal withholding tax or the information or certifications made therein by the Secured Party are untrue or inaccurate on the date delivered in any material respect, or (iii) the Secured Party designated a successor lending office at which it maintains the Advances which has the effect of causing such Secured Party to become obligated for Tax payments in excess of those in effect immediately prior to such designation.

(g) In the event the Borrower (i)(A) compensates any Secured Party for any Taxes pursuant to Section 2.1(f) or (B) makes an indemnification payment for Taxes pursuant to Section 8.1 and (ii) makes a written request to such Secured Party for its cooperation, the Secured Party shall cooperate with the Borrower in challenging such Taxes, provided that (x) the Secured Party reasonably determines in good faith that it will not suffer any adverse effect as a result thereof, (y) all costs of such challenge are at the expense of the Borrower and (z) the Borrower determines in good faith that there is reasonable basis to prevail in a challenge of such taxes.

(h) If a Secured Party determines that it has received a refund in respect of any Taxes for which the Borrower has compensated it pursuant to Section 2.1(f) or indemnified it pursuant to Section 8.1, it shall promptly remit the portion of such refund to the Borrower as it reasonably determines will leave it in no better or worse after-tax financial position (taking into account all out-of-pocket expenses of such Secured Party and without interest (other than any interest paid by the relevant taxing authority with respect to such refund)) than it would have been in if the Taxes giving rise to such refund had never been imposed in the first instance; provided that the Borrower, upon the request of such Secured Party, agrees promptly to return such refund to such Secured Party in the event such Secured Party is required to repay such refund to the relevant taxing authority (including any interest or penalties).

(i) If, in connection with an agreement or other document providing liquidity support, credit enhancement or other similar support to any Lender in connection with this Agreement or the funding or maintenance of Advances hereunder, such Lender is required to compensate a bank or other financial institution in respect of Taxes under circumstances similar to those described in this Section 2.14, then within ten days after demand by such Lender, the Borrower shall pay to such Lender such additional amount or amounts as may be necessary to reimburse such Lender for any amounts paid by them.

Section 2.15 Assignment of the Purchase Agreement.

The Borrower hereby assigns to the Trustee, for the ratable benefit of the Secured Parties hereunder, all of the Borrower’s right, and title and interest in and to (but none of its obligations under) the Purchase Agreement. In furtherance and not in limitation of the foregoing, the Borrower hereby assigns to the Trustee on behalf of the Secured Parties, its right to Indemnification under Section 10.18 of the Purchase Agreement. The Borrower confirms that following a Termination Event the Agent shall have the sole right to enforce the Borrower’s rights and remedies under the Purchase Agreement for the benefit of the Secured Parties, but without any obligation on the part of the Trustee, the Secured Parties or any of their respective Affiliates, to perform any of the obligations of the Borrower under the Purchase Agreement. Each of the Borrower and the Agent further confirms and agrees that such assignment to the Trustee shall terminate upon the Collection Date; provided that the rights of the Trustee and the Secured Parties pursuant to such assignment with respect to rights and remedies in connection with any indemnities and any breach of any representation, warranty or covenants made by the Originator pursuant to the Purchase Agreement, which rights and remedies survive the termination of the Purchase Agreement, shall be continuing and shall survive any termination of such assignment.

Section 2.16 Lien Release Dividend.

(a) Notwithstanding any provision contained in this Agreement to the contrary, provided there is not then existing an Unmatured Termination Event, a Termination Event, an Unmatured Servicer Termination Event or a Servicer Termination Event, on a Lien Release Dividend Date, the Borrower may dividend to the Originator all or a portion of the Transferred Loans (the “Lien Release Dividend”), subject to the following terms and conditions:

(i) The Borrower and the Originator shall have given the Agent (with a copy to the Trustee) at least two (2) Business Days’ prior written notice of their intent to effectuate a Lien Release Dividend, unless such notice is waived by the Agent;

(ii) Any Lien Release Dividend shall only be in connection with a Permitted Securitization Transaction;

(iii) After giving effect to the Lien Release Dividend and the transfer to the Originator of the Transferred Loans or portions thereof on the Lien Release Dividend Date, (A) the Availability is greater than or equal to $0, (B) the representations and warranties contained in Sections 4.1 and 4.2 shall continue to be correct in all material respects, except to the extent relating to an earlier date, (C) the eligibility of any Transferred Loan remaining as part of the Collateral after the Lien Release Dividend will be redetermined as of the Lien Release Dividend Date, (D) the Concentration Limits will be redetermined as of the Lien Release Dividend Date, (E) neither an Unmatured Termination Event, a Termination Event, an Unmatured Servicer Termination Event nor a Servicer Termination Event shall have resulted; and (F) the Collateral Quality Test shall be satisfied after giving effect to the Lien Release Dividend;

(iv) Such Lien Release Dividend must be in compliance with Applicable Law and may not (A) be made with the intent to hinder, delay or defraud any creditor of the Borrower or (B) leave the Borrower, immediately after giving effect to the Lien Release Dividend, (i) insolvent, (ii) with insufficient funds to pay its obligations as and when they become due or (iii) with inadequate capital for its present and anticipated business and transactions;

(v) On or prior to the Lien Release Dividend Date, the Borrower shall have (A) delivered to the Agent a list specifying all Transferred Loans or portions thereof to be transferred pursuant to such Lien Release Dividend and the Agent shall have approved same in its sole discretion and (B) obtained all authorizations, consents and approvals required to effectuate the Lien Release Dividend;

(vi) A portion of a Transferred Loan may be transferred pursuant to a Lien Release Dividend provided that (A) such transfer does not have an adverse effect on the portion of the Loan remaining as a part of the Collateral, any other Collateral or the Secured Parties, (B) the Loan Documents for such portion of the Transferred Loan remaining as a part of the Collateral have been amended to contain customary pro rata sharing, intercreditor and, if applicable, subordination, provisions and (C) a new promissory note for the portion of the Transferred Loan remaining as a part of the Collateral has been executed by the Obligor, and the original thereof has been endorsed in blank or to the Trustee on behalf of the Secured Parties and delivered to the Trustee; and

(vii) The Borrower shall deliver a Borrowing Base Certificate (including a calculation of the Borrowing Base after giving effect to such Lien Release Dividend) to the Agent; and

(viii) The Borrower shall have paid in full an aggregate amount equal to the sum of all amounts due and owing to the Agent, the Trustee, the Backup Servicer, the Lenders and the Hedge Counterparty, as applicable, under this Agreement and the other Transaction Documents, to the extent accrued to such date (including, without limitation, Breakage Costs and Hedge Breakage Costs) with respect to the Transferred Loans to be transferred pursuant to a Lien Release Dividend and incurred in connection with the transfer of such Transferred Loans pursuant to such Lien Release Dividend and the termination of any Hedge Transactions, in whole or in part, in connection therewith.

(b) In connection with the Lien Release Dividend, there shall be sold and assigned to the Borrower, without recourse, representation or warranty, all of the right, title and interest of the Trustee on behalf of the Secured Parties in, to and under the Transferred Loans or portions thereof so transferred (together with, in the case of the transfer of the Transferred Loans but not portions thereof, any related Collateral) and such Transferred Loans or portions thereof so transferred (together with, in the case of the transfer of the Transferred Loans but not portions thereof, any related Collateral) shall be released from the Lien of this Agreement (subject to the requirements of Section 2.16(a)(iii) above).

(c) The Borrower hereby agrees to pay the reasonable legal fees and expenses of the Agent, the Trustee and the other Secured Parties in connection with any Lien Release Dividend (including, but not limited to, expenses incurred in connection with the release of the Lien of the Trustee on behalf of the Secured Parties and any other party having an interest in the Transferred Loans in connection with such Lien Release Dividend).

(d) In connection with any Lien Release Dividend, on the related Lien Release Dividend Date, the Trustee at the written direction of the Secured Parties shall, at the expense of the Borrower (1) execute such instruments of release with respect to the Transferred Loans or portions thereof to be transferred to the Borrower (together with, in the case of the transfer of the Transferred Loans, any related Collateral, and in the case of a portion of a Transferred Loan, the related Collateral with respect to such portion), in recordable form if necessary, in favor of the Borrower as the Borrower may reasonably request, (2) deliver any portion of the Transferred Loans or portions thereof to be transferred to the Borrower (together with, in the case of the transfer of the Transferred Loans, any related Collateral, and in the case of a portion of a Transferred Loan, the related Collateral with respect to such portion) in its possession to the Borrower and (3) otherwise, at and in accordance with the written direction of the Borrower (to the extent not inconsistent with the aforementioned direction of the Secured Parties) take such actions, as are necessary and appropriate to release the Lien of the Trustee on behalf of the Secured Parties on the Transferred Loans or portions thereof to be transferred to the Borrower (together with, in the case of the transfer of the Transferred Loans, any related Collateral) and release and deliver to the Borrower such Transferred Loans or portions thereof to be transferred to the Borrower (together with, in the case of the transfer of the Transferred Loans, any related Collateral, and in the case of a portion of a Transferred Loan, the related Collateral with respect to such portion).

Section 2.17 Appointment of Registrar and Duties.

(a) U.S. Bank is hereby appointed by the Borrower to act as Registrar under this Agreement and hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth in the Agreement.

(b) As long as any Advances remain outstanding under the Variable Funding Notes, the Borrower shall maintain a Registrar therefor.

(c) The Borrower shall cause to be kept a register (the “Note Register”) that contains an accurate and complete list of those Persons who from time to time shall be holders of the Variable Funding Notes (as reported to the Registrar by the Borrower). The Note Register shall be maintained by the Registrar, and so long as U.S. Bank is the Registrar, the Registrar may not be removed by the Borrower in the absence of gross negligence, bad faith or willful misconduct on the part of the Registrar. Upon the resignation of any Registrar, the Borrower shall promptly appoint a successor or, if it elects not to make such an appointment, assume the duties of Registrar. So long as U.S. Bank is the Registrar, the Note Register shall be kept at One Federal Street, Third Floor, Boston, Massachusetts 02110, or such other office as the Registrar may designate by written notice to the Borrower, the Servicer and the Agent.

(d) Upon the resignation of U.S. Bank as Registrar, the Borrower will give the Agent prompt written notice of the appointment of a successor Registrar and of the location, and any change in the location, of the Note Register, and the Agent shall have the right to inspect the Note Register at all reasonable times and to obtain copies thereof, and the Agent shall have the right to rely upon a certificate executed on behalf of the Registrar by a Responsible Officer thereof as to the names and addresses of the holder(s) of the Variable Funding Notes and the principal amounts and the amounts and number of the Variable Funding Notes.

Section 2.18 Substitution of Loans; Repurchase or Substitution of Ineligible Loans.

(a) Substitution of Loans. On any Substitution Date prior to the occurrence of a Termination Event (and after the Termination Date at the discretion of the Agent), the Borrower may, subject to the conditions set forth in this Section 2.18 and subject to the other restrictions contained herein (including, without limitation, the restrictions set forth in Section 2.20), replace any Transferred Loan with one or more Eligible Loans (each, a “Substitute Loan”), provided that no such replacement shall occur unless each of the following conditions is satisfied as of such Substitution Date:

(i) at least two Business Days prior to each Substitution Date, the Borrower shall have given to the Agent, the Trustee, the Backup Servicer and each Hedge Counterparty written notice of its intent to replace one or more Transferred Loans (each such notice, a “Substitution Notice”), specifying the Substitution Date and including a list of all Transferred Loans to be replaced on such Substitution Date (each a “Replaced Loan”);

(ii) each Substitute Loan is an Eligible Loan on the Substitution Date;

(iii) the aggregate Outstanding Loan Balance of such Substitute Loans shall be equal to or greater than the aggregate Outstanding Loan Balance of the Replaced Loans;

(iv) all representations and warranties of the Borrower contained in Sections 4.1 and 4.2 shall be true and correct as of the Substitution Date of any such Substitute Loan;

(v) the substitution of any Substitute Loan does not cause a Termination Event or Unmatured Termination Event to occur;

(vi) no adverse selection procedures shall have been employed in the selection of such Substitute Loan from the Originator’s portfolio;

(vii) all actions or additional actions (if any) necessary to perfect the security interest and assignment of such Substitute Loan and related Collateral to the Borrower and the Agent shall have been taken as of or prior to the Substitution Date;

(viii) the Collateral Quality Test shall have been satisfied; and

(ix) the Borrower shall deliver to the Agent (with a copy to the Trustee) on the date of such substitution (a) a certificate of a Responsible Officer certifying that each of the foregoing is true and correct as of the applicable Substitution Date and (b) a Borrowing Base Certificate (including a calculation of Borrowing Base after giving effect to such substitution).

In addition, the Borrower shall in connection with such substitution deliver to the Trustee the related Loan Documents and shall pay to the Lenders and each Hedge Counterparty, as applicable, all Hedge Breakage Costs, if any, incurred in connection with the substitution of such Loan pursuant to this Section 2.18 and the termination of any Hedge Transactions, in whole or in part, in connection therewith. In connection with any such substitution, the Trustee on behalf of the Secured Parties shall, automatically and without further action (unless otherwise necessary or requested by the Borrower or the Servicer), be deemed to transfer to the Borrower, free and clear of any Lien created by the Trustee on behalf of the Secured Parties, all of the right, title and interest of the Trustee on behalf of the Secured Parties in, to and under such Replaced Loan, but without any representation and warranty of any kind, express or implied.

(b) Repurchase or Substitution of Ineligible Loans.

(i) In the event of a breach of any representation or warranty set forth in Section 4.2 with respect to a Transferred Loan, Related Property and other related Collateral (each such Loan, Related Property and other related Collateral, an “Ineligible Loan”), no later than 30 days after the earlier of (x) knowledge of such breach on the part of the Borrower and (y) receipt by the Borrower of written notice thereof given by the Agent or the Trustee (each such event, a “Substitution Event”), the Borrower shall either (1) repay Advances Outstanding in an amount equal to the aggregate Retransfer Price of such Ineligible Loan(s) to which such breach relates on the terms and conditions set forth below, or (2) substitute for such Ineligible Loan a Substitute Loan; provided that no such repayment shall be required to be made with respect to such Ineligible Loan (and such

Loan shall cease to be an Ineligible Loan) if, on or before the expiration of such 30 day period, the representations and warranties in Section 4.2 with respect to such Ineligible Loan shall be made true and correct in all material respects with respect to such Ineligible Loan as if such Ineligible Loan had become part of the Collateral on such day. Notwithstanding anything contained in this Section 2.18(b) to the contrary, in the event of a breach of any representation and warranty set forth in Section 4.2 with respect to each Transferred Loan, Related Property and other related Collateral having been (A) granted to the Trustee on behalf of the Secured Parties free and clear of any Lien of any Person claiming through or under the Borrower and its Affiliates and (B) in compliance, in all material respects, with all requirements of Applicable Law applicable to the Borrower, the Borrower shall, not later than one Business Day following the earlier to occur of (I) the discovery of such breach by the Borrower or (II) receipt by the Borrower of written notice of such breach given by the Agent or the Trustee, repay Advances Outstanding in an amount equal to the sum of (i) the amount determined by multiplying the percentage set forth in the definition of Advance Rate herein applicable to such Loan times the Outstanding Loan Balance of such Loan on the date of repurchase, plus (ii) any accrued and unpaid Interest thereon, plus (iii) all Hedge Breakage Costs owed to any relevant Hedge Counterparty for any termination of one or more Hedge Transactions, in whole or in part, as required by the terms of any Hedge Agreement, plus (iv) any Breakage Costs incurred in connection with the retransfer of such Loan pursuant to this Section 2.18(b) and the termination of any Hedge Transactions in whole or in part in connection therewith (collectively, the “Retransfer Price”), and the Trustee on behalf of the Secured Parties shall release to the Borrower any such Ineligible Loan(s) and any Lien created pursuant to this Agreement or otherwise shall be automatically released, and the Secured Parties shall, in connection with such conveyance and without further action, be deemed to represent and warrant that they have the corporate authority and have taken all necessary corporate action to accomplish such release, but without any other representation or warranty, express or implied. In the foregoing instances, the Borrower shall make such repayment and on and after the date of such repayment, each Ineligible Loan so repaid shall not be included in the Collateral. In consideration of any such release by the Secured Parties, the Borrower shall, on the date of such repayment, remit to the Agent, on behalf of the Secured Parties, in immediately available funds an amount equal to the Retransfer Price therefor. Upon each such repayment, the Trustee on behalf of the Secured Parties shall automatically and without further action be deemed to release to the Borrower all the right, title and interest of the Secured Parties in, to and under such Ineligible Loan(s) and all monies due or to become due with respect thereto, all proceeds thereof and all rights to security for any such Ineligible Loan, and all proceeds and products of the foregoing. The Agent and the Trustee shall, at the request and sole expense of the Borrower, execute such documents and instruments of transfer as may be prepared by the Borrower and take such other actions as shall reasonably be requested by the Borrower to effect the transfer of such Ineligible Loan pursuant to this Section 2.18(b).

(ii) The Borrower hereby agrees that (x) if the Borrower or the Servicer has knowledge that any real property collateral securing any Transferred Loan that is the primary collateral with respect to which such Transferred Loan is principally underwritten becomes the subject of any claims, proceedings, Liens or encumbrances with respect to any material violation or claimed material violation of any federal or state environmental laws or regulations or (y) in the event of a breach of the representation and warranty in Section 4.1(ee), such Transferred Loan shall for all purposes hereunder be, at and following the time of discovery by the Servicer, the Borrower, the Agent or any other Secured Party of such fact, deemed an Ineligible Loan and the Borrower shall either repay Advances Outstanding in an amount equal to the aggregate Retransfer Price of such Ineligible Loan or substitute for such Ineligible Loan a Substitute Loan. Such Ineligible Loan shall otherwise be treated in accordance with this Section 2.18(b) and shall be subject to the same remedial and recourse provisions hereunder as other Transferred Loans determined to be Ineligible Loans hereunder.

(iii) Without prejudice to the provisions of clause (i) of this Section 2.18(b), the Borrower may, in lieu of effecting a repurchase or substitution of any Third Party Acquired Loan that is an Ineligible Loan, sell such Loan in accordance with Section 2.19 for a purchase price not less than the Retransfer Price of such Loan; provided that if the Borrower fails to sell such Ineligible Loan within 15 days after the applicable Substitution Event for a purchase price not less than the Retransfer Price of such Loan, the Borrower shall effect a repurchase or substitution of such Ineligible Loan within the next 15 days.

Section 2.19 Discretionary Sales of Loans.

(a) On any Discretionary Sale Date during the Revolving Period, and prior to the occurrence of a Termination Event, the Borrower shall have the right to prepay all or a portion of the Advances Outstanding in connection with the sale and assignment to an unaffiliated third party purchaser by the Borrower of, and the release of the Lien by the Trustee over, one or more Transferred Loans, in whole but not in part, (a “Discretionary Sale”), subject to the following terms and conditions and subject to the other restrictions contained herein (including, without limitation, the restrictions set forth in Section 2.20):

(i) at least two Business Days prior to each Discretionary Sale Date, the Servicer on behalf of the Borrower shall have given to the Agent, the Trustee, the Backup Servicer and each Hedge Counterparty written notice of its intent to effect a Discretionary Sale (each such notice, a “Discretionary Sale Notice”), specifying the Discretionary Sale Date, including a list of all Transferred Loans to be sold and assigned pursuant to such Discretionary Sale and demonstrating that after such Discretionary Sale, the RIC/BDC Requirements shall be satisfied;

(ii) any Discretionary Sale shall be made by the Borrower to an unaffiliated third party purchaser in a transaction (A) in accordance with Accepted Servicing Practices, (B) reflecting arm’s-length market terms and (C) in which the Borrower makes no representations, warranties or covenants and provides no indemnification for the benefit of any other party to the Discretionary Sale (other than any representations, warranties or covenants relating to the Borrower’s ownership of or title to the Transferred Loan that is the subject of the Discretionary Sale that are standard and customary in connection with such a sale or for which the Originator has agreed to fully indemnify the Borrower);

(iii) immediately after giving effect to the Discretionary Sale and the assignment to the Borrower of the Collateral on any Discretionary Sale Date, (A) the remaining Advances Outstanding shall not exceed the lesser of the Facility Amount and the Maximum Availability, (B) all representations and warranties of the Borrower contained in Sections 4.1 and 4.2 shall be true and correct as of the Discretionary Sale Date, (C) neither a Termination Event nor an Unmatured Termination Event shall have occurred, (D) the Required Advance Reduction Amount is zero, (E) the Collateral Quality Test shall have been satisfied and (F) the RIC/BDC Requirements are satisfied;

(iv) on the Discretionary Sale Date, the Servicer shall have delivered to the Agent (with a copy to the Trustee) (A) a completed Borrowing Base Certificate (including a calculation of the Borrowing Base after giving effect to such Discretionary Sale), and (B) a certificate of a Responsible Officer certifying that (x) after such Discretionary Sale the RIC/BDC Requirements shall be satisfied or the extent of compliance with the RIC/BDC Requirements will be improved and (y) the requirements of Section 2.19(a)(iii) shall have been satisfied as of the related Discretionary Sale Date after giving effect to the contemplated Discretionary Sale; and

(v) on the related Discretionary Sale Date, the Trustee on behalf of the Agent shall have received into the Collection Account, in immediately available funds, an amount equal to the sum of (A) the portion of the Advances Outstanding to be prepaid that are attributable to the Collateral to be sold by the Borrower pursuant to this Section 2.19 plus (B) an amount equal to all unpaid Interest to the extent reasonably determined by the Agent to be attributable to that portion of the Advances Outstanding to be paid in connection with the Discretionary Sale plus (C) an aggregate amount equal to the sum of all other amounts due and owing to the Agent, the Trustee, the Backup Servicer, the Indemnified Parties and the Hedge Counterparties, as applicable, under this Agreement and the other Transaction Documents, to the extent accrued to such date and to accrue to the next Payment Date (including, without limitation, Hedge Breakage Costs and any other payments owing to the Hedge Counterparties in respect of the termination of any Hedge Transaction) in each case, to the extent attributable to the Collateral to be sold by the Borrower pursuant to this Section 2.19; provided that the Agent shall have the right to determine whether the amount paid (or proposed to be paid) by the Borrower on the Discretionary Sale Date is sufficient to satisfy the requirements in clauses (A) through (C) of this clause (v) and is sufficient to reduce the Advances Outstanding to the extent requested by the Borrower in connection with the Discretionary Sale.

(b) In connection with any Discretionary Sale, following receipt by the Agent of the amounts referred to in Section 2.19(a)(v) above (receipt of which shall be confirmed to the Trustee), there shall be released to the Borrower (for further sale to an unaffiliated third party purchaser) without recourse, representation or warranty of any kind all of the right, title and interest of the Trustee and the Agent in, to and under the portion of the Collateral so released and such portion of the Collateral so released shall be released from any Lien and the Loan Documents (subject to the requirements of Sections 2.19(a)(iii) and (iv) above).

(c) In connection with any Discretionary Sale, on the related Discretionary Sale Date, the Trustee on behalf of the Agent shall (i) execute such instruments of release with respect to the portion of the Collateral to be released to the Borrower, in recordable form if necessary, in favor of the Borrower as the Servicer on behalf of the Borrower may reasonably request, (ii) deliver any portion of the Collateral to be released to the Borrower in its possession to the Borrower and (iii) otherwise take such actions, and cause or permit the Trustee to take such actions, as are determined by the Borrower or Servicer to be reasonably necessary and appropriate to release the Lien on the portion of the Collateral to be released to the Borrower and release and deliver to the Borrower such portion of the Collateral to be released to the Borrower.

Section 2.20 Certain Trading Restrictions.

Notwithstanding anything in Section 2.17, 2.18 or 2.19, the Borrower shall not, and the Servicer shall not on the Borrower’s behalf, acquire, sell or substitute any Loan with the primary purpose of recognizing gain or decreasing losses resulting from market value changes on such Loan or take any other action if such action would cause the Borrower not to be in compliance with the requirements of Rule 3a-7 under the 1940 Act.

ARTICLE III

CLOSING; CONDITIONS OF CLOSING AND ADVANCES

Section 3.1 Conditions to Closing and Initial Advances.

No Lender shall be obligated to make any Advance hereunder on the occasion of the Initial Advance, nor shall any Lender, the Agent, the Backup Servicer or the Trustee be obligated to take, fulfill or perform any other action hereunder, until the following conditions have been satisfied, in the sole discretion of, or waived in writing by, the Agent and each Lender:

(a) This Agreement and all other Transaction Documents or counterparts hereof or thereof shall have been duly executed by, and delivered to, the parties hereto and thereto and the Agent and each Lender shall have received such other documents, instruments, agreements and legal opinions as the Agent and each Lender shall request in connection with the transactions contemplated by this Agreement, including all those listed in the Schedule of Documents, attached hereto as Schedule I, as due on the Closing Date, each in form and substance satisfactory to the Agent and each Lender.

(b) The Originator, the Borrower and the Servicer shall have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, and all authority necessary to the execution, delivery and performance of this Agreement and other Transaction Documents to which each is a party and the consummation of the transactions contemplated hereby or thereby; provided that, with respect to any consents or approvals which are not obtained by the Borrower and the Servicer, the Agent shall have received an Officer’s Certificate from each of the Borrower and the Servicer in form and substance satisfactory to the Agent, affirming that failure to obtain such consents or approvals will not have a Material Adverse Effect.

(c) The Borrower and the Servicer shall each be in compliance in all material respects with all Applicable Laws.

(d) The Agent shall have received acknowledgment copies of proper financing statements filed in all jurisdictions required by the Lender.

(e) The Agent shall have become a party to the Intercreditor Agreement by its execution of a joinder thereto and such agreement shall be in full force and effect.

(f) The Agent and the Backup Servicer shall have received a copy of the Credit and Collection Policy from the initial Servicer.

(g) The Agent shall have received Opinions of Counsel to the Borrower and the Company, as to matters relating to (A) enforceability, (B) due organization, valid existence and good standing, (C) due authorization, (D) true sale, (E) non-consolidation and (F) validity, perfection and priority of liens on the Collateral.

(h) All outstanding structuring fees and legal fees shall have been paid by the Borrower and received by the parties entitled thereto.

Section 3.2 Conditions Precedent to All Advances.

Each Advance (including the Initial Advance) and each reinvestment of Principal Collections made pursuant to Section 2.8(a)(1)(xv) or Section 2.8(a)(2) shall be subject to the further conditions precedent that:

(a) On the related Funding Date or date of reinvestment, the Borrower or the Servicer, as the case may be, shall have certified in the related Borrower Notice that:

(i) the representations and warranties set forth in Sections 4.1, 4.2 and 7.8 are true and correct on and as of such date, before and after giving effect to such borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

(ii) no event has occurred, or would result from such Advance or from the application of the proceeds therefrom, that constitutes a Termination Event or Unmatured Termination Event;

(iii) such Person is in material compliance with each of its covenants set forth herein;

(iv) no event has occurred that constitutes a Servicer Termination Event or Unmatured Servicer Termination Event; and

(v) the Collateral Quality Test is satisfied.

(b) with respect to the initial Funding Date, the Agent shall have received all Transaction Documents listed on the Schedule of Documents, attached hereto as Schedule I, as due on the initial Funding Date, or counterparts thereof, each of which has been duly executed by, and delivered to, the parties hereto and each shall be in form and substance satisfactory to the Agent and (ii) on any date on which Principal Collections are reinvested pursuant to Section

2.8(a)(1)(xv), or Section 2.8(a)(2), the Agent shall have received a certification in the form of Exhibit N;

(c) the Termination Date shall not have occurred;

(d) (i) in the case of any Advance, on and as of the applicable Funding Date, before and after giving effect to such Advance and to the application of proceeds therefrom, the Availability is greater than or equal to $0;

(ii) in the case of each Advance, each Loan submitted by the Borrower for funding on the related Funding Date or date of reinvestment of Available Funds pursuant to Section 2.8(a)(1)(xv) or Section 2.8(a)(2) is an Eligible Loan;

(e) with respect to each Pre-Positioned Loan that is funded with the proceeds of such Advance, the Agent, the Lenders and the Trustee shall have received a faxed copy of the executed Underlying Note (other than in the case of a Noteless Loan) and the Certificate of Borrower in the form of Exhibit I, and, if requested in writing by the Agent, the Agent shall have received a copy of the credit report and transaction summary for each such Pre-Positioned Loan;

(f) no claim has been asserted or proceeding commenced challenging enforceability or validity of any of the Loan Documents, excluding any instruments, certificates or other documents relating to Loans that were funded with the proceeds of prior Advances;

(g) there shall have been no Material Adverse Change as to the Servicer or as to the Borrower since the preceding Advance, as applicable;

(h) the Servicer and Borrower shall have taken such other action, including delivery of approvals, consents, documents, and instruments to the Secured Parties and the Agent as each may reasonably request;

(i) no law, rule, regulation, judgment, order or decree applicable to any party shall prohibit such purchase or any transaction contemplated by any Transaction Document;

(j) [Reserved.]

(k) [Reserved.]

(l) the Borrower shall have delivered an Officer’s Certificate to the Agent and the Trustee (and on which the Trustee may conclusively rely) stating that, after giving effect to such Advance or reinvestment of Available Funds, as applicable, each of the foregoing conditions precedent has been satisfied;

(m) [Reserved.]

(n) the Reserve Account shall contain an amount greater than or equal to the Reserve Account Required Amount;

(o) solely in the case of the Initial Advance, the Borrower shall have paid all fees required to be paid by it hereunder, including all fees payable pursuant to the Fee Letter, and shall have reimbursed the Lenders, the Agent, the Trustee and the Backup Servicer for all fees, costs and expenses of closing the transactions contemplated hereunder and under the other Transaction Documents, including the legal and other document preparation costs incurred by the Lenders and the Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of the Borrower.

The Borrower represents and warrants as follows:

(a) Organization and Good Standing; Power and Authority. The Borrower is a Delaware limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation, and has full limited liability company power, authority and legal right to own or lease its properties and conduct its business as such business is presently conducted and to enter into and perform its obligations under this Agreement each other Transaction Document to which it is a party.

(b) Due Qualification. The Borrower is qualified to do business as a limited liability company, is in good standing, and has obtained all licenses and approvals as required under the laws of all jurisdictions in which the ownership or lease of its property and or the conduct of its business (other than the performance of its obligations hereunder) requires such qualification, standing, license or approval, except to the extent that the failure to so qualify, maintain such standing or be so licensed or approved would not have a material adverse effect on the interests of the Lenders.

(c) Due Authorization. The execution and delivery of this Agreement and each Transaction Document to which the Borrower is a party and the consummation of the transactions provided for herein and therein have been duly authorized by the Borrower by all necessary limited liability company action on the part of the Borrower.

(d) No Conflict. The execution and delivery of this Agreement and each Transaction Document to which the Borrower is a party, the performance by the Borrower of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof will not conflict with or result in any breach of any of the material terms and provisions of, and will not constitute (with or without notice or lapse of time or both) a default under, the Borrower’s operating agreement or any material Contractual Obligation of the Borrower.

(e) No Violation. The execution and delivery of this Agreement and each Transaction Document to which the Borrower is a party, the performance of the transactions contemplated hereby and thereby and the fulfillment of the terms hereof and thereof will not conflict with or violate, in any material respect, any Applicable Law.

(f) No Proceedings. Except as previously disclosed to the Agent and each Lender in writing, there are no proceedings or investigations (formal or informal) pending or, to the best knowledge of the Borrower, threatened against the Borrower, before any Governmental Authority (i) asserting the invalidity of this Agreement or any Transaction Document to which the Borrower is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any Transaction Document to which the Borrower is a party or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

(g) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required in connection with the due execution, delivery and performance by the Borrower of this Agreement and any Transaction Document to which the Borrower is a party, have been obtained.

(h) Bulk Sales. The execution, delivery and performance of this Agreement do not require compliance with any “bulk sales” law by Borrower.

(i) Solvency. The transactions contemplated under this Agreement and each Transaction Document to which the Borrower is a party do not and will not render the Borrower not Solvent.

(j) Selection Procedures. No procedures believed by the Borrower to be materially adverse to the interests of the Secured Parties were utilized by the Borrower in identifying and/or selecting the Loans that are part of the Collateral.

(k) Taxes. Except as disclosed to the Agent in writing, the Borrower has filed (on a consolidated basis or otherwise) or caused to be filed all Tax returns required to be filed by it. The Borrower has paid or made adequate provisions for the payment of all material Taxes and all assessments made against it or any of its property (other than any amount of Tax or assessment the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower), and no Tax lien has been filed and, to the Borrower’s knowledge, no claim is being asserted, with respect to any such Tax, fee or other charge that could reasonably be expected to have a material adverse effect on the Collateral, the Agent or any other Secured Party.

(l) Agreements Enforceable. This Agreement and each Transaction Document to which the Borrower is a party constitute the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms, except as such enforceability may be limited by Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

(m) [Reserved].

(n) Reports Accurate. All Monthly Reports (if prepared by the Borrower, or to the extent that information contained therein is supplied by the Borrower), information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished by the Borrower to the Agent, the Trustee or the Lenders in connection with this Agreement are accurate, true and correct in all material respects.

(o) Location of Offices. The Borrower’s name is “Kohlberg Capital Funding LLC I” and its location (within the meaning of Article 9 of the UCC) is the State of Delaware. The Borrower has not changed its name, identity, structure, existence or state of formation, whether by amendment of its certificate of formation, by reorganization or otherwise, and has not changed its location (within the meaning of Article 9 of the UCC) within the four months preceding the Closing Date.

(p) Tradenames. The Borrower has no trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business.

(q) Purchase Agreement. The Purchase Agreement is the only agreement pursuant to which the Borrower acquires Collateral (other than the Hedge Collateral).

(r) Value Given. The Borrower gave reasonably equivalent value to the Originator in consideration for the transfer to the Borrower of the Loans under the Purchase Agreement, no such transfer was made for or on account of an antecedent debt owed by the Originator to the Borrower, and no such transfer is voidable or subject to avoidance under any Insolvency Law.

(s) Special Purpose Entity. The operating agreement of the Borrower is in the form attached as Exhibit C hereto.

(t) Separate Entity. The Borrower has not and shall not:

(i) engaged in any business or activity other than the purchase and receipt of Loans and related Collateral from the Originator under the Purchase Agreement, the sale of Loans and related Collateral under the Transaction Documents, and such other activities as are incidental or related thereto;

(ii) acquired or owned any material assets other than (a) the Loans and related Collateral from the Originator under the Purchase Agreement, (b) any Third Party Acquired Loans and (c) incidental property as may be necessary for the operation of the Borrower;

(iii) merged into or consolidated with any Person or dissolved, terminated or liquidated in whole or in part, transferred or otherwise disposed of all or substantially all of its assets or changed its legal structure, without in each case first obtaining the consent of the Agent and each Lender;

(iv) failed to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, or without the prior written consent of the Agent and each Lender, amended, modified, terminated or failed to comply with the provisions of its operating agreement, or failed to observe limited liability company formalities;

(v) owned any Subsidiary or made any investment (other than the purchase of Loans pursuant to the Transaction Documents) in any Person without the consent of the Agent;

(vi) except as permitted by this Agreement, the Concentration Account Agreement and the other Transaction Documents, commingled its assets with the assets of any of its Affiliates, or of any other Person;

(vii) incurred any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) indebtedness to the Secured Parties hereunder or in conjunction with a repayment of all Advances owed to the Lenders, (B) obligations in respect of Hedging Agreements, (C) trade payables in the ordinary course of its business and (D) other operating expenses; provided that such debt is not evidenced by a note and is paid when due;

(viii) become insolvent or failed to pay its debts and liabilities from its assets as the same shall have become due;

(ix) failed to maintain its records, books of account and bank accounts separate and apart from those of any other Person;

(x) entered into any contract or agreement with any Person other than as contemplated by the Transaction Documents, except upon terms and conditions that are commercially reasonable and intrinsically fair and substantially similar to those that would be available on an arms–length basis with third parties other than such Person;

(xi) sought its dissolution or winding up in whole or in part;

(xii) failed to correct any known misunderstandings regarding the separate identity of Borrower and the Originator or any principal or Affiliate thereof or any other Person;

(xiii) guaranteed, become obligated for, or held itself out to be responsible for the debt of another Person;

(xiv) made any loan or advances to any third party, including any principal or Affiliate, or, except as otherwise contemplated by the Transaction Documents, held evidence of indebtedness issued by any other Person (other than cash and investment–grade securities);

(xv) failed either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not (a) to mislead others as to the identity with which such other party is transacting business, or (b) to suggest that it is responsible for the debts of any third party (including any of its principals or Affiliates);

(xvi) failed to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(xvii) filed or consented to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or made an assignment for the benefit of creditors;

(xviii) except as may be required by the Code and regulations, shared any common logo with or held itself out as or been considered as a department or division of (a) any of its principals or Affiliates, (b) any Affiliate of a principal or (c) any other Person;

(xix) permitted any transfer (whether in any one or more transactions) of any direct or indirect ownership interest in the Borrower to any other Person to the extent that such Person would, as a result of such transfer, have the ability to control the Borrower, unless the Borrower shall have delivered to the Agent an Opinion of Counsel as to matters relating to non-consolidation, in form and substance acceptable to the Agent, and the Agent shall have consented to such transfer;

(xx) failed to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person; provided that the inclusion of such financial information in the consolidated financial statements of Kohlberg Capital shall not be deemed a breach of this clause (xx);

(xxi) failed to pay its own liabilities and expenses only out of its own funds;

(xxii) failed to pay the salaries of its own employees in light of its contemplated business operations;

(xxiii) acquired the obligations or securities of its Affiliates or stockholders;

(xxiv) failed to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(xxv) failed to use separate invoices and checks bearing its own name;

(xxvi) pledged its assets for the benefit of any other Person, other than with respect to payment of the indebtedness to the Secured Parties hereunder;

(xxvii) failed at any time to have at least one independent manager (each, an “Independent Manager”), each of which is not and, for the immediately preceding two year period, was not (a) a director or manager (other than an Independent Manager), officer of employee of the Borrower; (b) a director, officer or employee of Kohlberg Capital Corporation (the “Parent”) or any of its affiliates; (c) a supplier, independent contractor or any other person who derives more than 15% of its gross revenues from its activities with the Borrower, the Parent and/or any affiliate of the foregoing; (d) a holder (directly or indirectly) of more than 5% of any voting securities of the Borrower, the Parent or any affiliate of the foregoing; (e) a person controlling any such director, officer, employee, supplier, independent contractor, holder or any other person meeting the criteria set forth in clauses (a), (b), (c) or (d) of this Section 4.1(t)(xxvii) or (f) a member of the immediate family of any person meeting the criteria set forth in clauses (a), (b), (c), (d) or (e) of this Section 4.1(t)(xxvii); provided that such independent directors may be an independent director or director of another special purpose entity affiliated with the Originator;

(xxviii) failed to provide in its operating agreement that the unanimous consent of all directors (including the consent of the Independent Managers) is required for the Borrower to (a) dissolve or liquidate, in whole or part, or institute proceedings to be adjudicated bankrupt or insolvent, (b) institute or consent to the institution of bankruptcy or insolvency proceedings against it, (c) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (d) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Borrower, (e) make any assignment for the benefit of the Borrower’s creditors, (f) admit in writing its inability to pay its debts generally as they become due, or (g) take any action in furtherance of any of the foregoing; and

(xxix) taken or refrained from taking, as applicable, each of the activities specified in the non–consolidation opinion of Ropes & Gray LLP, dated as of the Closing Date, upon which the conclusions expressed therein are based.

(u) Security Interest.

(i) This Agreement creates a valid, continuing and enforceable security interest (as defined in the applicable UCC) in the Collateral in favor of the Trustee on behalf of the Secured Parties which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from the Borrower;

(ii) the Loans, along with the related Loan Files, constitute either a “general intangible,” an “instrument,” an “account,” “investment property,” or “chattel paper,” within the meaning of the applicable UCC;

(iii) the Borrower is the lawful owner of and has good and marketable title to the Transferred Loans and all related Collateral free and clear of any Lien (other than Permitted Liens);

(iv) the Borrower has received all consents and approvals required by the terms of the Collateral to the grant of a security interest in the Collateral hereunder to the Agent, on behalf of the Secured Parties;

(v) the Borrower has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest in such Collateral granted to the Trustee on behalf of the Secured Parties under this Agreement;

(vi) other than the security interest granted to the Trustee on behalf of the Secured Parties pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in or otherwise conveyed any of such Collateral;

(vii) the Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering such Collateral other than any financing statement (A) relating to the security interest granted to the Trustee on behalf of the Secured Parties under this Agreement, or (B) that has been terminated and/or fully and validly assigned to the Trustee on behalf of the Secured Parties on or prior to the date hereof;

(viii) the Borrower is not aware of the filing of any judgment or tax Lien filings against the Borrower;

(ix) other than in the case of Pre-Positioned Loans and Noteless Loans (and subject to Sections 3.2(f), 4.1(u)(x), 5.3(a) and 7.10(a) in the case of Pre-Positioned Loans), all original executed Underlying Notes that constitute or evidence any Transferred Loans have been delivered to the Trustee;

(x) the Borrower has received a written acknowledgment from the Trustee that the Trustee or its bailee is holding the Underlying Notes that constitute or evidence the Transferred Loans (other than Noteless Loans) solely on behalf of and for the benefit of the Secured Parties; provided that notwithstanding the foregoing, with respect to any Pre-Positioned Loan (that is not a Noteless Loan) to be funded with the proceeds of an Advance, the Borrower shall have received a written acknowledgment from the Trustee (A) that the Trustee has received a faxed copy of the Underlying Note and (B) within two Business Days after such Funding Date, that the Trustee or its bailee is holding the Underlying Note that constitutes or evidences the Loans included in the Collateral solely on behalf of the Secured Parties; and

(xi) none of the Underlying Notes that constitute or evidence any Transferred Loans has any marks or notations indicating that it has been pledged, assigned or otherwise conveyed to any Person other than the Borrower and the Agent.

(v) Taxable Mortgage Pool. The consummation of the transactions contemplated by this Agreement and the other Transaction documents do not and will not cause the Borrower to be classified as a taxable mortgage pool within the meaning of Section 7701(i) of the Code.

(w) [Reserved].

(x) [Reserved].

(y) ERISA. The Borrower is in compliance with ERISA and has not incurred and does not expect to incur any liabilities (except for premium payments arising in the ordinary course of business) payable to the Pension Benefit Guaranty Corporation under ERISA.

(z) No Broker. No broker or finder acting on behalf of the Borrower was employed or utilized in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby and the Borrower has no obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

(aa) Investment Company Act.

(i) The Borrower is not an “investment company” within the meaning of the 1940 Act.

(ii) The Borrower represents and warrants that, if the Borrower operates in such a manner as to be an “investment company” within the meaning of the 1940 Act, the Borrower will register as an “investment company” under the 1940 Act immediately upon being required to do so under the 1940 Act and will conduct its business and other activities in compliance with the provisions of the 1940 Act and any rules, regulations or orders issued by the SEC thereunder.

(iii) The business and other activities of the Borrower, including but not limited to, the making of the Advances by the Lenders, the application of the proceeds and repayment thereof by the Borrower and the consummation of the transactions contemplated by the Transaction Documents to which the Borrower is a party do not now and will not at any time result in any violations, with respect to the Borrower, of the provisions of the 1940 Act or any rules, regulations or orders issued by the SEC thereunder.

(bb) Accuracy of Representations and Warranties. Each representation or warranty by the Borrower contained herein or in any certificate or other document furnished by the Borrower pursuant hereto or in connection herewith is true and correct.

(cc) Government Regulations. The Borrower is not engaged in the business of extending credit for the purpose of “purchasing” or “carrying” any Margin Stock. The Borrower owns no Margin Stock, and no portion of the proceeds of any Advance hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any portion of such proceeds to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board. The Borrower will not take or permit to be taken any action that might cause any Transaction Document to violate any regulation of the Federal Reserve Board.

(dd) [Reserved].

(ee) Environmental. At the time of origination or acquisition of any Loan and on the Cut-Off Date on which any real property that is material to the operations of the related business constitutes Related Property securing such Loan that is the primary collateral with respect to which such Loan is principally underwritten, the related mortgaged property was to the Borrower’s or the Servicer’s knowledge free of contamination from toxic substances or hazardous wastes requiring action under Applicable Law or is subject to ongoing environmental rehabilitation approved by the Servicer, and, as of the related Cut-Off Date of such Loan, the Borrower has no knowledge of any such contamination from toxic substances or hazardous waste material on any such real property unless such items are below action levels.

(ff) Material Adverse Change. Since the Closing Date, there has been no Material Adverse Change with respect to the Borrower.

(gg) Credit and Collection Policy. Since the Closing Date, there have been no material changes in the Credit and Collection Policy other than in accordance with this Agreement. Since such date, the Borrower has at all times complied with the Credit and Collection Policy with respect to each Loan.

(hh) Coverage Requirement. The Availability is greater than or equal to $0.

(ii) No Termination Event. No event has occurred and is continuing and no condition exists, or would result from any Advance or from the application of the proceeds therefrom, which constitutes or may be reasonably expected to constitute a Termination Event.

(jj) USA PATRIOT Act. Neither the Borrower nor any Affiliate of the Borrower is (1) a country, territory, organization, person or entity named on an OFAC list, (2) a Person that resides or has a place of business in a country or territory named on such lists or which is designated as a Non-Cooperative Jurisdiction by the Financial Action Task Force on Money Laundering (“FATF”), or whose subscription funds are transferred from or through such a jurisdiction; (3) a “Foreign Shell Bank” within the meaning of the USA PATRIOT Act, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision; or (4) a person or entity that resides in or is organized under the laws of a jurisdiction designated by the United States Secretary of the Treasury under Section 311 or 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns.

The representations and warranties in Section 4.1 shall survive the termination of this Agreement.

Section 4.2 Representations and Warranties of the Borrower Relating to the Agreement and the Loans.

The Borrower hereby represents and warrants to the Agent and each Secured Party, as of the Closing Date and as of each Funding Date, that:

(a) Security Interest. This Agreement constitutes a Grant of a security interest by the Borrower in all Collateral to the Trustee on behalf of the Secured Parties. The Trustee on behalf of the Secured Parties, has a first priority perfected security interest in the Collateral, except for Permitted Liens. Neither the Borrower nor any Person claiming through or under the Borrower shall have any claim to or interest in the Collection Account or the Reserve Account, except for the interest of the Borrower in such property as a debtor for purposes of the UCC.

(b) Eligibility of Loans. As of the Closing Date, (i) the Loan List and the information contained in the Borrower Notice delivered pursuant to Section 2.2 is a true and correct listing in all material respects of all the Loans that are part of the Collateral as of the Closing Date, and the information contained therein with respect to the identity of such Transferred Loans and the amounts owing thereunder is true and correct in all material respects as of such date, (ii) each such Transferred Loan is an Eligible Loan, (iii) each such Transferred Loan and the Related

Property is free and clear of any Lien (other than Permitted Liens) and in compliance with all Applicable Laws and (iv) with respect to each such Loan, all consents, licenses, approvals or authorizations of or registrations or declarations with any Governmental Authority or other Person required to be obtained, effected or given by the Borrower in connection with the transfer of an interest in such Loan and the Related Property to the Trustee on behalf of the Secured Parties, have been duly obtained, effected or given and are in full force and effect. On each Funding Date, the Borrower shall be deemed to represent and warrant that (i) any additional Transferred Loan referenced on the related Borrower Notice delivered pursuant to Section 2.2 is an Eligible Loan, (ii) each such Transferred Loan and the associated Related Property is free and clear of any Lien (other than Permitted Liens) and in compliance with all Applicable Laws, (iii) with respect to each such Transferred Loan, all consents, licenses, approvals, authorizations, registrations or declarations with any Governmental Authority or other Person required to be obtained, effected or given by the Borrower in connection with the addition of such Transferred Loan and the Related Property to the Collateral have been duly obtained, effected or given and are in full force and effect and (iv) the representations and warranties set forth in Section 4.2(a) are true and correct with respect to each Loan transferred on such day as if made on such day.

(c) No Fraud. Each Loan was originated without any fraud or material misrepresentation by the Originator or, to the best of the Borrower’s knowledge, on the part of the Obligor.

ARTICLE V

GENERAL COVENANTS OF THE BORROWER

Section 5.1 Covenants of the Borrower.

The Borrower hereby covenants that:

(a) Compliance with Laws. The Borrower will comply in all material respects with all Applicable Laws, including those with respect to the Loans in the Collateral and any Related Property.

(b) Preservation of Existence. The Borrower will preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing in each jurisdiction where the failure to maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.

(c) Loans Not to Be Evidenced by Promissory Notes. The Borrower will not take any action to cause any Transferred Loan not originally evidenced by an Underlying Note to be evidenced by an instrument (as defined in the UCC), except in connection with the enforcement or collection of such Loan.

(d) Security Interests. Except as contemplated in this Agreement and except in the case of any Permitted Lien, the Borrower will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any part of the Collateral, whether now existing or hereafter transferred hereunder, or any interest therein. The Borrower will promptly notify the Trustee and the Agent of the existence of any Lien on any part of the Collateral and the Borrower shall defend the right, title and interest of the Trustee on behalf of the Secured Parties in, to and under any part of the Collateral, against all claims of third parties; provided that nothing in this Section 5.1(d) shall prevent or be deemed to prohibit the Borrower from suffering to exist Permitted Liens upon any part of the Collateral.

(e) Delivery of Collections. The Borrower shall deposit in the Collection Account promptly (but in no event later than two Business Days after receipt) all Collections (including any Deemed Collections) received (or deemed received) by Borrower in respect of the Loans that are part of the Collateral.

(f) Activities of Borrower. The Borrower shall not engage in any business or activity of any kind, or enter into any transaction or indenture, mortgage, instrument, agreement, contract, Loan or other undertaking, which is not incidental to the transactions contemplated and authorized by this Agreement or the Purchase Agreement.

(g) Indebtedness. The Borrower shall not create, incur, assume or suffer to exist any Indebtedness or other liability whatsoever, except (i) obligations incurred under this Agreement, under any Hedging Agreement required by Section 5.2(a), or the Purchase Agreement, or (ii) liabilities incident to the maintenance of its existence in good standing.

(h) Guarantees. The Borrower shall not become or remain liable, directly or indirectly, in connection with any Indebtedness or other liability of any other Person, whether by guarantee, endorsement (other than endorsements of negotiable instruments for deposit or collection in the ordinary course of business), agreement to purchase or repurchase, agreement to supply or advance funds, or otherwise.

(i) Investments. The Borrower shall not make or suffer to exist any loans or advances to, or extend any credit to, or make any investments (by way of transfer of property, contributions to capital, purchase of stock or securities or evidences of indebtedness, acquisition of the business or assets, or otherwise) in, any Person except for purchases of Loans pursuant to the Purchase Agreement, or for investments in Permitted Investments in accordance with the terms of this Agreement.

(j) Merger; Sales. The Borrower shall not enter into any transaction of merger or consolidation, or liquidate or dissolve itself (or suffer any liquidation or dissolution), or acquire or be acquired by any Person, or convey, sell, loan or otherwise dispose of all or substantially all of its property or business, except as provided for in this Agreement.

(k) Distributions. The Borrower may not declare or pay or make, directly or indirectly, any distribution (whether in cash or other property) with respect to the assets of the Borrower or any Person’s interest therein (collectively, a “Distribution”); provided that if no Termination Event has occurred or will occur as a result thereof, the Borrower may make Distributions to its members on their membership interests.

(l) Agreements. The Borrower shall not become a party to, or permit any of its properties to be bound by, any indenture, mortgage, instrument, contract, agreement, loan or other undertaking, except the Transaction Documents or amend or modify the provisions of its operating agreement, without the consent of the Agent, or issue any power of attorney except to the Agent or the Servicer.

(m) Separate Existence. The Borrower shall not take any action or permit or acquiesce in any action to be taken which would have the effect, directly or indirectly, of causing (i) its representations and warranties made pursuant to Section 4.1(t)(i)-(xxix) to be inaccurate in any respect, or (ii) any breach of the covenants of the Borrower set forth in Section 9(d) of the Borrower’s operating agreement.

(n) ERISA Matters. The Borrower will not (a) engage or permit any ERISA Affiliate to engage in any prohibited transaction for which an exemption is not available or has not previously been obtained from the United States Department of Labor; (b) permit to exist any accumulated funding deficiency, as defined in Section 302(a) of ERISA and Section 412(a) of the Code, or funding deficiency with respect to any Benefit Plan other than a Multiemployer Plan; (c) fail to make any payments to a Multiemployer Plan that the Borrower or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto; (d) terminate any Benefit Plan so as to result in any liability; or (e) permit to exist any occurrence of any reportable event described in Title IV of ERISA.

(o) Protection of Interests in Collateral. With respect to each item of Collateral granted to the Trustee, for the benefit of the Secured Parties, the Borrower will (i) acquire such Collateral pursuant to and in accordance with the terms of the Purchase Agreement or, with respect to Third Party Acquired Loans, another comparable instrument in form and substance acceptable to the Agent, (ii) take all action necessary to perfect, protect and more fully evidence the Trustee’s, for the benefit of the Secured Parties, ownership of such Collateral, including, without limitation, (A) filing and maintaining, at the Servicer’s expense, effective financing statements against the Borrower in all necessary or appropriate filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices and (B) executing or causing to be executed such other instruments or notices as may be necessary or appropriate, and (iii) take all additional action that the Agent or the Trustee may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in the Collateral.

(p) Transactions with Affiliates. The Borrower will not enter into, or be a party to, any transaction with any of its Affiliates, except (i) the transactions permitted or contemplated by this Agreement, the Purchase Agreement and any Hedging Agreements and (ii) other transactions (including, without limitation, transactions related to the use of office space or computer equipment or software by the Borrower to or from an Affiliate) (A) in the ordinary course of business, (B) pursuant to the reasonable requirements of the Borrower’s business, (C) upon fair and reasonable terms that are no less favorable to the Borrower than could be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower, and (D) not inconsistent with the factual assumptions set forth in the “substantive non-consolidation” legal opinion letter issued by Ropes & Gray LLP and delivered to the Agent as a condition to the Initial Advance. It is understood that any compensation arrangement for any trustee shall be permitted under clauses (ii)(A) through (C) above if such arrangement has been expressly approved by the directors of the Borrower in accordance with the Borrower’s operating agreement.

(q) Change in the Transaction Documents. The Borrower shall provide notice of any proposed amendment, modification, waiver or termination of any terms or conditions of the Transaction Documents other than this Agreement to the Agent and the Lenders. The Borrower will not amend, modify, waive or terminate any terms or conditions of any of the Transaction Documents other than this Agreement to which it is a party, without the prior written consent of the Agent and the Lenders and, if so requested by the Agent, the opinions of counsel delivered pursuant to Section 3.1(a) with respect to (x) the creation, perfection and priority of the security interest of the Secured Parties in the Collateral, (y) the sale of the Transferred Loans and Related Property from Kohlberg Capital to the Borrower constituting a true sale, and (z) the assets of the Borrower not constituting property of the estate of Kohlberg Capital following an Insolvency Event with respect to Kohlberg Capital can be confirmed, after giving effect to the proposed amendment, modification, waiver or termination. For the avoidance of doubt, the amendment, modification or waiver of this Agreement is governed by Section 12.1.

(r) Credit and Collection Policy. The Borrower will (i) comply in all material respects with the Credit and Collection Policy in regard to each Loan and the Related Property included in the Collateral, and (ii) furnish to the Agent and each Lender, prior to its effective date, prompt notice of any changes in the Credit and Collection Policy. The Borrower will not agree to or otherwise (x) permit any change in the Credit and Collection Policy which would materially and adversely affect or impair the collectibility of any Loan, or (y) any material change in the Credit and Collection Policy without the prior written consent of the Agent and each Lender (in their sole discretion).

(s) Termination Events. The Borrower will furnish to the Agent and each Lender, as soon as possible and in any event within three Business Days after any officer of the Borrower becoming aware of the occurrence of each Termination Event and each Unmatured Termination Event, a written statement setting forth the details of such event and the action that the Borrower proposes to take with respect thereto.

(t) Extension or Amendment of Loans. The Borrower will not, except as otherwise permitted in Section 7.4(a), extend, amend or otherwise modify, or permit the Servicer on its behalf to extend, materially amend or otherwise modify, the terms of any Transferred Loan.

(u) Other Information. The Borrower will furnish to the Agent and the Lenders such other information, documents, records or reports respecting the Loans or the condition or operations, financial or otherwise, of the Borrower or Originator as the Agent or any Lender may from time to time reasonably request in order to protect the interests of the Trustee on behalf of the Secured Parties, the Agent and the other Secured Parties under or as contemplated by this Agreement.

(v) Notices Under the Purchase Agreement. The Borrower will promptly, but in no event later than two Business Days after its receipt furnish to the Agent copies of any and all notices, certificates, documents, or reports delivered to it by the Originator under the Purchase Agreement.

(w) Inspection of Records. The Borrower will, at any time and from time to time during regular business hours, as requested by the Agent, the Trustee, the Backup Servicer or any

Lender upon two Business Days’ advance notice (which shall not be required if an Unmatured Termination Event or a Termination Event shall have occurred and be continuing), permit the Agent or such Lender, as applicable, or their respective agents or representatives, (i) to examine and make copies of and take abstracts from all books, records and documents (including computer tapes and disks) relating to the Transferred Loans and the related Loan Documents and (ii) to visit the offices and properties of the Borrower, the Originator or the Servicer, as applicable, for the purpose of examining such materials described in clause (i), and to discuss matters relating to the Transferred Loans or the Borrower’s, the Originator’s or the Servicer’s performance hereunder, under the Loan Documents and under the other Transaction Documents to which such Person is a party with any of the officers, directors, employees or independent public accountants of the Borrower, the Originator or the Servicer, as applicable, having knowledge of such matters.

(x) Keeping of Records. The Borrower will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Transferred Loans and the related Loan Documents in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, computer tapes, disks, records and other information reasonably necessary or advisable for the collection of all Transferred Loans (including records adequate to permit the daily identification of each new Transferred Loan and all Collections of and adjustments to each existing Loan). The Borrower shall give the Agent, each Lender and the Backup Servicer prompt notice of any material change in its administrative and operating procedures referred to in the previous sentence.

(y) Compliance with Loans. The Borrower will (i) at its own expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Transferred Loans and the related Loan Documents; and (ii) timely and fully comply in all material respects with the Credit and Collection Policy with respect to each Loan and the related Transferred Loan Document.

(z) Restricted Payments. The Borrower shall not (i) purchase or redeem any shares of its capital stock or interests, (ii) prepay, purchase or redeem any Indebtedness (other than Outstanding Advances), (iii) lend or advance any funds or (iv) repay any loans or advances to, for or from any of its Affiliates (the amounts described in clauses (i) through (iv) being referred to as “Restricted Payments”), except that the Borrower may (a) make Restricted Payments out of funds received pursuant to Article II and (b) make other Restricted Payments (including the payment of dividends and Lien Release Dividends) if, after giving effect thereto, no Termination Event shall have occurred and be continuing.

(aa) Notice of Litigation. The Borrower will promptly, but in no event later than two Business Days after any officer of the Borrower becoming aware thereof, deliver written notice to the Agent, each Lender, the Trustee and the Backup Servicer regarding any claim, action, investigation or proceeding pending or threatened against the Borrower and shall provide copies of any and all notices, certificates or documents delivered to it in connection therewith.

(bb) Ratings. The Borrower will ensure that each Transferred Loan shall have as of its Cut-Off Date a Moody’s Rating; provided that if any Transferred Loan does not have a Moody’s Assigned Rating or a Moody’s Shadow Rating as of its Cut-Off Date, the Borrower (or the

Servicer on its behalf) will apply for a Moody’s Rating to be assigned to such Transferred Loan (i) no later than the Cut-Off Date for each such Transferred Loan and (ii) within 10 Business Days of any amendment to the related Loan Documents that is deemed material in the Servicer’s reasonable judgment; provided further that at any time up to 10% of the Aggregate Outstanding Loan Balance may consist of Transferred Loans that have a S&P Shadow Rating in lieu of a Moody’s Rating. The Borrower shall re-apply at least once every 12 months for a new Moody’s Shadow Rating or S&P Shadow Rating, as applicable, with respect to each Loan having a Moody’s Shadow Rating or S&P Shadow Rating, respectively, and shall pay all expenses associated with such application. Notwithstanding the foregoing, at any time up to 10% of the Aggregate Outstanding Loan Balance may consist of Unrated Loans.

(cc) Collateral Quality Test. Except as otherwise specified in this Agreement, on each Measurement Date the Borrower will ensure that the Collateral Quality Test is satisfied.

Section 5.2 Hedging Agreements.

(a) Immediately upon the occurrence of an Interest Rate Hedge Trigger and on or prior to each Funding Date following the occurrence of an Interest Rate Hedge Trigger, the Borrower shall enter into one or more Interest Rate Hedge Transactions, provided that each such Interest Rate Hedge Transaction shall:

(i) be entered into with a Hedge Counterparty and governed by a Hedging Agreement;

(ii) have a schedule of periodic monthly (or quarterly, as applicable) calculation periods which settle on a Payment Date, the first of which commences on the Funding Date and the last of which ends on the date of the last Scheduled Payment due to occur under the Loans to which it relates;

(iii) have an amortizing notional amount (a) corresponding to a prepayment speed not to exceed a constant prepayment rate determined by the Agent and notified by it to the Borrower prior to the Borrower’s entry into the Interest Rate Hedge Transaction and (b) such that the Interest Rate Hedge Notional Amount in effect on each day during the term of such Interest Rate Hedge Transactions shall be no less than the product of the Hedge Percentage and the Interest Rate Hedge Amount, subject to any permitted excess or shortfall in the Interest Rate Hedge Amount as may be allowed by an Interest Rate Hedge Amount Notional Band; and

(iv) provide, in the case of any interest rate swap, for two series of quarterly payments to be netted against each other, one such series being payments to be made by the Borrower to a Hedge Counterparty by reference to a fixed rate for that Interest Rate Hedge Transaction, and the other such series being payments to be made by the Hedge Counterparty at a floating rate equal to “USD-LIBOR-BBA” (as defined in the ISDA Definitions), the net amount of which shall be paid into the Collection Account (if payable by the Hedge Counterparty) or, to the extent of Available Funds and from the Collection Account, under Sections 2.8(a)(1)(i), 2.8(b)(i) and 2.8(b)(xii) of this Agreement (if payable by the Borrower).

(b) Immediately upon the purchase of a Non-USD Loan, the Borrower shall enter into a Currency Hedge Transaction, provided that each such Currency Hedge Transaction shall:

(i) be entered into with a Hedge Counterparty and governed by a Hedging Agreement;

(ii) have a schedule of periodic quarterly calculation periods which settle on a Payment Date, the first of which commences on the applicable Funding Date associated with such purchase, and the last of which ends on the date of the last Scheduled Payment due to occur under the Non-USD Loans to which it relates;

(iii) have (A) a notional amount denominated in the Permitted Currency of the related Non-USD Obligation (the “Non-USD Notional Amount”), (B) a notional amount denominated in Dollars (the “USD Notional Amount”), (C) a floating payment relating to the index applicable to such Non-USD Obligation payable by the Borrower, (D) a floating payment relating to LIBOR payable by the Hedge Counterparty, and (E) a scheduled termination date equal to the date which the Servicer reasonably expects to be the scheduled final payment date of such Non-USD Obligation or, at the option of the Servicer, the date on which the average life or duration for the Non-USD Obligation being hedged expires; and

(iv) provide that (A)(x) the Borrower shall pay to the Hedge Counterparty, in the Permitted Currency in which the related Non-USD Loan is denominated, a floating rate coupon on the Non-USD Notional Amount of such Currency Hedge Transaction and (y) in exchange, the Hedge Counterparty shall pay to the Borrower, in Dollars, a floating rate coupon on the USD Notional Amount of such Currency Hedge Transaction; (B)(x) the Borrower shall pay to the Hedge Counterparty, in the Permitted Currency in which the related Non-USD Obligation is denominated, a specified portion of the Non-USD Notional Amount as a final principal exchange amount and (y) in exchange, the Hedge Counterparty shall pay to the Borrower, in Dollars, a specified portion of the USD Notional Amount as a final principal exchange amount; and

(v) have a Non-USD Notional Amount equal to Outstanding Loan Balance of the Non-USD Loan being hedged;

(c) Subject to, and without limiting the provisions of, Article VIII of this Agreement, the Borrower hereby assigns to the Trustee on behalf of the Secured Parties, all right, title and interest of the Borrower in, but none of the obligations of the Borrower under, each Hedging Agreement, each Hedge Transaction, and all present and future amounts payable by a Hedge Counterparty to Borrower under or in connection with the respective Hedging Agreement and Hedge Transaction(s) with that Hedge Counterparty (“Hedge Collateral”), and grants a security interest to the Trustee on behalf of the Secured Parties, in the Hedge Collateral; provided that so long as the Hedge Counterparty is the Agent or any Affiliate thereof, the Trustee hereby grants to the Servicer a non-exclusive license (which shall be deemed revoked upon the occurrence of a Termination Event) to exercise any rights under any related Hedging Agreement or Hedge Transaction. The Borrower acknowledges that as a result of such assignment the Borrower may not, except as set forth in the proviso to the immediately preceding sentence, without the prior written consent of the Agent (or the Trustee, acting at the direction of the Agent), exercise any rights under any Hedging Agreement or Hedge Transaction, except for the Borrower’s right under any Hedging Agreement to enter into Hedge Transactions in order to meet the Borrower’s obligations under Sections 5.2(a) and 5.2(b) hereof. Nothing herein shall have the effect of releasing the Borrower from any of its obligations under any Hedging Agreement or any Hedge Transaction, nor be construed as requiring the consent of the Agent, the Trustee or any other Secured Party for the performance by Borrower of any such obligations.

Section 5.3 Delivery of Loan Files

(a) The Borrower, or the Servicer on its behalf, shall deliver possession of all “instruments” (within the meaning of Article 9 of the UCC) not constituting part of “chattel paper” (within the meaning of Article 9 of the UCC) that evidence any Transferred Loan set forth on a Loan List, including all Underlying Notes (other than in the case of Noteless Loans), and all portions of the Loan Files to the Trustee on behalf of the Secured Parties prior to the applicable Funding Dates, in each case endorsed in blank or to the Agent, without recourse; provided that notwithstanding the foregoing, with respect to any Pre-Positioned Loan, the Borrower shall (i) (other than in the case of a Noteless Loan) have a copy of the executed Underlying Note faxed to the Trustee on the applicable Funding Date and cause the original to be received by the Trustee within two Business Days after such Funding Date and (ii) within ten Business Days of the Funding Date deliver all other portions of the Loan File in each case endorsed in blank without recourse, where applicable. Pursuant to Section 7.10, the Borrower is required to deliver such instruments and Loan Files to the Trustee for the benefit of the Secured Parties. Accordingly, the Borrower hereby authorizes and directs the Servicer to deliver possession of all such instruments and Loan Files to the Trustee on behalf of the Secured Parties, and agrees that such delivery shall satisfy the condition set forth in the first sentence of this Section 5.3(a). The Servicer shall also identify on the Loan List (including any amendment thereof), whether by attached schedule or marking or other effective identifying designation, all Transferred Loans that are not evidenced by such instruments.

(b) Prior to the occurrence of a Termination Event or Servicer Termination Event, the Trustee shall not record the Assignments of Mortgage delivered pursuant to Section 5.3(a) and the definition of Loan Documents. Upon the occurrence of a Termination Event or a Servicer Termination Event, the Trustee shall, if so directed by the Agent, cause to be recorded in the appropriate offices each Assignment of Mortgage delivered to it with respect to all Transferred Loans except those Transferred Loans covered by the proviso to the definition of Assignment of Mortgage. Each such recording shall be at the expense of the Servicer; provided that to the extent the Servicer does not pay such expenses, the Trustee shall be reimbursed pursuant to the provisions of Section 2.8.

ARTICLE VI

PERFECTION OF TRANSFER AND

PROTECTION OF SECURITY INTERESTS

Section 6.1 Custody of Transferred Loans.

The contents of each Loan File relating to a Transferred Loan (other than a Non-USD Loan) shall be held in the custody of the Trustee under the terms of the Purchase Agreement and this Agreement for the benefit of the Secured Parties.

Section 6.2 Filing.

On or prior to the Closing Date, the Borrower and Servicer shall cause the UCC financing statement(s) referred to in Section 4.1(u)(v) hereof to be filed, and from time to time the Servicer shall take and cause to be taken such actions and execute such documents as are necessary or desirable or as the Agent may reasonably request to perfect and protect the first priority perfected security interest of the Trustee on behalf of the Secured Parties in the Collateral against all other Persons, including, without limitation, the filing of financing statements, amendments thereto and continuation statements, the execution of transfer instruments and the making of notations on or taking possession of all records or documents of title. Notwithstanding the obligations of the Borrower and the Servicer set forth in the preceding sentence, the Borrower and the Servicer hereby authorize the Agent to prepare and file, at the expense of the Servicer, UCC financing statements (including but not limited to renewal, continuation or in lieu statements) and amendments or supplements thereto or other instruments as the Agent may from time to time deem necessary or appropriate in order to perfect and maintain the security interest granted hereunder in accordance with the UCC.

Section 6.3 Changes in Name, Structure or Location.

(a) During the term of this Agreement, neither the Servicer nor the Borrower shall change its name, identity, structure, existence or location (as defined in Article 9 of the UCC) without first giving at least 30 days’ prior written notice to the Agent and each other Secured Party.

(b) If any change in either the Originator’s or the Borrower’s name, identity, structure, existence, location (as defined in Article 9 of the UCC) or other action would make any financing or continuation statement or notice of ownership interest or Lien relating to any Collateral seriously misleading within the meaning of applicable provisions of the UCC, the initial Servicer, or, at the Borrower’s expense, any Successor Servicer, if applicable, no later than five Business Days after the effective date of such change, shall file such amendments as may be required to preserve and protect the security interest of the Trustee on behalf of the Secured Parties in the Collateral and the proceeds thereof. Promptly after taking any of the foregoing actions, the initial Servicer or, at the Borrower’s expense, any Successor Servicer, if applicable, shall deliver to the Agent, the Trustee and each other Secured Party an Opinion of Counsel reasonably acceptable to the Agent stating that, in the opinion of such counsel, all financing statements or amendments necessary to preserve and protect the security interest of the Trustee on behalf of the Secured Parties in the Collateral have been filed, and reciting the details of such filing, and the Trustee on behalf of the Secured Parties has a perfected security interest in the Collateral.

Section 6.4 Chief Executive Office.

During the term of this Agreement, and subject to the other terms and provisions herein relating to changes in location, the Originator will maintain its chief executive office in one of the States of the United States.

Section 6.5 Costs and Expenses.

The Servicer agrees to pay all reasonable costs and disbursements in connection with the perfection and the maintenance of perfection, as against all third parties, of the Borrower’s and the Trustee’s (on behalf of the Secured Parties) right, title and interest in and to the Collateral (including, without limitation, the security interest in the Collateral related thereto and the security interests provided for herein).

Section 6.6 Sale Treatment.

The Borrower shall treat the transfer of Collateral made hereunder for all purposes (other than for financial accounting purposes) as a sale and purchase on all of its relevant books, records, financial statements and other applicable documents. Notwithstanding the preceding sentence, for federal income tax purposes, the grant of a security interest in the Collateral by the Borrower hereunder shall not be treated as a sale and purchase for federal income tax purposes.

Section 6.7 Separateness from the Borrower.

The Borrower agrees to take or refrain from taking or engaging in with respect to the Originator each of the actions or activities specified in the “substantive non-consolidation” opinion of Ropes & Gray LLP (including any certificates of the Originator attached thereto), delivered on the Closing Date, upon which the conclusions therein are based.

ARTICLE VII

ADMINISTRATION AND SERVICING OF LOANS

Section 7.1 Appointment of the Servicer.

The Borrower hereby appoints Kohlberg Capital as the Servicer hereunder to service the Transferred Loans and enforce its respective rights and interests in and under each Transferred Loan in accordance with the terms and conditions of this Article VII and to serve in such capacity until the termination of its responsibilities pursuant to Section 7.25. Kohlberg Capital hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto set forth herein. The Servicer and the Borrower hereby acknowledge that the Agent and the other Secured Parties are third party beneficiaries of the obligations undertaken by the Servicer hereunder.

Section 7.2 Duties and Responsibilities of the Servicer.

(a) The Servicer shall conduct the servicing, administration and collection of the Transferred Loans and shall take, or cause to be taken, all such actions as may be reasonably necessary or advisable to service, administer and collect Transferred Loans from time to time on behalf of the Borrower and as the Borrower’s agent. The Servicer will service, administer and make collections on the Transferred Loans with reasonable care, using that degree of skill and attention that the Servicer exercises with respect to all comparable loans that it services for itself or others.

(b) The duties of the Servicer (the “Servicing Duties”), as the Borrower’s agent, shall include, without limitation:

(i) preparing and submitting of claims to, and post-billing liaison with, Obligors on Transferred Loans;

(ii) maintaining all necessary Servicing Records with respect to the Transferred Loans and providing such reports to the Borrower, the Agent and each Lender in respect of the servicing of the Transferred Loans (including information relating to its performance under this Agreement) as may be required hereunder or as the Borrower, the Agent and each Lender may reasonably request;

(iii) maintaining and implementing administrative and operating procedures (including, without limitation, an ability to re-create Servicing Records evidencing the Transferred Loans in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Transferred Loans (including, without limitation, records adequate to permit the identification of each new Transferred Loan and all Collections of and adjustments to each existing Transferred Loan); provided that any Successor Servicer shall only be required to re-create the Servicing Records of each prior Servicer to the extent such records have been delivered to it in a format reasonably acceptable to such Successor Servicer;

(iv) promptly delivering to the Borrower, the Agent, each Lender, the Trustee and the Backup Servicer, from time to time, such information and Servicing Records (including information relating to its performance under this Agreement) as the Borrower, the Agent, each Lender and the Trustee may from time to time reasonably request;

(v) identifying each Transferred Loan clearly and unambiguously in its Servicing Records to reflect that such Transferred Loan is owned by the Borrower and pledged to the Trustee on behalf of the Secured Parties;

(vi) complying in all material respects with the Credit and Collection Policy in regard to each Transferred Loan;

(vii) complying in all material respects with all Applicable Laws with respect to it, its business and properties and all Transferred Loans and Collections with respect thereto;

(viii) preserving and maintaining its existence, rights, licenses, franchises and privileges as a corporation in the jurisdiction of its organization, and qualifying and remaining qualified in good standing as a foreign corporation and qualifying to and remaining authorized and licensed to perform obligations as Servicer (including enforcement of collection of Transferred Loans on behalf of the Borrower, the Agent and the other Secured Parties) in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would materially adversely affect (A) the rights or interests of the Borrower, the Agent and the other Secured Parties in the Transferred Loans, (B) the collectibility of any Transferred Loan, or (C) the ability of the Servicer to perform its obligations hereunder; and

(ix) notifying the Borrower, the Agent and each Lender of any material action, suit, proceeding, dispute, offset deduction, defense or counterclaim that (1) is or is threatened to be asserted by an Obligor with respect to any Transferred Loan; or (2) would reasonably be expected to have a Material Adverse Effect.

(c) The Borrower and Servicer hereby acknowledge that none of the Agent, any other Secured Party or the Trustee shall have any obligation or liability with respect to any Transferred Loans, nor shall any of them be obligated to perform any of the obligations of the Servicer hereunder.

Section 7.3 Authorization of the Servicer.

(a) Each of the Borrower and the Trustee on behalf of the Secured Parties hereby authorizes the Servicer (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable and not inconsistent with the pledge of the Transferred Loans to the Secured Parties, in the determination of the Servicer, to collect all amounts due under any and all Transferred Loans, including, without limitation, endorsing any of their names on checks and other instruments representing Collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Transferred Loans and, after the delinquency of any Transferred Loan and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Originator could have done if it had continued to own such Loan. The Borrower shall furnish the Servicer (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder, and shall cooperate with the Servicer to the fullest extent in order to ensure the collectibility of the Transferred Loans. In no event shall the Servicer be entitled to make the Borrower, the Trustee, the Agent or any other Secured Party a party to any litigation without such party’s express prior written consent, or to make the Borrower a party to any litigation (other than any routine foreclosure or similar collection procedure) without the Agent’s and each Lender’s consent.

(b) After a Termination Event has occurred and is continuing, at the Agent’s direction, the Servicer shall take such action as the Agent may deem necessary or advisable to enforce collection of the Transferred Loans; provided that (i) the Servicer shall not be required to take any action hereunder at the request of the Agent if the taking of such action, in the reasonable determination of the Servicer (after consultation with the Agent) would be in violation of any Applicable Law; and (ii) the Agent may, at any time after a Termination Event has occurred and is continuing, notify any Obligor with respect to any Transferred Loans of the assignment of such Transferred Loans to the Agent and direct that payments of all amounts due or to become due to the Borrower thereunder be made directly to the Agent or any servicer, collection agent or lock-box or other account designated by the Agent and, upon such notification and at the expense of the Borrower, the Agent may enforce collection of any such Transferred Loans and adjust, settle or compromise the amount or payment thereof. The Agent shall give written notice to any Successor Servicer of the Agent’s actions or directions pursuant to this Section 7.3(b), and no Successor Servicer shall take any actions pursuant to this Section 7.3(b) that are outside of its Credit and Collection Policy.

Section 7.4 Collection of Payments.

(a) Collection Efforts, Modification of Loans. The Servicer will make reasonable efforts to collect all payments called for under the terms and provisions of the Transferred Loans as and when the same become due, and will follow those collection procedures which it follows with respect to all comparable Loans that it services for itself or others. The Servicer may not waive, modify or otherwise vary any provision of a Transferred Loan, except as may be in accordance with the provisions of the Credit and Collection Policy and Section 5.1(a), which permits, among other things, the waiver of any late payment charge or any other fees that may be collected in the ordinary course of servicing any Loan included in the Collateral.

(b) [Reserved].

(c) Taxes and other Amounts. To the extent provided for in any Transferred Loan, the Servicer will use its best efforts to collect all payments with respect to amounts due for taxes, assessments and insurance premiums relating to such Transferred Loans or the Related Property and remit such amounts to the appropriate Governmental Authority or insurer on or prior to the date such payments are due.

(d) Payments to Concentration Account. On or before the Cut-Off Date with respect to each Transferred Loan, the Servicer shall have instructed all Obligors to make all payments in respect of all Transferred Loans included in the Collateral to the Concentration Account Bank for deposit in the Concentration Account. All proceeds in the Concentration Account shall be distributed into the Collection Account within two Business Days as provided in the Concentration Account Agreement and the Intercreditor Agreement.

(e) Establishment of the Collection Account. The Borrower or the Servicer on its behalf shall cause to be established, on or before the Closing Date, and maintained in the name of the Borrower but subject to the lien of the Trustee on behalf of the Secured Parties, with an office or branch of a depository institution or trust company organized under the laws of the United States or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank) a segregated corporate trust account, which may be a securities account or a deposit account (the “Collection Account”) with subaccounts thereof, including the Principal Collections Account and the Interest Collections Account, for the purpose of receiving Collections from the Collateral; provided that at all times such depository institution or trust company shall be a depository institution organized under the laws of the United States or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (i) (A) that has either (1) a long-term unsecured debt rating of “A-” or better by S&P and “A-3” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (B) the parent corporation of which such depository institution is a Subsidiary has either (1) a long-term unsecured debt rating of “A-” or better by S&P and “A-3” or better by Moody’s or (2) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (C) is otherwise acceptable to the Agent and (ii) whose deposits are insured by the Federal Deposit Insurance Corporation (any such depository institution or trust company, a “Qualified Institution”) which Qualified Institution has agreed with the Borrower, the Servicer, the Agent and the Trustee to comply with any and all orders, notices, requests and other instructions originated by the Agent or the Trustee acting on the instructions of the Agent directing disposition of the funds in the Collection Account without any further consent from the Borrower or the Servicer. In order to provide the Trustee with control over the Collection Account within the meaning of Section 9-104(a) or Section 9-106(c) of the UCC and any other Applicable Law, the Borrower and the Servicer hereby agree that the Trustee, acting on the instructions of the Agent, may at any time provide U.S. Bank or any successor Person that maintains the Collection Account with instructions as to the disposition of funds in the Collection Account, entitlement orders with respect to financial assets in the Collection Account or instructions as to any other matters relating to the Collection Account without any further consent from the Borrower or the Servicer. U.S. Bank, to the extent and for so long as the Collection Account is maintained with it, agrees with the Borrower, the Servicer and the Agent to comply with any and all orders, entitlement orders, notices, requests and other instructions originated by the Trustee, acting on the instructions of the Agent, directing disposition of the funds in the Collection Account without any further consent from the Borrower or the Servicer. Subject in every respect to the foregoing, U.S. Bank and any successor Person that maintains the Collection Account shall only comply with such orders, notices, requests and other instructions originated by the Borrower or the Servicer as the Borrower or the Servicer shall expressly deliver and cause U.S. Bank to effectuate pursuant to the terms of the Transaction Documents, it being understood and acknowledged that neither the Borrower nor the Servicer shall give any orders, notices, requests or instructions not authorized or permitted by the Transaction Documents. The Agent and the other Secured Parties shall not cause the Trustee to issue, and the Trustee shall not issue a Notice of Exclusive Control (as defined in the Account Control Agreement), or any entitlement orders or other instructions to U.S. Bank (or any successor Person that then maintains the Collection Account) unless a Termination Event has occurred and is continuing; provided that none of the Originator, the Servicer or the Borrower shall have any right of withdrawal over the Collection Account (including any subaccounts thereof) except in accordance with Section 2.8.

(f) Establishment of Reserve Account. The Borrower or the Servicer on its behalf shall cause to be established, on or before the Closing Date, and maintained in the name of the Borrower but under the control of the Trustee on behalf of the Secured Parties with an office or branch of a Qualified Institution a segregated corporate trust account, which may be a securities account or a deposit account (the “Reserve Account”); provided that at all times such depository institution or trust company shall be a Qualified Institution.

(g) Adjustments. If (i) the Servicer makes a deposit into the Collection Account in respect of a Collection of a Loan in the Collateral and such Collection was received by the Servicer in the form of a check that is not honored for any reason or (ii) the Servicer makes a mistake with respect to the amount of any Collection and deposits an amount that is less than or more than the actual amount of such Collection, the Servicer shall appropriately adjust the amount subsequently deposited into the Collection Account to reflect such dishonored check or mistake. Any Scheduled Payment in respect of which a dishonored check is received shall be deemed not to have been paid.

(h) Released Amounts. The Agent and the other Secured Parties hereby agree (and the Trustee is hereby authorized) to release to the Borrower from the Collateral, and the Borrower hereby agrees to release to the Originator, an amount equal to the Released Amounts immediately upon identification thereof and upon receipt of an Officer’s Certificate of the Servicer, which release shall be automatic and shall require no further act by the Trustee on behalf of the Secured Parties, or the other Secured Parties; provided that the Trustee on behalf of the Secured Parties and the other Secured Parties shall execute and deliver such instruments of release and assignment, or otherwise confirm the foregoing release, as may reasonably be requested by the Originator in writing. Upon such release, such Released Amounts shall not constitute and shall not be included in the Collateral.

Section 7.5 Servicer Advances.

(a) For each Collection Period, if the Servicer determines that any Scheduled Payment (or portion thereof) that was due and payable pursuant to a Loan included in the Collateral during such Collection Period was not received prior to the end of such Collection Period, the Servicer may, but shall not be obligated to, make an advance in an amount up to the amount of such delinquent Scheduled Payment (or portion thereof) if the Servicer reasonably believes that the advance will be reimbursed by the related Obligor; in addition, if on any day there are not sufficient funds on deposit in the Interest Collection Account to pay accrued Interest and Program Fees on any Advance the Collection Period of which ends on such day, the Servicer may make an advance in the amount necessary to pay such Interest and Program Fees if the Servicer reasonably believes that the advance will be reimbursed by the related Obligor (in either case, any such advance, a “Servicer Advance”).

(b) The Servicer will deposit any Servicer Advances into the Collection Account on or prior to 11:00 a.m. (New York City time) on the related Payment Date, in immediately available funds. A Servicer Advance for a delinquent payment on a Loan will not constitute a reclassification of the delinquency status of such Loan for reporting purposes and the delinquent payment with respect to such Loan will continue to age as if no payment has been made.

Section 7.6 Realization Upon Defaulted Loans.

The Servicer will use its reasonable efforts to repossess or otherwise comparably convert the ownership of any Related Property with respect to a Defaulted Loan and will act as sales and processing agent for Related Property that it repossesses. The Servicer will follow the practices and procedures set forth in the Credit and Collection Policy in order to realize upon such Related Property; provided that the Servicer shall not be required to pay or incur any Liquidation Expense in connection with the realization of such Related Property unless, in the reasonable opinion of the Servicer, such Liquidation Expenses will be recoverable by the Servicer from the proceeds of sale or other disposition of such Related Property or otherwise. Without limiting the foregoing, unless the Agent has specifically given instruction to the contrary, the Servicer may sell any such Related Property with respect any Defaulted Loan to the Servicer or its Affiliates for a purchase price equal to the then fair market value thereof; any such sale to be evidenced by a certificate of a Responsible Officer of the Servicer delivered to the Agent identifying the Defaulted Loan and the Related Property, setting forth the sale price of the Related Property and certifying that such sale price is the fair market value of such Related Property; provided that if after giving effect to such sale (a) the Availability is not greater than or equal to $0 or (b) an Unmatured Termination Event, a Termination Event or a Servicer Termination Event would occur, then the Servicer prior to selling any Related Property with respect a Defaulted Loan shall obtain the prior written consent of the Agent. In any case in which any such Related Property has suffered damage, the Servicer will not expend funds in connection with any repair or toward the repossession of such Related Property unless it reasonably determines that such repair and/or repossession will increase the Recoveries by an amount greater than the amount of such expenses. The Servicer will remit to the Collection Account the Recoveries received in connection with the sale or disposition of Related Property with respect to a Defaulted Loan.

Section 7.7 Maintenance of Insurance Policies.

The Servicer will require that each Obligor with respect to a Transferred Loan maintain an Insurance Policy with respect to each Transferred Loan and the Related Property in accordance with the Credit and Collection Policy. In connection with its activities as Servicer, the Servicer agrees to present, on behalf of the Borrower and the Trustee on behalf of the Secured Parties, with respect to the respective interests, claims to the insurer under each Insurance Policy and any such liability policy, and to settle, adjust and compromise such claims, in each case, consistent with the terms of each related Loan.

Section 7.8 Representations and Warranties of the Servicer.

The Servicer hereby represents and warrants as follows (provided that the representations and warranties set forth in clauses (m) and (o) below shall be delivered only by the initial Servicer or any Successor Servicer that is an Affiliate of the Initial Servicer or the Borrower, and certain other representations and warranties shall be delivered only by the initial Servicer, as expressly provided therein):

(a) Organization and Good Standing; Power and Authority. The Servicer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation with all requisite corporate power and authority to own its properties and to conduct its business as presently conducted and to enter into and perform its obligations pursuant to this Agreement and each other Transaction Document to which it is a party.

(b) Due Qualification. The Servicer is qualified to do business as a corporation, is in good standing, and has obtained all licenses and approvals as required under the laws of all jurisdictions in which the ownership or lease of its property and or the conduct of its business (other than the performance of its obligations hereunder) requires such qualification, standing, license or approval, except to the extent that the failure to so qualify, maintain such standing or be so licensed or approved would not have an adverse effect on the interests of the Borrower or of the Lenders.

(c) Authorization. The Servicer has duly authorized the execution, delivery and performance of this Agreement by all requisite corporate action.

(d) No Violation. The consummation of the transactions contemplated by, and the fulfillment of the terms of, this Agreement by the Servicer (with or without notice or lapse of time) will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute a default under, the articles of incorporation or by-laws of the Servicer, or any material Contractual Obligation to which the Servicer is a party or by which it or any of its property is bound, (ii) result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such Contractual Obligation (other than this Agreement or the Purchase Agreement), or (iii) violate any Applicable Law if such violation of Applicable Law could reasonably be expected to have a Material Adverse Effect.

(e) No Consents. All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required in connection with the due execution, delivery and performance by the Servicer of this Agreement and any Transaction Document to which the Servicer is a party, have been obtained.

(f) Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of the Servicer, enforceable against the Servicer in accordance with its terms, except as such enforceability may be limited by (i) applicable Insolvency Laws and (ii) general principles of equity (whether considered in a suit at law or in equity).

(g) No Proceedings. Except as previously disclosed to the Agent and each Lender in writing, there are no proceedings or investigations (formal or informal) pending or, to the best knowledge of the Servicer, threatened against the Servicer, before any Governmental Authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that would (in the reasonable judgment of the Servicer) be expected to have a Material Adverse Effect.

(h) Reports Accurate. All Servicer Certificates, information, exhibits, financial statements, documents, books, Servicer Records or reports furnished or to be furnished by the Servicer to the Agent, each Lender, the Trustee or any other Secured Party in connection with this Agreement are and will be accurate, true and correct in all material respects.

(i) No Servicer Default. No event has occurred and is continuing and no condition exists, or would result from the inclusion of any Loan in the Collateral or from the application of the proceeds therefrom, which constitutes or may reasonably be expected to constitute a Servicer Termination Event.

(j) Material Adverse Change. Since December 11, 2006, there has been no Material Adverse Change with respect to the initial Servicer.

(k) Credit and Collection Policy. Since the Closing Date or, in the case of any Successor Servicer, the date of its appointment as such, there have been no material changes in any Credit and Collection Policy other than in accordance with this Agreement. Since such date, the Servicer has at all times complied with the Credit and Collection Policy with respect to each Loan.

(l) RIC/BDC Requirements. The initial Servicer is in compliance with the RIC/BDC Requirements.

(m) Selection Procedures. No procedures believed by the Servicer to be materially adverse to the interests of the Secured Parties were utilized by the Borrower in identifying and/or selecting the Loans that are part of the Collateral.

(n) Reports Accurate. All Monthly Reports (if prepared by the Borrower or the Servicer on its behalf, or to the extent that information contained therein is supplied by the Borrower or the Servicer), information, exhibits, financial statements, documents, books, records or reports furnished or to be furnished by the Borrower or the Servicer on its behalf to the Agent, the Trustee or any Lender in connection with this Agreement are accurate, true and correct in all material respects.

(o) Security Interest. The representations and warranties made by the Borrower pursuant to Section 4.1(u) are accurate, true and correct in all material respects.

(p) Eligibility of Loans. As of the Closing Date or, in the case of any Successor Servicer, the date of its appointment as such, (i) the Loan List and the information contained in the Borrower Notice delivered pursuant to Section 2.2 is a true and correct listing in all material respects of all the Loans that are part of the Collateral as of the Closing Date, and the information contained therein with respect to the identity of such Transferred Loans and the amounts owing thereunder is true and correct in all material respects as of such date, (ii) each such Transferred Loan is an Eligible Loan, (iii) each such Transferred Loan and the Related Property is free and clear of any Lien (other than Permitted Liens) and in compliance with all Applicable Laws and (iv) with respect to each such Loan, all consents, licenses, approvals or authorizations of or registrations or declarations with any Governmental Authority or other Person required to be obtained, effected or given by the Borrower in connection with the transfer of an interest in such Loan and the Related Property to the Trustee on behalf of the Secured Parties, have been duly obtained, effected or given and are in full force and effect. On each Funding Date, the Borrower shall be deemed to represent and warrant that (i) any additional Transferred Loan referenced on the related Borrower Notice delivered pursuant to Section 2.2 is an Eligible Loan, (ii) each such Transferred Loan and the related Property is free and clear of any Lien (other than Permitted Liens) and in compliance with all Applicable Laws, (iii) with respect to each such Transferred Loan, all consents, licenses, approvals, authorizations, registrations or declarations with any Governmental Authority or other Person required to be obtained, effected or given by the Borrower in connection with the addition of such Transferred Loan and the Related Property to the Collateral have been duly obtained, effected or given and are in full force and effect and (iv) the representations and warranties set forth in Section 4.2(a) are true and correct with respect to each Loan transferred on such day as if made on such day.

Section 7.9 Covenants of the Servicer.

The Servicer (which may, as specified in certain covenants set out below, be the initial Servicer only) hereby covenants that:

(a) Compliance with Law. The Servicer will comply in all material respects with all Applicable Laws, including those with respect to the Transferred Loans, the Related Property and Loan Documents or any part thereof.

(b) Preservation of Corporate Existence. The Servicer will preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.

(c) Obligations with Respect to Loans. The Servicer will duly fulfill and comply with all obligations on the part of the Borrower to be fulfilled or complied with under or in connection with each Loan and will do nothing to impair the rights of the Borrower, the Agent, as agent for the Secured Parties, or the Trustee on behalf of the Secured Parties in, to and under the Collateral.

(d) Preservation of Security Interest. The Borrower or the Servicer on behalf of the Borrower will execute and file (or cause the execution and filing of) such financing and continuation statements and any other documents and take such other actions that may be required by any law or regulation of any Governmental Authority to preserve and protect fully the interest of the Trustee on behalf of the Secured Parties in, to and under the Collateral.

(e) RIC/BDC Requirements. The initial Servicer shall at all times maintain compliance with the RIC/BDC Requirements.

(f) Change of Name or Location; Records. The Servicer (i) shall not change its name, move the location of its principal executive office or change its jurisdiction of incorporation, without 30 days’ prior written notice to the Borrower, the Agent and each Lender, and (ii) shall not move, or consent to the Trustee moving the Loan Documents without 30 days’ prior written notice to the Borrower, the Agent and (iii) will promptly take all actions required of each relevant jurisdiction in order to continue the first priority perfected security interest of the Trustee on behalf of the Secured Parties, in all Collateral including delivery of an Opinion of Counsel.

(g) Credit and Collection Policy. The initial Servicer will (i) comply in all material respects with the Credit and Collection Policy in regard to each Loan and the Related Property included in the Collateral, including, without limitation, performing the Loan grading and asset valuation functions specified in the Credit and Collection Policy on a quarterly basis, and (ii) furnish to the Agent, prior to its effective date, prompt notice of any change in the Credit and Collection Policy. The initial Servicer will not agree or otherwise permit (x) any change in the Credit and Collection Policy that would materially and adversely affect or impair the collectibility of any Loan, or (y) any change in the Credit and Collection Policy that would be materially adverse to the Lenders or the Agent (as determined in the Agent’s sole discretion) without the prior written consent of the Lenders and the Agent.

(h) Termination Events. The Servicer will furnish to the Agent, as soon as possible and in any event within three Business Days after an officer of the Servicer becomes aware of the occurrence of each Termination Event or Unmatured Termination Event, a written statement setting forth the details of such event and the action that the Servicer proposes to take with respect thereto.

(i) Extension or Amendment of Loans. The Servicer will not, except as otherwise permitted in Section 7.4(a), extend, amend or otherwise modify the terms of any Transferred Loan.

(j) Other. The Servicer will furnish to the Borrower, the Agent and each Lender such other information, documents records or reports respecting the Loans or the condition or operations, financial or otherwise of the Servicer as the Borrower, the Agent and each Lender may from time to time reasonably request in order to protect the respective interests of the Borrower, the Trustee on behalf of the Secured Parties or the other Secured Parties under or as contemplated by this Agreement.

(k) Agented Loans. Except as provided in Section 7.4(a), the Servicer and the Originator covenant that they shall not without the prior written consent of the Agent and each Lender (i) make or consent to any amendment or alteration of the terms of any Agented Loan or related Loan Documents, including without limitation the payments due thereunder, (ii) undertake to release or authorize or consent to the release of any collateral or security for the Agented Loans, (iii) accelerate or extend the maturity of any Agented Loan or (iv) waive any claim against the Obligor or any applicable guarantor thereof, where the effect of any of the foregoing would have a material adverse effect on the Collateral, the Agent or any other Secured Party.

(l) [Reserved.]

(m) Inspection of Records. The Servicer will, at any time and from time to time during regular business hours, as requested by the Agent, any Lender, the Trustee, the Backup Servicer or any Lender, permit the Agent, such Lender, the Trustee, the Backup Servicer or their respective agents or representatives, (i) to examine and make copies of and take abstracts from all books, records and documents (including computer tapes and disks) relating to the Loans and the related Loan Documents and (ii) to visit the offices and properties of the Borrower, the Originator or the Servicer, as applicable, for the purpose of examining such materials described in clause (i), and to discuss matters relating to the Loans or the Borrower’s, the Originator’s or the Servicer’s performance hereunder, under the Loan Documents and under the other Transaction Documents to which such Person is a party with such officers, directors, employees or independent public accountants of the Borrower, the Originator or the Servicer, as applicable, as might reasonably be determined to have knowledge of such matters; provided that at all times prior to the occurrence of a Termination Event, the Agent and any requesting Lender will give the Servicer at least two Business Days’ notice of any examination or audit to be undertaken pursuant to this Section 7.9(m). Such examination or audit shall be reasonable in scope and shall be completed in a reasonable period of time. The Borrower shall bear the cost of such examination or audit; provided that prior to the Termination Date, the Borrower shall not be required to bear the cost of more than one audit or examination in any 12-month period.

(n) Keeping of Records. The Servicer will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Loans and the related Loan Documents in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, computer tapes, disks, records and other information reasonably necessary or advisable for the collection of all Loans (including records adequate to permit the daily identification of each new Loan and all Collections of and adjustments to each existing Loan). The Borrower shall give the Agent, each Lender and the Backup Servicer prompt notice of any material change in its administrative and operating procedures referred to in the previous sentence.

(o) Compliance with Loans. The Servicer will (i) at its own expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Loans and the related Loan Documents; and (ii) timely and fully comply in all material respects with the Credit and Collection Policy with respect to each Loan and the related Loan Document.

(p) Consolidation or Merger of the Servicer. The initial Servicer shall not consolidate or merge with or into, or sell, lease or transfer all or substantially all of its assets to, any other Person, unless, in the case of any such action (i) no Termination Event or Material Adverse Effect would occur or be reasonably likely to occur as a result of such transaction, (ii) the Agent and each Lender provides its prior written consent to such transaction and (iii) such Person executes and delivers to the Agent and each Lender an agreement by which such Person assumes the obligations of the Servicer hereunder and under the other Transaction Documents to which it is a party, or confirms that such obligations remain enforceable against it, together with such certificates and opinions of counsel as the Agent may reasonably request.

(q) Compliance with Operating Agreement Accounting/Recordkeeping Requirements. The initial Servicer shall comply with, and not take any action, or permit or acquiesce in any action being taken which would have the effect, directly, or indirectly, of causing any breach of, the covenants of the initial Servicer set forth in the Borrower’s operating agreement.

(r) Maintenance of Loan Register.

(i) The Servicer shall maintain with respect to each Noteless Loan a register (each, a “Loan Register”) in which it will record (v) the amount of such Loan, (w) the amount of any principal or interest due and payable or to become due and payable from the Obligor thereunder, (x) the amount of any sum in respect of such Loan received from the Obligor, (y) the date of origination of such Loan and (z) the maturity date of such Loan.

(ii) At any time a Noteless Loan is included as part of the Collateral pursuant to this Agreement, the Servicer shall deliver to the Trustee a copy of the related Loan Register, together with a certificate of a Responsible Officer of the Servicer certifying to the accuracy of such Loan Register as of the Funding Date of such Loan.

(s) Indebtedness. Until the date that is the earlier of (i) the 60th day following the Closing Date and (ii) the date on which no Initial Participations remain in the Collateral, the initial Servicer shall not create, incur or assume, after the Closing Date, any new Indebtedness in excess of $2,500,000 outstanding at any time, except (A) liabilities incident to the maintenance of its existence in good standing and (B) any obligations which are unsecured, except with respect to cash collateral, of the Servicer as a first loss provider in connection with (x) its warehouse facility, entered into as of February 7, 2006 with Bear Stearns & Co., as further described in the engagement letter dated as of February 7, 2006 between Bear Stearns & Co. and Katonah Debt Advisers, L.L.C., and (y) any other arrangements substantially similar to those specified in clause (x) above; provided that the aggregate principal amount of all unsecured obligations incurred by the Servicer pursuant to clause (B) above shall not exceed $15,000,000 at any one time outstanding.

Section 7.10 The Trustee.

(a) Appointment; Custodial Duties. The Borrower and the Agent each hereby appoints U.S. Bank to act as Trustee hereunder, for the benefit of the Agent and the Secured Parties, as provided herein. U.S. Bank hereby accepts such appointment and agrees to perform the duties and responsibilities with respect thereto set forth herein; provided that notwithstanding anything herein to the contrary the parties hereto acknowledge and agree that U.S. Bank shall have no duties or responsibilities hereunder with respect to any non-USD Loan or the proceeds thereof, any related Hedge Agreement or any other asset denominated in a currency other than Dollars. The Borrower acknowledges and agrees that the Trustee is agent solely for the Secured Parties and shall have no obligation to the Borrower.

The Trustee shall act as collateral agent for the Secured Parties and as custodian for, and take and retain custody of the Loan Files delivered by, the Borrower or on its behalf pursuant to Section 5.3 in accordance with the terms and conditions of this Agreement, all for the benefit of the Secured Parties and subject to the Lien thereon in favor of the Secured Parties. Within one Business Day of receipt of any such Loan File, the Trustee shall deliver to the Agent a custodial receipt in form of Exhibit J hereto. Within five Business Days of its receipt of any Loan File and the related Loan Checklist, the Trustee shall review the related Loan Documents to verify that each Loan Document listed on the Loan Checklist has been received, is executed (where applicable) and has no missing or mutilated pages and that each Underlying Note with respect to each Loan (other than a Noteless Loan) is an original note (except that with respect to any Pre-Positioned Loan (other than a Noteless Loan), the Trustee shall have received a faxed copy of each Underlying Note and within two Business Days after the related Funding Date, the Trustee shall have received an original of each Underlying Note), and to confirm (in reliance on the related Loan number and Obligor name as listed on the Loan List) that such Loan is referenced on the related Loan List and shall, at the expiration of such period, deliver to the Agent a certification in the form of Exhibit K hereto. Except as described in the preceding sentence with respect to Underlying Notes, the Trustee may fulfill its obligations hereunder by accepting and reviewing copies of all Loan Documents in a Loan File. In order to facilitate the foregoing review by the Trustee, in connection with each delivery of Loan Files hereunder to the Trustee, the Servicer shall provide to the Trustee an electronic file in a mutually acceptable electronic format that contains the related Loan List. If, at the conclusion of such review, the Trustee shall determine that any such Loan Document is not executed (where applicable), is missing pages or has mutilated pages, that any Underlying Note is not an original as required, that any Loan Document listed on the Loan Checklist is missing from the Loan File or that any such Loan Document received in the Loan File is not listed on the related Loan Checklist, the Trustee shall promptly notify the Borrower and the Agent of such determination by providing an exception report to such Persons setting forth, with particularity, such of the foregoing defects as may exist. In addition, unless instructed otherwise in writing by the Borrower and the Agent within ten days of the Trustee’s delivery of such report, the Trustee shall return any Loan File not referenced on such Loan List to the Borrower. Other than the foregoing, the Trustee shall not have any responsibility for reviewing any Loan File.

In taking and retaining custody of the Loan Files, the Trustee shall be acting as the agent of the Agent and the other Secured Parties; provided that the Trustee makes no representations as to the existence, perfection or priority of any Lien on the Loan Files or the instruments therein; provided further that the Trustee’s duties as agent shall be limited to those expressly contemplated herein. All Loan Files shall be kept in fire-resistant vaults or cabinets at the locations specified on Schedule V attached hereto, or at such other office as shall be specified to the Agent and the Borrower by the Trustee in a written notice delivered at least 45 days prior to such change. All Loan Files shall be segregated with an appropriate identifying label and maintained in such a manner so as to permit retrieval and access. All Loan Files shall be clearly segregated from any other documents or instruments maintained by the Trustee. The Trustee shall clearly indicate that such Loan Files are the sole property of Borrower, subject to the security interest of the Trustee on behalf of the Secured Parties. In performing its duties, the Trustee shall use the same degree of care and attention as it employs with respect to similar loan files that it holds as custodian for others. Except as otherwise provided herein, the Trustee shall have no power or authority to assign, hypothecate or otherwise dispose of Loan Files.

(b) Concerning the Trustee.

(i) Except for its willful misconduct, gross negligence or bad faith, the Trustee may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. Except for its willful misconduct, gross negligence or bad faith, the Trustee may rely conclusively on and shall be fully protected in acting upon the written instructions of any designated officer of the Agent.

(ii) The Trustee may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(iii) The Trustee shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its willful misconduct, gross negligence or bad faith.

(iv) The Trustee makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Loans or the Loan Documents, and will not be required to and will not make any representations as to the validity, collectibility, sufficiency or value of any of the Loans. The Trustee shall not be obligated to take any legal action hereunder that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(v) The Trustee shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Trustee.

(vi) The Trustee shall not be required to expend or risk its own funds in the performance of its duties hereunder.

(vii) It is expressly agreed and acknowledged that the Trustee is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Loans.

(viii) In case any reasonable question arises as to its duties hereunder, the Trustee may request instructions from the Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Agent. Notwithstanding the preceding sentence, and subject to Section 7.10(c), the Agent hereby instructs the Trustee, prior to the occurrence of the Termination Date, to take any action in respect of the Loans and the Loan Documents solely in accordance with instructions of the Servicer unless and until a Notice of Exclusive Control has been delivered and is in effect pursuant to the terms of the Account Control Agreement, and thereafter to take any action in respect of the Loans and the Loan Documents solely in accordance with instructions of the parties specified in such Notice of Exclusive Control. The Trustee shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Agent or, prior to the occurrence of the Termination Date, the Servicer.

(c) Release for Servicing. From time to time and as appropriate for the enforcement or servicing of any of the Transferred Loans, the Trustee is hereby authorized, upon receipt from the Servicer on behalf of the Borrower, of a written request for release of Loan Files substantially in the form annexed hereto as Exhibit L and upon receipt from the Agent of its written consent to such request and receipt, to release to the Servicer the related Loan File set forth in such request and receipt to the Servicer; provided that notwithstanding the foregoing or any other provision of this Agreement, upon its receipt of written instructions from the Agent, the Trustee shall cease releasing Loan Files to the Servicer. All Loan Files so released to the Servicer on behalf of the Borrower shall be held by the Servicer in trust for the benefit of the Borrower, the Agent, the Trustee and the other Secured Parties, with respect to their respective interests, in accordance with the terms of this Agreement. The Servicer, on behalf of the Borrower, shall return to the Trustee the Loan File when the Servicer’s need therefor in connection with such foreclosure or servicing no longer exists, unless the Loan shall be liquidated, in which case, upon receipt of an additional request for release of Loan Files and certification as to such liquidation from the Servicer to the Trustee substantially in the form annexed hereto as Exhibit L, the Servicer’s request and receipt submitted pursuant to the first sentence of this Section 7.10(c), such Loan File shall be released by the Trustee to the Servicer. Notwithstanding anything in this Section 7.10(c) to the contrary, in no event shall the Trustee release any Loan File or part thereof to the Servicer for any reason (other than in connection with a final payment or repurchase pursuant to Section 7.10(d)) without the Agent’s prior written consent, not to be unreasonably withheld.

(d) Release for Payment. Upon receipt by the Trustee (with a copy to the Agent) of the Servicer’s request for release of Loan Files and receipt in the form annexed hereto as Exhibit L (which certification shall include a statement to the effect that all amounts received in connection with such payment or repurchase have been credited to the Collection Account as provided in this Agreement), the Trustee shall promptly release the related Loan File to the Servicer, on behalf of the Borrower.

(e) Trustee Compensation. As compensation for its activities hereunder, the Trustee shall be entitled to a Trustee Fee and any unpaid Trustee Expenses to the extent of funds available therefor pursuant to the provision of Sections 2.8(a)(1)(iv) and 2.8(b)(iv). The Trustee’s entitlement to receive the Trustee Fee (other than due and unpaid Trustee Fees owed through such date) shall cease on the earlier to occur of: (i) its removal as Trustee or (ii) the termination of this Agreement.

(f) Replacement of the Trustee. The Trustee may be replaced by the Borrower with the prior consent of the Agent; provided that no such replacement shall be effective until a replacement Trustee has been appointed, has agreed to act as Trustee hereunder and has received all Loan Files held by the previous Trustee.

(g) Release of Loan Documents Following a Lien Release Dividend or Discretionary Sale. To the extent that portions of Transferred Loans are transferred pursuant to a Lien Release Dividend or Discretionary Sale under Section 2.16 or 2.19, respectively, the Trustee may, but only with the Agent’s prior written consent, and upon terms and conditions satisfactory to the Agent, including without limitation the execution by the servicer of such Transferred Loans of all such documents as the Agent may require, release the original Loan Documents (excluding the related original Underlying Note(s) (if any) evidencing the portions of any Transferred Loans remaining as part of the Collateral) to the servicer of such sold Transferred Loans for the purposes of enforcing or servicing such Loans.

(h) The Agent and the Lenders hereby appoint U.S. Bank, in its capacity as Trustee hereunder, as their agent for the purposes of perfection of a security interest in the Loans. U.S. Bank, in its capacity as Trustee hereunder, hereby accepts such appointment and agrees to perform the express duties set forth in this Section 7.10 and subject to the provisions hereof.

(i) The Trustee shall provide to the Servicer and the Backup Servicer (if the Backup Servicer is not the Trustee) a copy of all written notices and communications identified as being sent to it in connection with the Loans and the other Collateral held hereunder which it receives from the related Obligor, participating bank and/or agent bank. In no instance shall the Trustee be under any duty or obligation to take any action on behalf of the Servicer or the Borrower in respect of the exercise of any voting or consent rights, or similar actions, unless it receives specific and timely written instructions from the Agent, in which event the Trustee shall vote, consent or take such other action in accordance with such instructions. The Agent hereby instructs the Trustee to take any such action solely in accordance with the written instructions of the Servicer unless and until a Notice of Exclusive Control has been delivered to the Trustee and is in effect pursuant to the terms of the Account Control Agreement, and thereafter to take any such action solely in accordance with the written instructions of the parties specified in such Notice of Exclusive Control.

(j) (i) Each of the Agent and each other Secured Party further authorizes the Trustee to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are expressly delegated to the Trustee by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality of the foregoing, each Secured Party hereby appoints the Trustee as its agent to execute and deliver all further instruments and documents, and take all further action that the Agent deems necessary or desirable in order to perfect, protect or more fully evidence the security interests granted by the Borrower hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution by the Trustee as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Loans now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. Nothing in this Section 7.10(j) shall be deemed to relieve the Borrower of its obligation to protect the interest of the Trustee (for the benefit of the Secured Parties) in the Collateral, including to file financing and continuation statements in respect of the Collateral in accordance with this Agreement.

(ii) The Agent may direct the Trustee to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Trustee hereunder, the Trustee shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Agent; provided that the Trustee shall not be required to take any action hereunder at the request of the Agent, any Secured Parties or otherwise if the taking of such action, in the reasonable determination of the Trustee, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Trustee to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Trustee requests the consent of the

Agent and the Trustee does not receive a consent (either positive or negative) from the Agent with 10 Business Days of its receipt of such request, then the Agent shall be deemed to have declined to consent to the relevant action.

(iii) Except as expressly provided herein, the Trustee shall not be under any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement or any of the Loan Documents (i) unless and until (and to the extent) expressly so directed by the Agent or (ii) prior to the occurrence of the Termination Date pursuant to clause (b) of the definition of “Termination Date” (and upon such occurrence, the Trustee shall act in accordance with the written instructions of the Agent pursuant to clause (i)). The Trustee shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Trustee or the Agent. The Trustee shall not be deemed to have notice or knowledge of any matter hereunder, including a Termination Event, unless a Responsible Officer of the Trustee has actual knowledge of such matter or written notice thereof is received by the Trustee.

(k) Any Person (i) into which the Trustee may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Trustee shall be a party or (iii) that may succeed to the properties and assets of the Trustee substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Trustee hereunder, shall be the successor to the Trustee under this Agreement without further act of any of the parties to this Agreement.

(l) The parties hereunder further acknowledge and agree that U.S. Bank also serves in the capacity of custodian for Kohlberg Capital and all assets belonging to Kohlberg Capital are held in the custody of U.S. Bank subject to agreement thereof, to the extent they are required to be held in custody pursuant to the 1940 Act. Nothing in this Agreement shall be interpreted to jeopardize Kohlberg Capital’s compliance with Applicable Law and requirements to maintain assets with such custodian.

Section 7.11 Representations and Warranties of the Trustee.

The Trustee represents and warrants as follows:

(a) Organization and Good Standing. It is a national banking association duly organized, validly existing and in good standing under the laws of the United States with all requisite power and authority to own its properties and to conduct its business as presently conducted and to enter into and perform its obligations pursuant to this Agreement.

(b) Due Qualification. It is duly qualified to do business as a national banking association and is in good standing, has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, licenses or approval except where the failure to so qualify or have such licenses or approvals has not had, and would not be reasonably expected to have, a Material Adverse Effect.

(c) Power and Authority. It has the power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to carry out their respective terms. It has duly authorized the execution, delivery and performance of this Agreement and each other Transaction Document to which it is a party by all requisite action.

(d) No Violation. The consummation of the transactions contemplated by, and the fulfillment of the terms of, this Agreement and each other Transaction Document to which it is a party by it will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute a default under, its articles of association, or any Contractual Obligation to which it is a party or by which it or any of its property is bound, (ii) result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any Contractual Obligation, or (iii) violate any Applicable Law.

(e) No Consents. No consent, approval, authorization, order, registration, filing, qualification, license or permit (collectively, the “Consents”) of or with any Governmental Authority having jurisdiction over it or any of its respective properties is required to be obtained in order for it to enter into this Agreement or perform its obligations hereunder.

(f) Binding Obligation. This Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by (i) applicable Insolvency Laws and (ii) general principles of equity (whether considered in a suit at law or in equity).

(g) No Proceedings. There are no proceedings or investigations pending or, to the best of its knowledge, threatened, against it before any Governmental Authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that might (in its reasonable judgment) have a Material Adverse Effect.

(h) Non-Affiliation. The Trustee is not affiliated, as that term is defined in Rule 405 under the Securities Act, with the Borrower or the Servicer or with any Person involved in the organization or operation of the Borrower and does not provide credit or credit enhancement to the Borrower.

Section 7.12 Covenants of the Trustee.

The Trustee hereby covenants that:

(a) Compliance with Law. The Trustee will comply in all material respects with all Applicable Laws.

(b) Preservation of Existence. The Trustee will preserve and maintain its existence, rights, franchises and privileges as a national banking association in good standing under the laws of the United States.

(c) No Bankruptcy Petition. With respect to each Conduit Lender and each Liquidity Bank, prior to the date that is one year and one day (or such longer preference period as shall then be in effect) after the payment in full of all amounts owing in respect of all outstanding

Commercial Paper Notes issued by such Conduit Lender and, with respect to the Borrower, prior to the date that is one year and one day (or such longer preference period as shall then be in effect) after the Collection Date, it will not institute against the Borrower, such Conduit Lender or such Liquidity Bank, or join any other Person in instituting against the Borrower, such Conduit Lender or such Liquidity Bank, any Insolvency Proceedings or other similar proceedings under the laws of the United States or any state of the United States. This Section 7.12(c) will survive the termination of this Agreement.

(d) Loan Files. The Trustee will not dispose of any documents constituting the Loan Files in any manner that is inconsistent with the performance of its obligations as the Trustee pursuant to this Agreement and will not dispose of any Loan except as contemplated by this Agreement.

(e) Location of Loan Files. The Loan Files shall remain at all times in the possession of the Trustee at the address set forth on Annex A hereto unless notice of a different address is given in accordance with the terms hereof.

(f) No Changes in Trustee Fee. The Trustee will not make any changes to the Trustee Fee set forth in the Backup Servicer and Trustee Fee Letter without the prior written approval of the Agent.

Section 7.13 The Backup Servicer.

(a) Appointment. The Borrower and the Agent hereby appoint Lyon Financial Services, Inc. (“USBPS”) to act as Backup Servicer for the benefit of the Borrower, the Agent and the other Secured Parties in accordance with the terms of this Agreement. USBPS hereby accepts such appointment and agrees to perform the duties and responsibilities with respect thereto set forth herein.

(b) Duties. On or before the initial Funding Date, and until such time (if applicable) as it shall become the Successor Servicer, the Backup Servicer shall perform, on behalf of the Borrower and the Agent and the other Secured Parties, the following duties and obligations:

(i) On or before the Closing Date, the Backup Servicer shall accept from the Servicer delivery of the information required to be set forth in the Monthly Reports in hard copy and in an agreed upon electronic format.

(ii) Not later than 1:00 p.m. (New York City time) on the third Business Day prior to each Reporting Date, the Servicer shall provide to the Backup Servicer and the Backup Servicer shall accept delivery of tape in an agreed upon electronic format (the “Tape”) from the Servicer, which shall include but not be limited to the following information: (x) for each Transferred Loan, the name and number of the related Obligor, the collection status, the Loan status, the date of each Scheduled Payment, the Outstanding Loan Balance and the Purchased Loan Balance, (y) the Aggregate Purchased Loan Balance, and (z) the Aggregate Outstanding Loan Balance.

(iii) Prior to the related Payment Date, the Backup Servicer shall review the Monthly Report to ensure that it is complete on its face and that the following items in such Monthly Report have been accurately calculated, if applicable, and reported: (A) the Availability, (B) the Aggregate Purchased Loan Balance, (C) the Aggregate Outstanding Loan Balance, (D) the Backup Servicer Fee, (E) the Defaulted Loans, (F) the Portfolio Yield, (G) the Rolling Three-Month Default Ratio, (H) the Estimated Payment Amount and (I) the Reserve Account Required Amount. The Backup Servicer shall notify the Agent, the Borrower and the Servicer of any disagreements with the Monthly Report based on such review not later than the Business Day preceding such Payment Date to such Persons.

(iv) If the Borrower or the Servicer disagrees with the report provided under Section 7.13(b)(iii) by the Backup Servicer or if the Borrower or the Servicer or any subservicer has not reconciled such discrepancy, the Backup Servicer agrees to confer with the Borrower or the Servicer to resolve such disagreement on or prior to the next succeeding Determination Date and shall settle such discrepancy with the Borrower or the Servicer if possible, and notify the Agent of the resolution thereof. The Borrower or the Servicer hereby agree to cooperate at their own expense, with the Backup Servicer in reconciling any discrepancies herein. If within 20 days after the delivery of the report provided under Section 7.13(b)(iii) by the Backup Servicer, such discrepancy is not resolved, the Backup Servicer shall promptly notify the Borrower and the Agent of the continued existence of such discrepancy. Following receipt of such notice by the Agent, the Servicer shall deliver to the Borrower, the Agent, the Secured Parties and the Backup Servicer no later than the related Payment Date a certificate describing the nature and amount of such discrepancies and the actions the Servicer proposes to take with respect thereto.

With respect to the duties described in this Section 7.13(b), in the absence of bad faith or gross negligence, the Backup Servicer, in the performance of its duties and obligations hereunder, is entitled to rely conclusively, and shall be fully protected in so relying, on the contents of each Tape, including, but not limited to, the completeness and accuracy thereof, provided by the Servicer. The parties acknowledge that the Backup Servicer’s ability to perform hereunder is subject to its timely receipt of the Tape and Monthly Report, if applicable.

(c) Transition to Servicer Role. After the receipt by the Servicer of an effective Servicer Termination Notice, all authority, power, rights and responsibilities of the Servicer, under this Agreement, whether with respect to the Loans or otherwise, shall pass to and be vested in the Backup Servicer, subject to and in accordance with the provisions of Section 7.26, as long as the Backup Servicer is not prohibited by Applicable Law from fulfilling the same, as evidenced by an Opinion of Counsel, or is unwilling to accept such appointment.

(d) Merger or Consolidation. Any Person (i) into which the Backup Servicer may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Backup Servicer shall be a party, or (iii) that may succeed to the properties and assets of the Backup Servicer substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Backup Servicer hereunder, shall be the successor to the Backup Servicer under this Agreement without further act on the part of any of the parties to this Agreement.

(e) Backup Servicing Compensation. As compensation for its backup servicing activities hereunder, the Backup Servicer shall be entitled to receive the Backup Servicer Fee and any unpaid Backup Servicer Expenses to the extent of funds available therefor pursuant to the provision of Sections 2.8(a)(1)(iii) and 2.8(b)(iii). The Backup Servicer’s entitlement to receive the Backup Servicer Fee (other than due and unpaid Backup Servicer Fees owed through such date) shall cease on the earliest to occur of: (i) it becoming the Successor Servicer, (ii) its removal as Backup Servicer, or (iii) the Termination of this Agreement.

(f) Backup Servicer Removal. The Backup Servicer may be removed with or without cause by the Agent, or by the Borrower with the prior written approval of the Agent, by notice given in writing to the Backup Servicer. In the event of any such removal, a replacement Backup Servicer may be appointed by (i) the Borrower, acting with the written consent of the Agent or (ii) if no such replacement is appointed within 30 days following such removal, by the Agent.

(g) Scope of Backup Servicing Duties. The Backup Servicer undertakes to perform only such duties and obligations as are specifically set forth in this Agreement, it being expressly understood by all parties hereto that there are no implied duties or obligations of the Backup Servicer hereunder. Without limiting the generality of the foregoing, the Backup Servicer, except as expressly set forth herein, shall have no obligation to supervise, verify, monitor or administer the performance of the Servicer or the Trustee. The Backup Servicer may act through its agents, attorneys and custodians in performing any of its duties and obligations under this Agreement, it being understood by the parties hereto that the Backup Servicer will be responsible for any misconduct or negligence on the part of such agents, attorneys or custodians acting on the routine and ordinary day-to-day operations for and on behalf of the Backup Servicer. Neither the Backup Servicer nor any of its officers, directors, employees or agents shall be liable, directly or indirectly, for any damages or expenses arising out of the services performed under this Agreement other than damages or expenses that result from the gross negligence or bad faith of it or them or the failure to perform materially in accordance with this Agreement.

(h) Limitation on Liability. Except for its willful misconduct, gross negligence or bad faith, the Backup Servicer shall not be liable for any obligation of the Servicer contained in this Agreement or for any errors of the Servicer contained in any computer tape, certificate or other data or document delivered to the Backup Servicer hereunder or on which the Backup Servicer must rely in order to perform its obligations hereunder, and the Borrower, the Agent, the Trustee, the Backup Servicer and the other Secured Parties each agree to look only to the Servicer to perform such obligations. Except for its willful misconduct, gross negligence or bad faith, the Backup Servicer shall have no responsibility and shall not be in default hereunder or incur any liability for any failure, error, malfunction or any delay in carrying out any of their respective duties under this Agreement if such failure or delay results from the Backup Servicer acting in accordance with information prepared or supplied by a Person other than the Backup Servicer or the failure of any such other Person to prepare or provide such information. Except for its gross negligence or bad faith, the Backup Servicer shall have no responsibility, shall not be in default and shall incur no liability for (i) any act or failure to act of any third party, including the Servicer or the Borrower (ii) any inaccuracy or omission in a notice or communication received by the Backup Servicer from any third party, (iii) the invalidity or unenforceability of any Loan or Loan Document under Applicable Law, (iv) the breach or inaccuracy of any representation or warranty made with respect to any Loan, or (v) the acts or omissions of any successor Backup Servicer. No provision of this Agreement shall require the Backup Servicer to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights and powers, if, in its sole judgment, it shall believe that repayment of such funds or adequate indemnity against such risk or liability is not assured to it. In the absence of bad faith, gross negligence or willful misfeasance on the part of the Backup Servicer, the Backup Servicer may conclusively rely, as to the truth of the statements and correctness of the opinions expressed therein upon any request, instructions, certificate, opinion or other document furnished to the Backup Servicer, reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties and conforming to the requirements of this Agreement.

(i) Possible Dual Capacity. The parties expressly acknowledge and consent to U.S. Bank acting in the possible dual capacity of Backup Servicer or Successor Servicer and in the capacity of Trustee. U.S. Bank may, in such dual capacity, discharge its separate functions fully, without hindrance or regard to conflict of interest principles, duty of loyalty principles or other breach of fiduciary duties to the extent that any such conflict or breach arises from the performance by U.S. Bank of express duties set forth in this Agreement in any of such capacities, all of which defenses, claims or assertions are hereby expressly waived by the other parties hereto except in the case of negligence, acts of bad faith and willful misconduct by U.S. Bank.

(j) Subservicers. The Backup Servicer may, with the prior written consent of the Agent, subservice any and all of its duties and responsibilities hereunder, including but not limited to its duties as Successor Servicer hereunder should the Backup Servicer become the Successor Servicer pursuant to Section 7.26. Notwithstanding any subservicing agreement or other delegation of duties to a subservicer, so long as this Agreement shall remain effective, the Backup Servicer (solely in its capacity as Successor Servicer, if applicable) shall remain obligated and primarily liable to the Trustee and the other Secured Parties, for the servicing and administering of the Loans in accordance with the provisions of this Agreement, and, to the extent applicable, the Credit and Collection Policy, without diminution of such obligation or liability by virtue of such subservicing agreement or other arrangements with third parties pursuant to this clause (j) or by virtue of indemnification from any subservicer and to the same extent and under the same terms and conditions as if the Backup Servicer alone were, as applicable, servicing and administering the Loans.

Section 7.14 Representations and Warranties of the Backup Servicer.

The Backup Servicer hereby represents and warrants as follows:

(a) Organization and Good Standing. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota with all requisite power and authority to own its properties and to conduct its business as presently conducted and to enter into and perform its obligations pursuant to this Agreement.

(b) Due Qualification. The Backup Servicer is duly qualified to do business as a Minnesota corporation and is in good standing, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its property and the conduct of its business requires such qualification, licenses or approvals except where the failure to so qualify or have such licenses or approvals has not had, and would not be reasonably expected to have, a Material Adverse Effect.

(c) Power and Authority. It has the power and authority to execute and deliver this Agreement and to carry out its terms. It has duly authorized the execution, delivery and performance of this Agreement by all requisite action.

(d) No Violation. The consummation of the transactions contemplated by, and the fulfillment of the terms of, this Agreement by it will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute a default under, its articles of association or any Contractual Obligation by which it or any of its property is bound, (ii) result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any Contractual Obligation (other than the Agreement), or (iii) violate any Applicable Law.

(e) No Consents. No Consents of or with any Governmental Authority having jurisdiction over it or any of its respective properties is required to be obtained in order for it to enter into this Agreement or perform its obligations hereunder.

(f) Binding Obligation. This Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by (i) applicable Insolvency Laws and (ii) general principles of equity (whether considered in a suit at law or in equity).

(g) No Proceedings. There are no proceedings or investigations pending or, to the best of its knowledge, threatened, against it before any Governmental Authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that might (in its reasonable judgment) have a Material Adverse Effect.

Section 7.15 Covenants of the Backup Servicer.

The Backup Servicer hereby covenants that:

(a) Compliance with Law. The Backup Servicer will comply in all material respects with all Applicable Laws.

(b) Preservation of Existence. The Backup Servicer will preserve and maintain its existence, rights, franchises and privileges as a corporation in good standing under the laws of the State of Minnesota.

(c) No Bankruptcy Petition. With respect to each Conduit Lender and each Liquidity Bank, prior to the date that is one year and one day (or such longer preference period as shall then be in effect) after the payment in full of all amounts owing in respect of all outstanding Commercial Paper Notes issued by such Conduit Lender and with respect to the Borrower, prior to the date that is one year and one day (or such longer preference period as shall then be in effect) after the Collection Date, the Backup Servicer will not institute against the Borrower, such Conduit Lender or such Liquidity Bank, or join any other Person in instituting against the

Borrower, such Conduit Lender or such Liquidity Bank, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceedings under the laws of the United States or any state of the United States. This Section 7.15(c) will survive the termination of this Agreement.

(d) No Changes in Backup Servicer Fee. The Backup Servicer will not make any changes to Backup Servicer Fee set forth in the Backup Servicer and Trustee Fee Letter without the prior written approval of the Agent.

Section 7.16 Payment of Certain Expenses by the Servicer and the Borrower.

(a) The Servicer will be required to pay all fees and expenses incurred by it in connection with the transactions and activities contemplated by this Agreement (subject, as applicable, to the conditions set forth in Section 7.6), including fees and disbursements of legal counsel and Independent accountants, Taxes imposed on the Servicer, expenses incurred in connection with payments and reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Borrower. In consideration for the payment by the Borrower of the Servicing Fee, the Servicer will be required to pay all reasonable fees and expenses owing to any bank or trust company in connection with the maintenance of the Collection Accounts and the Reserve Account and the Backup Servicer Fee and Trustee Fee pursuant to the Backup Servicer and Trustee Fee Letter. The Servicer shall be required to pay such expenses for its own account and shall not be entitled to any payment therefor other than the Servicing Fee.

(b) The Borrower will be required to pay all fees and expenses incurred by the Agent, the Lenders, the Trustee and the Backup Servicer in connection with the transactions and activities contemplated by this Agreement, including reasonable fees and disbursements of legal counsel and Independent accountants.

Section 7.17 Reports.

(a) Monthly Report. With respect to each Determination Date and the related Collection Period, the Servicer will provide to the Borrower, the Backup Servicer, the Trustee, the Agent and each Lender, on the related Reporting Date, a monthly statement (a “Monthly Report”), signed by a Responsible Officer of the Servicer and substantially in the form of Exhibit E. Except as otherwise set forth herein, the Backup Servicer shall have no obligation to review any information in the Monthly Report.

(b) Servicer’s Certificate. Together with each Monthly Report, the Servicer shall submit to the Borrower, the Backup Servicer, the Trustee, the Agent and each Lender a certificate substantially in the form of Exhibit F (a “Servicer’s Certificate”), signed by a Responsible Officer of the Servicer, which shall include a certification by such Responsible Officer that no Termination Event or Unmatured Termination Event has occurred and is continuing (or if a Termination Event or Unmatured Termination Event has occurred and is continuing, specifying each such event, the nature and status thereof and the steps necessary to remedy such event). Except as otherwise set forth herein, the Backup Servicer shall have no duty to review any information set forth in the Servicer’s Certificate.

(c) Financial Statements.

(i) The initial Servicer will submit to the Borrower, the Backup Servicer, the Trustee, the Agent and each Lender, (A) within 45 days following the end of each of the initial Servicer’s fiscal quarters (other than the final fiscal quarter), commencing for the fiscal quarter ending on March 31, 2007, unaudited consolidated financial statements of the Servicer (including an analysis of delinquencies and losses for each fiscal quarter) as of the end of each such fiscal quarter, and (B) within 90 days following the end of the initial Servicer’s fiscal year, commencing with the fiscal year ending on December 31, 2007, annual audited consolidated financial statements as of the end of such fiscal year. Except as otherwise set forth herein, neither the Trustee nor the Backup Servicer shall have any duty to review any of the financial information set forth in such financial statements.

(ii) The Borrower will submit to the Servicer, the Backup Servicer, the Trustee, the Agent and each Lender, (A) within 45 days following the end of each of the Borrower’s fiscal quarters (other than the final fiscal quarter), commencing for the fiscal quarter ending on March 31, 2007, unaudited financial statements of the Borrower as of the end of each such fiscal quarter, and (B) within 90 days following the end of the Borrower’s fiscal year, commencing with the fiscal year ending on December 31, 2007, annual unaudited financial statements of the Borrower as of the end of such fiscal year. Except as otherwise set forth herein, neither the Trustee nor the Backup Servicer shall have any duty to review any of the financial information set forth in such financial statements.

Section 7.18 Annual Statement as to Compliance.

The Servicer will provide to the Borrower, the Trustee, the Backup Servicer, the Agent and each Lender within 90 days following the end of each fiscal year of the Servicer, commencing with the fiscal year ending on December 31, 2007, an annual report signed by a Responsible Officer of the Servicer certifying that (a) a review of the activities of the Servicer, and the Servicer’s performance pursuant to this Agreement, for the period ending on the last day of such fiscal year has been made under such Responsible Officer’s supervision and (b) the Servicer has performed or has caused to be performed in all material respects all of its obligations under this Agreement throughout such year and no Servicer Termination Event has occurred and is continuing (or if a Servicer Termination Event has so occurred and is continuing, specifying each such event, the nature and status thereof and the steps necessary to remedy such event.

Section 7.19 Annual Independent Public Accountant’s Servicing Reports.

At its own expense, the Servicer will cause a firm of nationally recognized Independent public accountants acceptable to the Agent in its reasonable discretion (who may also render other services to the Servicer) to furnish to the Borrower, the Agent and each Lender (with a copy to the Backup Servicer and the Trustee), within 120 days following December 31 of each year, (i) a report relating to such fiscal year to the effect that (A) such firm has reviewed certain documents and records relating to the servicing of the Loans, and (B) based on such examination, such firm is of the opinion that the Monthly Reports for such year were prepared in compliance with this Agreement, except for such exceptions as it believes to be immaterial and such other exceptions as will be set forth in such firm’s report and (ii) a report covering such fiscal year to the effect that such accountants have applied certain agreed-upon procedures (which procedures shall not be amended from those procedures in effect as of the Closing Date without the prior approval of the Borrower and Agent) to certain documents and records relating to the servicing of Loans under this Agreement, compared the information contained in the Monthly Reports and the Servicer’s Certificates delivered during the period covered by such report with such documents and records and that no matters came to the attention of such accountants that caused them to believe that such servicing was not conducted in compliance with this Article VII of this Agreement, except for such exceptions as such accountants shall believe to be immaterial and such other exceptions as shall be set forth in such statement.

Section 7.20 Limitation on Liability of the Servicer and Others.

Except as provided herein, neither the Servicer nor any of the directors or officers or employees or agents of the Servicer shall be under any liability to the Borrower, the Agent, the Secured Parties or any other Person for any action taken or for refraining from the taking of any action expressly provided for in this Agreement; provided that this provision shall not protect the Servicer or any such Person against any liability that would otherwise be imposed by reason of its willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of its failure to perform materially in accordance with this Agreement.

The Servicer shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its duties to service the Loans in accordance with this Agreement that in its reasonable opinion may involve it in any expense or liability. The Servicer may, in its sole discretion, undertake any legal action relating to the servicing, collection or administration of Loans and the Related Property that it may reasonably deem necessary or appropriate for the benefit of the Borrower and the Secured Parties with respect to this Agreement and the rights and duties of the parties hereto and the respective interests of the Borrower and the Secured Parties hereunder.

Section 7.21 The Servicer, the Backup Servicer and the Trustee Not to Resign.

None of the Servicer, the Backup Servicer or the Trustee shall resign from the obligations and duties hereby imposed on such Person except upon such Person’s determination that (i) the performance of its duties hereunder is or becomes impermissible under Applicable Law and (ii) there is no reasonable action that such Person could take to make the performance of its duties hereunder permissible under Applicable Law. Any such determination permitting the resignation of the Servicer, the Backup Servicer or the Trustee shall be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Borrower, the Agent and each Lender. No such resignation shall become effective until a successor shall have assumed the responsibilities and obligations of such Person in according with the terms of this Agreement. Notwithstanding anything in this Agreement to the contrary, no successor Trustee may be appointed unless such successor Trustee meets the requirements of Section 26(a)(1) of the 1940 Act and provides a representation to this effect, reasonably satisfactory to the Borrower and the Servicer.

Section 7.22 Access to Certain Documentation and Information Regarding the Loans.

The Borrower, the Servicer or the Trustee, as applicable, shall provide to the Agent and each Lender access to the Loan Documents and all other documentation regarding the Loans included as part of the Collateral and the Related Property in such cases where the Agent or such Lender is required in connection with the enforcement of the rights or interests of the Lenders, or by applicable statutes or regulations, to review such documentation, such access being afforded without charge (in respect of the Borrower or the initial Servicer) but only (i) upon two Business Days’ prior written request, (ii) during normal business hours and (iii) subject to the Servicer’s and the Trustee’s normal security and confidentiality procedures. From and after the Closing Date and periodically thereafter at the discretion of the Agent and each Lender, the Agent, each Lender or their respective agents may review the Borrower’s and the Servicer’s collection and administration of the Loans in order to assess compliance by the Servicer with the Servicer’s written policies and procedures, as well as with this Agreement and may conduct an audit of the Loans, Loan Documents and Records in conjunction with such a review. Such review shall be reasonable in scope and shall be completed in a reasonable period of time. The Borrower shall bear the cost of such audits; provided that prior to the date on which a Termination Event shall have occurred and be continuing, the Borrower shall not be required to bear the cost of more than one audit in any 12-month period.

Section 7.23 [Reserved].

Section 7.24 Identification of Records.

The Servicer shall clearly and unambiguously identify each Loan that is part of the Collateral and the Related Property in its computer or other records to reflect that the interest in such Loans and Related Property have been transferred to and are owned by the Borrower and that the Trustee on behalf of the Secured Parties has the interest therein Granted by Borrower pursuant to this Agreement.

Section 7.25 Servicer Termination Events.

If any one of the following events (a “Servicer Termination Event”) shall occur and be continuing on any date:

(a) any failure by the Servicer to make any payment, transfer or deposit or to give instructions or notice to the Borrower, the Agent or any Lender as required by this Agreement on or before the date such payment, transfer, deposit, instruction or notice is required to be made or given, as the case may be, under the terms of this Agreement and such failure is not cured or waived within three Business Days following the occurrence thereof;

(b) any failure on the part of the Servicer duly to observe or perform in any material respect any other covenants or agreements of the Servicer set forth in this Agreement or any other Transaction Document to which it is a party as Servicer that continues unremedied (if susceptible to remedy) for a period of 30 days after the first to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the

Servicer by the Agent, any Lender or the Borrower and (ii) the date on which the Servicer becomes aware thereof;

(c) an Insolvency Event shall occur with respect to the Servicer;

(d) the Servicer shall fail in any material respect to service the Transferred Loans in accordance with the Credit and Collection Policy;

(e) the Servicer agrees to or otherwise permits any amendment, modification, change, supplement or rescission of or to the Credit and Collection Policy, in whole or in part, that could reasonably be expected to have a material adverse effect upon the Loans or to be materially adverse to the interests of the Lender without the prior written consent of the Agent and each Lender;

(f) any Change in Control of the Servicer is made without the prior written consent of the Agent;

(g) as of any date after the date of the Initial Funding, the Servicer fails to maintain a minimum Net Worth of at least $200,000,000 plus seventy-five (75%) percent of any new equity issued after December 11, 2006;

(h) the Servicer shall fail to maintain its status as a business development company or as a registered investment company under the 1940 Act;

(i) the Servicer’s Leverage Ratio shall exceed 1.0:1.0;

(j) any failure by the Servicer to deliver any Required Reports hereunder on or before the date occurring five Business Days after the date such report is required to be made or given, as the case may be, under the terms of this Agreement;

(k) any representation, warranty or certification made by the Servicer in this Agreement or in any certificate delivered pursuant to this Agreement shall prove to have been incorrect when made, and such incorrect representation, warranty or certification can reasonably be expected to have a material adverse effect on the interests of any party hereto, and such incorrect representation, warranty or certification, if capable of being remedied, shall continue for 30 days without being remedied or cured after the earlier of (i) receipt by the Servicer of written notice with respect thereto from the Agent or the Trustee and (ii) notice thereof to the Servicer by an officer of the Servicer with actual knowledge of such incorrect representation, warranty or certification;

(l) the rendering against the Servicer of one or more final judgments, decrees or orders for the payment of money in excess of 10% of the Tangible Net Worth of the Servicer (individually or in the aggregate);

(m) any default by the Servicer in the making of any payment required to be made with respect to any material recourse debt or other obligation to which it is a party and such default is not cured within the relevant cure period or any such recourse debt or other obligation shall be declared to be due and payable or required to be prepaid (other than by scheduled payment) prior to its maturity; or

(n) any two of Christopher Lacovara, Dayl Pearson and R. Jon Corless shall cease to be employed by Kohlberg Capital in the capacity of executive officers thereof unless within 120 days of the cessation of such employment, Kohlberg Capital hires reputable experienced replacements for such officers, reasonably satisfactory to the Agent;

then notwithstanding anything herein to the contrary, so long as any such Servicer Termination Events shall not have been remedied at the expiration of any applicable cure period, the Agent, by written notice to the Servicer, the Trustee and the Backup Servicer (a “Servicer Termination Notice”), may, subject to the provisions of Section 7.26, terminate all of the rights and obligations of the Servicer as Servicer under this Agreement. The Borrower shall pay all reasonable set-up and conversion costs associated with the transfer of servicing rights to the Successor Servicer.

Section 7.26 Appointment of Successor Servicer.

(a) On and after the receipt by the Servicer of a Servicer Termination Notice pursuant to Section 7.25, the Servicer shall continue to perform all servicing functions under this Agreement until the date specified in the Servicer Termination Notice or otherwise specified by the Agent to the Servicer and the Backup Servicer in writing. The Agent may at the time described in the immediately preceding sentence, in its sole discretion, appoint the Backup Servicer as the Servicer hereunder, and the Backup Servicer, if it is willing to accept such appointment, shall on such date assume all servicing obligations of the Servicer hereunder, and all authority and power of the Servicer under this Agreement shall pass to and be vested in the Backup Servicer; provided that any Successor Servicer shall not (i) be responsible or liable for any past actions or omissions of the outgoing Servicer, (ii) be obligated to make Servicer Advances, (iii) have any obligation to pay any taxes required to be paid by the Servicer, if any, (iv) have no obligation to pay the fees and expenses of any other party involved in this transaction or any third party, (v) have any liability or obligation with respect to any Servicer indemnification obligations of, or any representations and warranties given by any prior servicer (including the initial Servicer). In the event that the Agent does not so appoint the Backup Servicer, there is no Backup Servicer or the Backup Servicer is unwilling or unable to assume such obligations on such date, the Agent shall as promptly as possible appoint a successor servicer (in such capacity, the “Successor Servicer”), and such Successor Servicer shall accept its appointment by a written assumption in a form acceptable to the Agent. In the event that a Successor Servicer has not been appointed and has not accepted its appointment at the time when the Servicer ceases to act as Servicer, the Agent shall petition a court of competent jurisdiction to appoint any established financial institution having a net worth of not less than U.S. $100,000,000 and whose regular business includes the servicing of Loans as the Successor Servicer hereunder.

(b) Upon its appointment as successor to the Servicer, the Backup Servicer (subject to Section 7.26(a)) or the Successor Servicer, as applicable, shall be the successor in all respects to the Servicer (except as otherwise expressly provided for herein or as otherwise expressly agreed to by the Successor Servicer and the Agent) with respect to servicing functions under this

Agreement, shall assume all Servicing Duties hereunder and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Backup Servicer or the Successor Servicer, as applicable. Any Successor Servicer shall be entitled, with the prior consent of the Agent, to appoint agents to provide some or all of its duties hereunder, provided that no such appointment shall relieve such Successor Servicer of the duties and obligations of the Successor Servicer pursuant to the terms hereof and that any such subcontract may be terminated upon the occurrence of a Servicer Termination Event.

(c) All authority and power granted to the Servicer under this Agreement shall automatically cease and terminate upon termination of the Servicer under this Agreement and shall pass to and be vested in the Successor Servicer, and, without limitation, the Successor Servicer is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Servicer agrees to cooperate with the Successor Servicer in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing on the Collateral.

(d) Upon the Backup Servicer receiving notice that it is to be appointed to serve as the Servicer hereunder pursuant to the foregoing provisions of this Section 7.26, and provided it is willing to accept such appointment, the Backup Servicer will promptly begin the transition to its role as Servicer. In connection with such appointment, the Agent and the Backup Servicer will negotiate the servicing terms to be applicable to it on the effective date of such appointment.

(e) The Backup Servicer shall be entitled to receive its reasonable costs incurred in transitioning to Servicer.

(f) Notwithstanding anything contained in this Agreement to the contrary, any Successor Servicer is authorized to accept and rely on all of the accounting, records (including computer records) and work of the prior Servicer relating to the Loans (collectively, the “Predecessor Servicer Work Product”) without any audit or other examination thereof, except, in all cases, where audit, examination or other inquiry would be required in the exercise of reasonable care or the degree of skill and attention the Successor Servicer exercises with respect to all comparable loans that it services for itself and others, and the Successor Servicer shall have no liability for the acts and omissions of the prior Servicer; provided that if any Successor Servicer discovers any error, inaccuracy, omission or incorrect or non-standard practice or procedure (collectively, “Errors”) in any Predecessor Servicer Work Product, then such Successor Servicer shall use its best commercially reasonable efforts to correct such Errors. U.S. Bank agrees to use its best efforts to prevent further errors, inaccuracies or omissions relating to Errors (collectively, “Continued Errors”) previously discovered by the Successor Servicer and shall, with the prior consent of the Agent, use its best commercially reasonable efforts to reconstruct and reconcile such data to correct such Errors and Continued Errors and to prevent future Continued Errors. The Successor Servicer shall be entitled to recover its costs incurred pursuant to this Section 7.26(f) in accordance with Section 2.8.

(g) The terminated Servicer agrees to cooperate and use its best efforts in effecting the transition of the responsibilities and rights of servicing of the Loans including, without limitation, the transfer to the Successor Servicer for the administration by it of all cash amounts that shall at the time be held by the Servicer for deposit, or have been deposited by the Servicer, or thereafter received with respect to the Loans and the delivery to the Successor Servicer in an orderly and timely fashion of all files and records with respect to the Loans and a computer tape in readable form (consistent with the Tape) containing all information necessary to enable the Successor Servicer to service the Loans. In addition, the Servicer agrees to cooperate and use its best efforts in providing, at the Borrower’s expense, to the Successor Servicer, with reasonable access (including at the premises of the Servicer) to the Servicer’s employees, and any and all of the books, records (in electronic or other form) or other information reasonably requested by it to enable the Successor Servicer, to assume the servicing functions hereunder and to maintain a list of key servicing personnel and contact information. The Successor Servicer is authorized and empowered to execute and deliver, on behalf of Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do so or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination or to perform the servicing duties of the Servicer. At the request of the Successor Servicer, the Servicer will provide the Successor Servicer, with a Power of Attorney consistent with the preceding sentence.

(h) The Servicer hereby agrees to grant to each Successor Servicer (and its permitted assigns) an irrevocable license to access all Records relating to the Loans from time to time. In connection with such license, the Servicer hereby agrees to grant to each Successor Servicer an irrevocable, non-exclusive license (subject to the restrictions contained in any license with respect thereto) to use, without royalty or payment of any kind, all software used by the Servicer to account for the Loans from time to time, to the extent necessary to administer the same, whether such software is owned by the Servicer or is owned by others and used by Servicer under license agreements with respect thereto; provided that should the consent of any licensor of Servicer to such grant of the license described herein be required, the Servicer hereby agrees that upon the request of the Successor Servicer or any permitted assignee thereof to use its best efforts to obtain the consent of such third-party licensor. The license granted by the Servicer pursuant to this Section 7.26(h) shall be irrevocable and shall terminate on the date on which all Obligations have been paid in full. The Servicer shall take all actions reasonably requested by the Successor Servicer and/or any of its permitted assignees, from time to time hereafter, which may be necessary to ensure that such Successor Servicer and its assignees have an enforceable license to access the Records relating to the Loans from time to time.

Section 7.27 Market Servicing Fee.

Notwithstanding anything to the contrary herein, in the event that a Successor Servicer is appointed, the Servicing Fee shall equal the market rate for comparable servicing duties to be fixed upon the date of such appointment by such Successor Servicer with the consent of the Agent; in the event that the Backup Servicer becomes the Successor Servicer, the Backup Servicer shall solicit three bids, with a copy to the Borrower and the Agent, from not less than three entities experienced in the servicing of loans similar to the Loans and that are not Affiliates of the Backup Servicer, the Servicer or the Borrower, and the Servicing Fee shall be equal to the average of the fees proposed as determined by the Backup Servicer with the consent of the Agent (the “Market Servicing Fee”).

ARTICLE VIII

SECURITY INTEREST

Section 8.1 Grant of Security Interest.

(a) The parties hereto intend that this Agreement constitute a security agreement and the transactions effected hereby constitute secured loans by the Secured Parties to the Borrower under Applicable Law. For such purpose, the Borrower hereby Grants as of the Closing Date to the Trustee, as agent, on behalf of the Secured Parties, a lien and continuing security interest in all of the Borrower’s right, title and interest in, to and under (but none of the obligations under) all Collateral (including any Hedging Agreements), whether now existing or hereafter arising or acquired by the Borrower, and wherever the same may be located, to secure the prompt, complete and indefeasible payment and performance in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations of the Borrower owed to the Secured Parties. The Grant of a security interest under this Section 8.1 does not constitute and is not intended to result in a creation or an assumption by the Trustee, the Agent or any of the other Secured Parties of any obligation of the Borrower or any other Person in connection with any or all of the Collateral or under any agreement or instrument relating thereto. Anything herein to the contrary notwithstanding, (a) the Originator and the Borrower shall remain liable under the Transferred Loans and related Collateral to the extent set forth therein to perform all of their respective duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Trustee on behalf of the Secured Parties or the Agent, as agent for the Secured Parties, of any of its rights in the Collateral shall not release the Originator and the Borrower from any of their respective duties or obligations under the Transferred Loans and other Collateral, and (c) none of the Trustee, the Agent nor any other Secured Party shall have any obligations or liability under the Loans and other Collateral by reason of this Agreement, nor shall the Trustee, the Agent or any other Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(b) The Borrower, the Trustee and the Agent, on behalf of the Secured Parties, hereby acknowledge and agree that the security interest Granted hereby in the Collateral constitutes continuing collateral security for all of the Obligations, whether now existing or hereafter arising.

Section 8.2 Release of Lien on Loans.

If (a) there is no Overcollateralization Shortfall, and (b) no Termination Event or Unmatured Termination Event has occurred and is continuing, at the same time as (i) any Transferred Loan in the Collateral expires by its terms and all amounts in respect thereof have been paid in full by the related Obligor and deposited in the Collection Account, (ii) any Transferred Loan becomes a Prepaid Loan and all amounts in respect thereof have been paid in full by the related Obligor and deposited in the Collection Account, (iii) any Transferred Loan is replaced in accordance with Section 2.18(a), (iv) any Transferred Loan is repurchased in accordance with Section 2.18(b), (v) any Transferred Loan is subject to a Lien Release Dividend in accordance with Section 2.16, or (vi) this Agreement terminates in accordance with Section

12.6, the Trustee, on behalf of the Secured Parties, will be deemed to automatically release its interest in such Loan without representation or warranty express or implied. In connection with any such prepayment, release or substitution, the Trustee, on behalf of the Secured Parties, will, after the deposit by the Servicer of the Proceeds of such event into the Collection Account, at the sole expense of the initial Servicer or any Affiliate of the initial Servicer if appointed as Successor Servicer hereunder, and otherwise at the expense of the Borrower, execute and deliver to the Servicer any assignments, bills of sale, termination statements and any other releases and instruments as the Servicer may reasonably request in order to effect the release and transfer the Related Property if such Related Property is not also serving as Collateral to secure the repayment of another Transferred Loan; provided that the Trustee on behalf of the Secured Parties will make no representation or warranty, express or implied, with respect to any such Related Property in connection with such prepayment, release or substitution. Nothing in this Section 8.2 shall diminish the Servicer’s obligations pursuant to Section 7.6 with respect to the Proceeds of any such sale.

Section 8.3 [Reserved].

Section 8.4 Further Assurances.

The provisions of Section 12.12 shall apply to the security interest granted under Section 8.1 as well as to the Advances hereunder.

Section 8.5 Remedies.

Upon the occurrence of a Termination Event, the Trustee, on behalf of the Secured Parties, the Agent and other Secured Parties shall have, with respect to the Collateral granted pursuant to Section 8.1, and in addition to all other rights and remedies available to the Trustee on behalf of the Secured Parties, the Agent and the other Secured Parties under this Agreement or other Applicable Law, all rights and remedies of a secured party upon default under the UCC.

Section 8.6 Waiver of Certain Laws.

Each of the Borrower and the Servicer agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the Secured Parties thereof, and each of the Borrower and the Servicer, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Trustee, on behalf of the Secured Parties, the Agent on its behalf or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral as an entirety or in such parcels as the Trustee on behalf of the Secured Parties, the Agent or such court may determine.

Section 8.7 Power of Attorney.

Each of the Borrower and the Servicer, upon the occurrence and during the continuance of a Termination Event, hereby irrevocably appoints the Trustee on behalf of the Secured Parties its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the rights and remedies provided for in this Agreement, including without limitation the following powers: (a) to give any necessary receipts or acquittance for amounts collected or received hereunder, (b) to make all necessary transfers of the Collateral in connection with any such sale or other disposition made pursuant hereto, (c) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower and the Servicer hereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto, and (d) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document or Hedging Agreement. Nevertheless, if so requested by the Trustee, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Trustee and the Agent all proper bills of sale, assignments, releases and other instruments as may be designated in any such request. The appointment by each of the Servicer and the Borrower of the Trustee on behalf of the Secured Parties as its attorney-in-fact shall be evidenced by its execution and delivery of a Power of Attorney substantially in the form of Exhibits Q-1 and Q-2, respectively.

ARTICLE IX

TERMINATION EVENTS

Section 9.1 Termination Events.

The occurrence of any of the following events shall constitute a “Termination Event”:

(a) the Borrower or the Servicer shall default in the payment of any amount required to be made under the terms of this Agreement and such default is not cured or waived within three Business Days following the occurrence thereof;

(b) (i) the Borrower shall fail to perform or observe in any material respect any other covenant or other agreement of the Borrower set forth in this Agreement and any other Transaction Document to which it is a party, or (ii) the Originator shall fail to perform or observe in any material respect any term, covenant or agreement of the Originator set forth in any other Transaction Document to which it is a party, in each case when such failure continues unremedied for more than 20 days after written notice thereof shall have been given by the Agent or any Secured Party to such Person;

(c) an Insolvency Event shall occur with respect to the Borrower or the Originator;

(d) a Servicer Termination Event occurs;

(e) any representation, warranty or certification made or deemed made by the Borrower or the Originator hereunder shall prove to be incorrect as of the time when the same shall have been made, and such incorrect representation, warranty or certification can reasonably be expected to have a material adverse effect on the interests of any party hereto, and such incorrect representation, warranty or certification, if capable of being remedied, shall continue for 30 days without being remedied or cured after the earlier of (i) receipt by the Servicer of written notice with respect thereto from the Agent or the Trustee and (ii) notice thereof to the Borrower or the Originator by an officer of the Borrower or the Originator with actual knowledge of such incorrect representation, warranty or certification;

(f) the amount of Advances Outstanding shall exceed the Maximum Availability, for more than three consecutive Business Days;

(g) an Overcollateralization Shortfall exists and continues unremedied for a period of three Business Days;

(h) a Required Equity Shortfall exists and continues unremedied for a period of three Business Days;

(i) the Borrower or the Originator agrees or consents to, or otherwise permits any amendment, modification, change, supplement or rescission of or to the Credit and Collection Policy in whole or in part that could reasonably be expected to have a material adverse effect upon the Loans or the interests of the Lenders without the prior written consent of the Agent and each Lender;

(j) any Change in Control of the Borrower or Originator occurs;

(k) on each day during a period of five consecutive Business Days, (i) the aggregate Interest Rate Hedge Notional Amount is less than the product of the Hedge Percentage on such day and the Interest Rate Hedge Amount on that day, (ii) the Non-USD Notional Amount of any Non-USD Loan being hedged is less than the Outstanding Loan Balance of such Non-USD Loan on that day or (iii) any Interest Rate Hedge Transaction or Currency Hedge Transaction fails to meet the requirements set forth in Section 5.2(a) or 5.2(b), respectively;

(l) the Trustee on behalf of the Secured Parties, shall fail for any reason to have a valid and perfected first priority security interest in any of the Collateral and such failure continues unremedied for more than five Business Days after written notice thereof shall have been given to the Trustee, the Servicer and the Borrower by the Agent or any Lender;

(m) the Rolling Three-Month Default Ratio is less than 7% for a period of 15 consecutive days;

(n) the Borrower or the Originator defaults in making any payment required to be made with respect to any material recourse debt or other obligation to which either is a party and such default is not cured within the relevant cure period, or any such recourse debt or other obligation shall be declared to be due and payable or required to be prepaid (other than by scheduled payment) prior to its maturity;

(o) (i) a final judgment for the payment of money in excess of 10% of the Tangible Net Worth of the Originator shall have been rendered against the Originator or $250,000 against the Borrower by a court of competent jurisdiction and, if such judgment relates to the Originator, the Originator shall not have either: (1) discharged or provided for the discharge of such judgment in accordance with its terms, or (2) perfected a timely appeal of such judgment and caused the execution thereof to be stayed (by supersedes or otherwise during the pendency of such appeal or (ii) the Originator or the Borrower, as the case may be, shall have made payments of amounts in excess of $2,500,000 or $250,000, respectively, in settlement of any litigation;

(p) the Borrower shall become required to register as an “investment company” under the 1940 Act or the arrangements contemplated by the Transaction Documents shall require registration as an “investment company” within the meaning of the 1940 Act or any rules, regulations or orders issued by the SEC thereunder;

(q) the business and other activities of the Borrower or the Originator, including but not limited to, the acceptance of the Advances by the Borrower made by the Lenders, the application and use of the proceeds thereof by the Borrower and the consummation and conduct of the transactions contemplated by the Transaction Documents to which the Borrower or the Originator is a party result in a violation by the Originator, the Borrower, or any other person or entity of the 1940 Act or the rules and regulations promulgated thereunder;

(r) a Material Adverse Change in the operations of the Originator, the Servicer or the Borrower shall occur; or

(s) a change in any binding law or any rule or regulation having the force of law shall occur, which would cause the legal conclusions made in the true sale, non-consolidation and perfection opinions delivered in connection with the Transaction Documents to be incorrect.

Section 9.2 Remedies.

(a) Upon the occurrence of a Termination Event, the Agent may, by notice to the Borrower, declare the Termination Date to have occurred, without demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and all Obligations owing by the Borrower under this Agreement shall be accelerated and become immediately due and payable; provided that in the event that the Termination Event described in Section 9.1(c) herein has occurred, the Termination Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

(b) Upon any such declaration or automatic occurrence of the Termination Date, no Advances will be made, and the Trustee, the Agent and the other Secured Parties shall have, in addition to all other rights and remedies under this Agreement or otherwise, all rights and remedies provided under the UCC of each applicable jurisdiction and other Applicable Laws, including the right to sell the Collateral, which rights and remedies shall be cumulative.

(c) At any time on and after the Termination Date, the Borrower and the Servicer hereby agree that they will, at the expense of Borrower or, if such Termination Date occurred as a result of a Servicer Termination Event, at the expense of the initial Servicer or any Affiliate of the initial Servicer if appointed as Successor Servicer hereunder, and upon request of the Trustee (acting at the request of the Agent), or the Agent on its behalf, forthwith, (i) assemble all or any part of the Collateral as directed by the Trustee, or the Agent on its behalf, and make the same available to the Trustee, or the Agent on its behalf, at a place to be designated by the Trustee, or the Agent on its behalf, and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at a public or private sale, at any of the Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent may deem commercially reasonable. The Borrower agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Trustee shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Trustee, if so requested by the Agent, shall adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. All cash Proceeds received by the Trustee in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral (after payment of any amounts incurred by the Trustee or any of the Secured Parties in connection with such sale) shall be deposited into the Collection Account and to be applied against all or any part of the Obligations pursuant to Section 2.09(b) or otherwise in such order as the Trustee shall elect in its discretion.

(d) If the Trustee, or the Agent on its behalf, proposes to sell the Collateral or any part thereof in one or more parcels at a public or private sale, the Borrower shall have the right of first refusal to repurchase the Collateral, in whole but not in part, prior to such sale at a price not less than the Obligations as of the date of such proposed repurchase. The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Agent and the Secured Parties otherwise available under any provision of this Agreement by operation of law, at equity or otherwise, each of which are expressly preserved.

ARTICLE X

INDEMNIFICATION

Section 10.1 Indemnities by the Borrower.

(a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Borrower hereby agrees to indemnify the Agent, the Backup Servicer (including in its capacity as Successor Servicer, if applicable), the Trustee, any other Secured Party or its assignee and each of their respective Affiliates and officers, directors, employees and agents thereof (collectively, the “Indemnified Parties”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by, any such Indemnified Party or other non-monetary damages of any such Indemnified Party any of them arising out of or as a result of this Agreement, excluding, however, (a) Indemnified Amounts to the extent resulting from fraud, gross negligence or willful misconduct on the part of any Indemnified Party, and (b) under any Federal, state or local income or franchise taxes or any other Tax imposed on or measured by income (or any interest or penalties with respect thereto or arising from a failure to comply therewith) required to be paid by such Indemnified Party in connection herewith to any taxing authority. The provisions of this indemnity shall run directly to and be enforceable by the applicable Indemnified Party subject to the limitations hereof. If the Borrower has made any indemnity payment pursuant to this Section 10.1 and such payment fully indemnified the recipient thereof and the recipient thereafter collects any payments from others in respect of such Indemnified Amounts, the recipient shall repay to the Borrower an amount equal to the amount it has collected from others in respect of such indemnified amounts. Without limiting the foregoing, the Borrower shall indemnify the Indemnified Parties for Indemnified Amounts relating to or resulting from:

(i) any Transferred Loan treated as or represented by the Borrower to be an Eligible Loan that is not at the applicable time an Eligible Loan;

(ii) reliance on any representation or warranty made or deemed made by the Borrower, the Servicer or any of their respective officers under or in connection with this Agreement, which shall have been false or incorrect in any material respect when made or deemed made or delivered;

(iii) the failure by the Borrower or the Servicer to comply with any term, provision or covenant contained in this Agreement or any agreement executed in connection with this Agreement, or with any Applicable Law with respect to any Transferred Loan comprising a portion of the Collateral, or the nonconformity of any Transferred Loan, the Related Property with any such Applicable Law or any failure by the Originator, the Borrower or any Affiliate thereof to perform its respective duties under the Transferred Loans included as a part of the Collateral;

(iv) the failure to vest and maintain vested in the Trustee on behalf of the Secured Parties a first priority perfected security interest in the Collateral;

(v) the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Collateral whether at the time of any Advance or at any subsequent time and as required by the Transaction Documents;

(vi) any dispute, claim, offset or defense (other than the discharge in bankruptcy of the Obligor) of an Obligor to the payment of any Transferred Loan included as part of the Collateral that is, or is purported to be, an Eligible Loan (including, without limitation, a defense based on the Transferred Loan not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms);

(vii) any failure of the Borrower or the Servicer (if the Originator or one of its Affiliates) to perform its duties or obligations in accordance with the provisions of this Agreement or any failure by the Originator, the Borrower or any Affiliate thereof to perform its respective duties under the Transferred Loans;

(viii) any products liability claim or environmental liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with the Related Property, merchandise or services that are the subject of any Transferred Loan included as part of the Collateral or the Related Property included as part of the Collateral;

(ix) the failure by Borrower to pay when due any Taxes for which the Borrower is liable, including without limitation, sales, excise or personal property taxes payable in connection with the Collateral;

(x) any repayment by the Agent or another Secured Party of any amount previously distributed in reduction of Advances Outstanding or payment of Interest or any other amount due hereunder or under any Hedging Agreement, in each case which amount the Agent or another Secured Party believes in good faith is required to be repaid;

(xi) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Advances or in respect of any Transferred Loan included as part of the Collateral or the Related Property included as part of the Collateral;

(xii) any failure by the Borrower to give reasonably equivalent value to the Originator in consideration for the transfer by the Originator to the Borrower of any Transferred Loan or the Related Property or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code; or

(xiii) the failure of the Borrower, the Originator or any of their respective agents or representatives to remit to the Servicer or the Agent, Collections on the Collateral remitted to the Borrower or any such agent or representative in accordance with the terms hereof or the commingling by the Borrower or any Affiliate of any collections.

(b) Any amounts subject to the indemnification provisions of this Section 10.1 shall be paid by the Borrower to the applicable Indemnified Party within 10 Business Days following such Person’s demand therefor.

(c) If for any reason the indemnification provided above in this Section 10.1 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Borrower, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower, on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

(d) The obligations of the Borrower under this Section 10.1 shall survive the removal of the Agent, the Backup Servicer or the Trustee and the execution, delivery, performance and termination of this Agreement for a period of three years following the Termination Date, regardless of any investigation made by the Lenders or the Agent.

(e) The parties hereto agree that the provisions of this Section 10.1 shall not be interpreted to provide recourse to the Borrower against loss by reason of the bankruptcy, insolvency or lack of creditworthiness of an Obligor on any Transferred Loan.

Section 10.2 Indemnities by the Servicer.

(a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Servicer hereby agrees to indemnify each Indemnified Party, forthwith on demand, from and against any and all Indemnified Amounts awarded against or incurred by any such Indemnified Party by reason of any acts or omissions or alleged acts or omissions of the Servicer under the Transaction Documents, including, but not limited to (i) any representation or warranty made by the Servicer under or in connection with any Transaction Documents to which it is a party, any Monthly Report, Servicer’s Certificate or any other information or report delivered by or on behalf of the Servicer pursuant hereto, which shall have been false, incorrect or misleading in any material respect when made or deemed made, (ii) the failure by the Servicer to comply with any Applicable Law, (iii) the failure of the Servicer to comply with its duties or obligations in accordance with this Agreement or any other Transaction Document, or (iv) any litigation, proceedings or investigation against the Servicer, excluding, however, (a) Indemnified Amounts to the extent resulting from fraud, gross negligence or willful misconduct on the part of such Indemnified Party, and (b) under any Federal, state or local income or franchise taxes or any other Tax imposed on or measured by income (or any interest or penalties with respect thereto or arising from a failure to comply therewith) required to be paid by such Indemnified Party in connection herewith to any taxing authority. Notwithstanding anything contained in this Section 10.2, (x) no Successor Servicer shall be liable for the actions or omissions (or claims arising out of the alleged acts or omissions) of a predecessor Servicer, and (y) no Servicer shall be so required to indemnify an Indemnified Party or to otherwise be liable to an Indemnified Party for any losses in respect of the non-performance of the Transferred Loans, the creditworthiness of the Obligors with respect to the Transferred Loans, changes in the market value of the Transferred Loans or other similar investment risks associated with the Transferred Loans arising from a breach of any representation or warranty if the effect of such indemnity would be to provide credit recourse for the performance of the Transferred Loans. The provisions of this indemnity shall run directly to and be enforceable by the applicable Indemnified Party subject to the limitations hereof. If the Servicer has made any indemnity payment pursuant to this Section 10.2 and such payment fully indemnified the recipient thereof and the recipient thereafter collects any payments from others in respect of such Indemnified Amounts, the recipient shall repay to the Servicer an amount equal to the amount it has collected from others in respect of such indemnified amounts.

(b) Any amounts subject to the indemnification provisions of this Section 10.2 shall be paid by the Servicer within 10 Business Days following such Person’s demand therefor.

(c) If for any reason the indemnification provided above in this Section 10.2 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then Servicer shall contribute to the amount paid or payable to such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and Servicer on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

(d) The obligations of the Servicer under this Section 10.2 shall survive the resignation or removal of the Agent, the Backup Servicer or the Trustee and the execution,

delivery, performance and termination of this Agreement for a period of three years following the Termination Date, regardless of any investigation made by the Lenders or the Agent.

(e) The parties hereto agree that the provisions of this Section 10.2 shall not be interpreted to provide recourse to the Servicer against loss by reason of the bankruptcy or insolvency (or other credit condition) of, or default by, related Obligor on, any Loan.

(f) Any indemnification pursuant to this Section 10.2 shall not be payable from the Collateral.

ARTICLE XI

THE AGENT

Section 11.1 Authorization and Action.

Each Lender and each other Secured Party hereby designates and appoints BMO as its Agent hereunder, and authorizes the Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Agent by the terms of this Agreement together with such powers as are reasonably incidental thereto. The Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or other Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Agent shall be read into this Agreement or otherwise exist for the Agent. In performing its functions and duties hereunder, the Agent shall act solely as agent for the Lenders and the other Secured Parties and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or any of its successors or assigns. The Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement, any other Transaction Document or Applicable Law. The appointment and authority of the Agent hereunder shall terminate at the indefeasible payment in full of the Obligations.

Section 11.2 Delegation of Duties.

The Agent may execute any of its duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 11.3 Exculpatory Provisions.

Neither the Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person’s own gross negligence or willful misconduct or, in the case of the Agent, the breach of its obligations expressly set forth in this Agreement), or (ii) responsible in any manner to any Lender or the other Secured Parties for any recitals, statements, representations or warranties made by the Borrower contained in Article IV of, any other Transaction Document or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement or any other

Transaction Document, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other document furnished in connection herewith, for any failure of the Borrower to perform its obligations hereunder, or for the satisfaction of any condition specified in Article III. The Agent shall not be under any obligation to any Lender or the other Secured Parties to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Borrower. The Agent shall not be deemed to have knowledge of any Unmatured Termination Event, Termination Event, Unmatured Servicer Termination Event or Servicer Termination Event unless the Agent has received notice from the Borrower or a Secured Party.

Section 11.4 Reliance.

The Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), Independent accountants and other experts selected by the Agent. The Agent shall in all cases be fully justified in failing or refusing to take any action under this Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of each Secured Party, as it deems appropriate, or it shall first be indemnified to its satisfaction by each Secured Party, provided that unless and until the Agent shall have received such advice, the Agent may take or refrain from taking any action as the Agent shall deem advisable and in the best interests of the Secured Parties. The Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed by the proper party or parties, and such notice, consent, certificate, instrument or writing, and any action taken or failure to act pursuant thereto shall be binding upon the signatory thereof.

Section 11.5 Non-Reliance on Agent.

Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Agent under or in connection with this Agreement or any of the other Transaction Documents, except for its or their own gross negligence, bad faith or willful misconduct. Without limiting the foregoing, the Agent: (i) may consult with legal counsel (including counsel for the Borrower or the Originator), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation and shall not be responsible for any statements, warranties or representations made in or in connection with this Agreement; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Transaction Documents on the part of the Borrower, the Originator or the Servicer or to inspect the property (including the books and records) of the Borrower, the Originator or the Servicer; (iv) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or any of the other Transaction Documents by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

Section 11.6 The Agent in its Individual Capacity.

The Agent and any of its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as though the Agent were not the Agent hereunder. With respect to the Advances made pursuant to this Agreement, the Agent and each of its Affiliates shall have the same rights and powers under this Agreement as the Lenders and may exercise the same as though it were not the Agent and in such context the term “Lenders” shall include the Agent in its individual capacity.

Section 11.7 Successor Agent.

The Agent may, upon five days’ written notice to the Borrower (with a copy to the Trustee) and each Lender, and the Agent will, upon the direction of the Required Lenders, resign as Agent. If the Agent shall resign, then the Required Lenders, during such five day period, shall appoint a successor agent. If for any reason no successor Agent is appointed by the Required Lenders during such five day period, then effective upon the expiration of such five day period, the Agent may, on behalf of the Secured Parties, appoint a successor Agent, which successor Agent shall be either (i) a commercial bank organized under the laws of the United States or of any territory thereof and have a combined capital and surplus of at least $50,000,000 or (ii) an Affiliate of such a bank. Upon the acceptance of any appointment as Agent hereunder by a successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement; provided that, after any retiring Agent’s resignation hereunder as Agent, the provisions of Article X and this Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement. Notwithstanding the resignation or removal of BMO as the Agent, BMO, as the Hedge Counterparty, shall continue to be a Secured Party hereunder.

Section 11.8 Payments by the Agent.

Unless specifically allocated to a specific Lender pursuant to the terms of this Agreement, all amounts received by the Agent on behalf of the Lenders shall be paid by the Agent to the Lenders in accordance with their respective Pro Rata Shares in the applicable Advances Outstanding, or if there are no Advances Outstanding in accordance with their most recent Commitments, on the Business Day received by the Agent, unless such amounts are received after 12:00 noon on such Business Day, in which case the Agent shall use its reasonable efforts to pay such amounts to each Lender on such Business Day, but, in any event, shall pay such amounts to such Lender not later than the following Business Day.

Section 11.9 Credit Decision with respect to the Agent.

Each Lender, and each other Secured Party represents and warrants to the Agent that it has and will, independently and without reliance upon the Agent, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower and made its own decision to enter into this Agreement, the other Transaction Documents and all other documents related hereto or thereto.

Section 11.10 Indemnification of the Agent.

Each Lender agrees to indemnify the Agent (to the extent not reimbursed by the Borrower or the Servicer), ratably in accordance its Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any of the other Transaction Documents, or any action taken or omitted by the Agent hereunder or thereunder; provided that the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s fraud, gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent, ratably in accordance with its Pro Rata Share, promptly upon demand, for any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of the Lenders, or the Lenders hereunder and/or thereunder and to the extent that the Agent is not reimbursed for such expenses by the Borrower or the Servicer.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Amendments and Waivers.

(a) Except as provided in this Section 12.1, no amendment, waiver or other modification of any provision of this Agreement shall be effective without the written agreement of the Borrower, the Agent, the Required Lenders and the Servicer; provided that any amendment of this Agreement that is solely for the purpose of adding a Lender may be effected with the written consent of the Agent; provided further that any amendment to this Agreement which would (i) reduce or impair Collections or the payment of Interest or fees to any Lender, (ii) modify any provisions of this Agreement relating to the timing of payments required to be made by the Borrower or the application of the proceeds of such payments, including, without limitation, any provisions of Section 2.8, (iii) release any Collateral from the Lien of this Agreement (other than as provided herein), (iv) increase the Facility Amount, any Conduit Lender’s Commitment or extend the Commitment Termination Date, (v) modify the provisions of this Section 12.1 or (vi) make any modification to the definitions of “Advance”, “Advance Rate”, “Advances Outstanding”, “Availability”, “Borrowing Base”, “Collateral Quality Test”, “Concentration Limits”, “Eligible Loan”, “Eligible Obligor” “Facility Amount”, “Fair Market Value”, “Maximum Availability”, “Minimum Overcollateralization Amount”, “Permitted Securitization Transaction”, “Required Equity Contribution”, “Required Lenders”, “Reserve Account Required Amount”, “Termination Date” or “Termination Event”, and any definitions referenced thereby, shall not be effective without the written agreement of the Borrower, the Agent, each Lender and the Servicer. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) No amendment, waiver or other modification (i) affecting the rights or obligations of any Hedge Counterparty or (ii) having a material effect on the rights or obligations of the Trustee or the Backup Servicer (including any duties of the Servicer that the Backup Servicer would have to assume as Successor Servicer) shall be effective against such Person without the written agreement of such Person. The Borrower or the Servicer on its behalf will deliver a copy of all waivers and amendments to the Trustee and the Backup Servicer.

Section 12.2 Notices, Etc.

All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including telex communication and communication by facsimile copy) and mailed, telexed, transmitted or hand delivered, as to each party hereto, at its address set forth on Annex A hereto or specified in such party’s Assignment and Acceptance or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of (a) notice by mail, five days after being deposited in the United States mail, first class postage prepaid, (b) notice by telex, when telexed against receipt of answer back, or (c) notice by facsimile copy, when verbal communication of receipt is obtained, except that notices and communications pursuant to this Section 12.2 shall not be effective until received with respect to any notice sent by mail or telex or hand-delivered.

Section 12.3 Liabilities to Obligors.

No obligation or liability to any Obligor under any of the Transferred Loans is intended to be assumed by the Agent and the other Secured Parties under or as a result of this Agreement and the transactions contemplated hereby.

Section 12.4 No Waiver, Rights and Remedies.

No failure on the part of the Agent or any other Secured Party or any assignee of any Secured Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

Section 12.5 Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent, the Secured Parties, the Backup Servicer and their respective successors and permitted assigns and, in addition, the provisions of Section 2.8(a)(1)(i) and Section 2.8(b)(i) and (xii) shall inure to the benefit of each Hedge Counterparty, whether or not that Hedge Counterparty is a Secured Party.

Section 12.6 Term of this Agreement.

This Agreement, including, without limitation, the Borrower’s obligation to observe its covenants set forth in Article V and VI, and the Servicer’s obligation to observe its covenants set forth in Article VII, shall remain in full force and effect until the Collection Date; provided that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower pursuant to Article IV and the indemnification and payment provisions of Article X and the provisions of Section 12.10 and Section 12.11 shall be continuing and shall survive any termination of this Agreement. For the avoidance of doubt, amounts remaining on deposit in the Reserve Account, the Collection Account, the Principal Collection Account and the Interest Collection Account after the Collection Date shall be the property of the Borrower.

Section 12.7 GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF OBJECTION TO VENUE.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO AND THE HEDGE COUNTERPARTY HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO AND THE HEDGE COUNTERPARTY HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

Section 12.8 WAIVER OF JURY TRIAL.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO AND THE HEDGE COUNTERPARTY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

Section 12.9 Costs, Expenses and Taxes.

(a) In addition to the rights of indemnification granted to the Agent, the other Secured Parties, the Backup Servicer, any Successor Servicer and the Trustee and its or their Affiliates and officers, directors, employees and agents thereof under Article X hereof, the Borrower agrees to pay on demand all reasonable costs and expenses of the Agent and the other Secured Parties incurred in connection with the preparation, execution, delivery, administration including periodic auditing), amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other documents to be delivered hereunder or in connection herewith, (including any Hedging Agreement) including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent and the other Secured Parties with respect thereto and with respect to advising the Agent and the other Secured Parties as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith (including any Hedging Agreement) and all costs and expenses, if any (including reasonable counsel fees and expenses), incurred by the Agent or the other Secured Parties in connection with the enforcement of this Agreement and the other documents to be delivered hereunder or in connection herewith (including any Hedging Agreement).

(b) The Borrower shall pay on demand any and all stamp, sales, excise and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the other documents to be delivered hereunder or any agreement or other document providing liquidity support, credit enhancement or other similar support to any Lender in connection with this Agreement or the funding or maintenance of Advances hereunder.

(c) The Borrower shall pay within 10 Business Days of demand all other costs, expenses and taxes (excluding income taxes) (“Other Costs”), including, without limitation, all reasonable costs and expenses incurred by the Agent in connection with periodic audits of the Borrower’s or the Servicer’s books and records (subject to the limitations set forth in Section 7.22), and the amount of any taxes and insurance (to the extent that maintenance of insurance with respect to the applicable Related Property would be commercially reasonable and consistent with prudent servicing practices) due and unpaid by an Obligor with respect to any Transferred Loan or Related Property.

Section 12.10 No Proceedings.

(a) Each of the parties hereto (other than Fairway and any other Conduit Lender) and each Hedge Counterparty hereby agrees that it will not institute against, or join any other Person in instituting against, any Conduit Lender, the Agent or any Liquidity Banks any Insolvency Proceeding so long as any Commercial Paper Notes issued by Fairway shall be outstanding and there shall not have elapsed one year and one day (or such longer preference period as shall then be in effect) since the last day on which any such Commercial Paper Notes shall have been outstanding.

(b) Each of the parties hereto (other than the Agent) hereby agrees that it will not institute against, or join any other Person in instituting against the Borrower any Insolvency Proceeding so long as there shall not have elapsed one year and one day (or such longer preference period as shall then be in effect) since the Collection Date.

Section 12.11 Recourse Against Certain Parties.

(a) No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Borrower, the Servicer, the Agent or any other Secured Party as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any Person or any manager or administrator of such Person or any incorporator, affiliate, stockholder, officer, employee or director of such Person or of the Borrower or of any such manager or administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise.

(b) Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, no Conduit Lender shall have any obligation to pay any amount required to be paid by it hereunder or thereunder in excess of any amount available to such Conduit Lender after paying or making provision for the payment of its Commercial Paper Notes. All payment obligations of any Conduit Lender hereunder are contingent upon the availability of funds in excess of the amounts necessary to pay Commercial Paper Notes; and each of the other parties hereto agree that they shall not have a claim under Section 101(5) of the Bankruptcy Code if and to the extent that any such payment obligation exceeds the amount available to such Conduit Lender to pay such amounts after paying or making provision for the payment of its Commercial Paper Notes.

(c) The provisions of this Section 12.11 shall survive the termination of this Agreement.

Section 12.12 Protection of Security Interest; Appointment of Attorney-in-Fact.

(a) The Borrower shall, or shall cause the Servicer to, cause this Agreement, all amendments hereto and/or all financing statements and continuation statements and any other necessary documents covering the right, title and interest of the Trustee, on behalf of for the Secured Parties, and of the Secured Parties to the Collateral to be promptly recorded, registered and filed, and at all time to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Trustee, on behalf of the Secured Parties, hereunder to all property comprising the Collateral. The Borrower shall deliver or, shall cause the Servicer to deliver, to the Trustee (with a copy to the Agent) file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing. The Borrower and the Servicer shall cooperate fully in connection with the obligations set forth above and will execute any and all documents reasonably required to fulfill the intent of this Section 12.12.

(b) The Borrower agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may reasonably be necessary or desirable, or that the Agent may reasonably request, to perfect, protect or more fully evidence the security interest Granted to the Trustee, on behalf of the Secured Parties, in the Collateral, or to enable the Trustee, on behalf of the Secured Parties, the Agent or the Secured Parties to exercise and enforce their rights and remedies hereunder.

(c) If the Borrower or the Servicer fails to perform any of its obligations hereunder after five Business Days’ notice from the Trustee, on behalf of the Secured Parties, the Agent or any other Secured Party, the Trustee, on behalf of the Secured Parties, the Agent or any other Secured Party may (but shall not be required to) perform, or cause performance of, such obligation; and the Trustee’s, the Agent’s or such other Secured Party’s reasonable costs and expenses incurred in connection therewith shall be payable by the Borrower (if it is the party that failed to perform, or by the Servicer that fails to so perform if it is an Affiliate of the Borrower) as provided in Article X, as applicable. The Borrower irrevocably authorizes the Trustee and appoints the Trustee as its attorney-in-fact to act on behalf of the Borrower, (i) to file financing statements necessary or desirable in either of the Agent’s or the Trustee’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Collateral and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement in such offices as either of the Trustee or the Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the Collateral. This appointment is coupled with an interest and is irrevocable.

(d) Without limiting the generality of the foregoing, Borrower will, on or prior to February 28 of each year commencing in 2008 unless the Collection Date shall have occurred, if requested by the Agent in its reasonable discretion, deliver or cause to be delivered to the Agent and the Trustee an Opinion of the Counsel for Borrower, in form and substance reasonably satisfactory to the Agent, confirming and updating the opinion delivered pursuant to Section 3.1 with respect to perfection and otherwise to the effect that the Collateral hereunder continues to be subject to a perfected security interest in favor of the Trustee on behalf of the Secured Parties, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.

Section 12.13 Confidentiality.

(a) Each of the Agent, the Secured Parties and the Borrower shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and the other confidential proprietary information with respect to the other parties hereto and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its officers and employees may (i) disclose such information to its external accountants, investigators, auditors, attorneys, investors, potential investors or other agents engaged by such party in connection with any due diligence or comparable activities with respect to the transactions and Collateral contemplated herein and the agents of such Persons, (ii) disclose any information as required to be publicly filed with or furnished to the Securities and Exchange Commission, or as required by Applicable Law, (iii) disclose the existence of this Agreement, but not the financial terms thereof and (iv) disclose the Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents or any Hedging Agreement for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents or any Hedging Agreement.

(b) Anything herein to the contrary notwithstanding, the Borrower hereby consents to the disclosure of any nonpublic information with respect to it for use in connection with the transactions contemplated herein and in the Transaction Documents (i) to the Agent or the Secured Parties by each other, (ii) by the Agent or the other Secured Parties to any prospective or actual Eligible Assignee or participant of any of them or (iii) by the Agent or the Lenders to any rating agency, commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to any Lender and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information and agree to be bound hereby. In addition, any Lender, the Agent and the Hedge Counterparty may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any Governmental Authority to any Person, its external accountants, investigators, auditors, attorneys, any investors, any potential investors or other agents engaged by such parties; provided that such Persons, external accountants, investigators, auditors, attorneys, investors, potential investors and agents are informed of the confidential nature of such information.

(c) The Borrower and the Servicer each agrees that it shall not (and shall not permit any of its Affiliates to) issue any news release or make any public announcement pertaining to the transactions contemplated by this Agreement and the Transaction Documents without the prior written consent of the Agent (which consent shall not be unreasonably withheld) unless such news release or public announcement is required by law, in which case the Borrower or the Servicer shall consult with the Agent prior to the issuance of such news release or public announcement. The Borrower and the Servicer each may, however, disclose the general terms of the transactions contemplated by this Agreement and the Transaction Documents to trade creditors, suppliers and other similarly situated Persons so long as such disclosure is not in the form of a news release or public announcement.

Section 12.14 Third Party Beneficiaries.

Except as otherwise specifically provided herein, the parties hereto hereby manifest their intent that no third party, other than the Hedge Counterparties, shall be deemed a third party beneficiary of this Agreement, and specifically that the Obligors are not third party beneficiaries of this Agreement.

Section 12.15 Execution in Counterparts; Severability; Integration.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than any fee letter delivered to the Agent, the Lenders and the Secured Parties.

Section 12.16 Waiver of Setoff.

Each of the parties hereto hereby waives any right of setoff it may have or which it may be entitled under this Agreement from time to time against any Lender or its assets.

Section 12.17 Assignments by the Lenders.

With the prior written consent of the Borrower (which consent shall not be unreasonably withheld), each Lender may at any time assign, or grant a security interest or sell a participation interest in, any Advance (or portion thereof) to any Person; provided that (i) no such consent of the Borrower shall be required following the occurrence of a Termination Event; (ii) in the case of an assignment of the Variable Funding Note with respect to such Lender, the assignee (other than any assignee described in the following provision) executes and delivers to the Servicer, the Agent and the Trustee a fully-executed Assignment and Acceptance and a Transferee Letter); and (iii) any Conduit Lender shall not need prior consent to at any time assign, or grant a security interest or sell a participation interest in, any Advance (or portion thereof) to a Liquidity Bank or any commercial paper conduit sponsored by a Liquidity Bank. The Borrower shall not assign or delegate, or grant any interest in, or permit any Lien to exist upon, any of the Borrower’s rights, obligations or duties under this Agreement without the prior written consent of the Agent and the Hedge Counterparty.

Section 12.18 Heading and Exhibits.

The headings of the various Articles and Sections herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

Section 12.19 Sharing of Payments on Transferred Loans Subject to the Retained Interest Provisions.

(a) With respect to any Transferred Loan where the Originator holds a Retained Interest, the Borrower will own only the principal portion of such Transferred Loans outstanding as of the applicable Cut-off Date. Principal Collections received by the Servicer on any such Transferred Loan will be allocated first to the portion of such Transferred Loan owned by the Borrower, until the principal amount of such portion is reduced to zero, and then to the portion not owned by the Borrower; provided that if a payment with respect to such Transferred Loan is delinquent beyond any applicable grace period, then Principal Collections received on the applicable Transferred Loan will be allocated between the portion owned by the Borrower and the portion not owned by the Borrower, pro rata based upon the outstanding principal amount of each such portion.

(b) With respect to any Transferred Loan subject to the Retained Interest provisions of this Agreement, Interest Collections received by the Servicer on those Transferred Loans will be allocated between the portion not owned by the Borrower and the portion owned by the Borrower on a pro rata basis according to the outstanding principal amount of each such portion.

(c) Notwithstanding the foregoing or anything to the contrary contained herein or any Transaction Document, any payments made by any Hedge Counterparty pursuant to the terms of the Hedge Agreements shall be solely for the benefit of the Borrower, subject to the lien of the Trustee on behalf of the Secured Parties, and shall not be subject to the pro rata sharing provisions of Section 12.19(a). In furtherance of the foregoing clause of this paragraph, the

Originator hereby releases any right, title, or interest it may have in or to any payment made or to be made at any time by any Hedge Counterparty pursuant to the terms of any Hedge Agreement.

Section 12.20 Non-Confidentiality of Tax Treatment.

All parties hereto agree that each of them and each of their employees, representatives, and other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including, without limitation, opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure. “Tax treatment” and “tax structure” shall have the same meaning as such terms have for purposes of Treasury Regulation Section 1.6011-4; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, the provisions of this Section 12.20 shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

Section 12.21 Representations and Warranties of the Lenders.

By entering into this Agreement (including by means of an Assignment and Acceptance or a Joinder Supplement, as applicable), each Lender represents and warrants that it is (a) a QIB purchasing for its own account or for the account of a QIB purchasing its interest in a Variable Funding Note in reliance on Rule 144A, (b) an institutional “accredited investor” (within the meaning of Rule 501(a)(1)–(3) or (7) under the Securities Act, (c) not a U.S. person and is purchasing its interest in a Variable Funding Note in an offshore transaction within the meaning of, and in accordance with Rule 903 or Rule 904 of, Regulation S under the Securities Act, or (d) purchasing its interest in a Variable Funding Note pursuant to another exemption available under the Securities Act and in accordance with any applicable state securities laws.

Section 12.22 Lender Agents.

Each Lender Agent that is a party hereto shall be entitled to act on behalf of its respective Lender in all matters which such Lender could or is entitled to undertake pursuant to the terms of this Agreement, and shall be entitled to exercise any of the rights and powers of such Lender to the same extent as such Lender, including, without limitation, the right to receive any payments due to such Lender hereunder, to exercise any consent rights on behalf of such Lender and to receive any reports, notices and other information on behalf of such Lender.

Section 12.23 Relationship.

It is the intent of the parties that during the term of this Agreement, all services performed by the Backup Servicer will be rendered as agent for the Agent and the other Secured Parties. Nothing set forth herein shall be deemed to render the parties as joint ventures or partners and the parties shall take no action or make any representations that the Backup Servicer is anything other than agent of the Agent and Secured Parties in performing the Servicing Duties.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto, duly authorized, as of the date first above written.

KOHLBERG CAPITAL FUNDING LLC I, as the Borrower

By:	/s/ Michael I. Wirth
Name:	Michael I. Wirth
Title:	Authorized Person

KOHLBERG CAPITAL CORPORATION, as the Originator and the Servicer

By:	/s/ Michael I. Wirth
Name:	Michael I. Wirth
Title:	Chief Financial Officer

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

RIVERSIDE FUNDING LLC, as a Conduit Lender

By:	/s/ Andrew L. Stidd
Name:	Andrew L. Stidd
Title:	Vice President

Acknowledged:

DEUTSCHE BANK AG, NEW YORK BRANCH, as Lender Agent for Riverside Funding LLC

By:	/s/ Daniel Pietrzak
Name:	Daniel Pietrzak
Title:	Vice President

By:	/s/ Peter Kim
Name:	Peter Kim
Title:	Vice President

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

FAIRWAY FINANCE COMPANY, LLC, as a Conduit Lender

By:	/s/ Amy S. Keith
Name:	Amy S. Keith
Title:	Vice President

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

BMO CAPITAL MARKETS CORP., as the Agent

By:	/s/ David J. Kucera
Name:	David J. Kucera
Title:	Managing Director

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

LYON FINANCIAL SERVICES, INC., d/b/a U.S. Bank Portfolio Services, as the Backup Servicer

By:	/s/ Joseph Andries
Name:	Joseph Andries
Title:	Senior Vice President

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

U.S. BANK NATIONAL ASSOCIATION, as the Trustee

By:	/s/ Scott Holmes
Name:	Scott Holmes
Title:	Assistant Vice President

Annex A

Addresses for Notices

The Borrower:

Kohlberg Capital Funding LLC I

c/o Kohlberg Capital Corporation

295 Madison Avenue, 6th Floor

New York, New York 10017

Attention:        Dayl W. Pearson

Facsimile No.(212) 983-7654

Telephone No.(212) 455-8366

The Originator and Servicer:

Kohlberg Capital Corporation

295 Madison Avenue, 6th Floor

New York, New York 10017

Attention:        Dayl W. Pearson

Facsimile No.(212) 983-7654

Telephone No.(212) 455-8366

Conduit Lenders:

Fairway Finance Company, LLC

c/o Lord Securities Corporation

48 Wall Street, 27th Floor

New York, New York 10005

Facsimile No.(212) 346-9012

Telephone No.(212) 346-9000

With a copy to:

c/o BMO Capital Markets Corp.

115 South LaSalle Street

13th Floor West

Chicago, Illinois 60603

Attention:        Conduit Management Team

Facsimile No.(312) 461-3189

Telephone No.(312) 461-5640

and

Riverside Funding, LLC

c/o Global Securitization Services, LLC

445 Broad Hollow Road, Suite 239

Melville, NY 11747

Attention:        Andrew Stidd

Facsimile No.(212) 302-8767

Telephone No.(631) 930-7203

With a copy to:

Deutsche Bank Securities Inc.

60 Wall Street, 19th Floor

New York, New York 10005

Attention:        Securitized Products Group

Facsimile No.(212) 797-5150

Telephone No.(212) 250-0357

Lender Agents:

BMO Capital Markets Corp.

115 South LaSalle Street

13th Floor West

Chicago, Illinois 60603

Attention:        Conduit Management Team

Facsimile No.(312) 461-3189

Telephone No.(312) 461-5640

Deutsche Bank Securities Inc.

60 Wall Street, 19th Floor

New York, New York 10005

Attention:        Securitized Products Group

Facsimile No.(212) 797-5160

Telephone No.(212) 250-8925

The Agent:

BMO Capital Markets Corp.

115 South LaSalle Street

13th Floor West

Chicago, Illinois 60603

Attention:        Conduit Management Team

Facsimile No.(312) 461-3189

Telephone No.(312) 461-5640

The Backup Servicer

Lyon Financial Services, Inc.

d/b/a U.S. Bank Portfolio Services

1310 Madrid, Suite 103

Marshall, Minnesota 56258

Attention:        Joe Andries

Reference:       Kohlberg Capital Funding LLC I

The Trustee

U.S. Bank National Association

Corporate Trust Services – CDO Unit

One Federal Street, Third Floor

Boston, Massachusetts

Reference:         Kohlberg Capital Funding LLC I

Attention:          Scott Holmes

Facsimile No.:   (617) 603-6741

Location of Loan Files:

U.S. Bank National Association

1719 Range Way

Florence, South Carolina 29501

Attention:        Steven Garrett

Reference:       Kohlberg Capital Funding LLC I

Mail Code: Ex - SC - FLOR

Facsimile No.:(843) 673-4925

Telephone No.(843) 673-4929

Annex B

Commitments

Conduit Lenders	Commitment
Fairway Finance Company, LLC	$100,000,000
Riverside Funding LLC	$100,000,000

B-1

Annex C

Diversity Score Calculation

The Diversity Score for the Loans is calculated by summing each of the Industry Diversity Scores, which are calculated as follows:

(a) An “Obligor Par Amount” is calculated for each Obligor represented in the Loan Pool by summing the Outstanding Loan Balance of each Loan in the Collateral of that Obligor or any Affiliate of that Obligor.

(b) An “Average Par Amount” is calculated by summing the Obligor Par Amounts and dividing by the number of Obligors represented. For purposes of calculating the number of Obligors, any Obligors which are Affiliates will be considered one Obligor.

(c) An “Equivalent Unit Score” is calculated for each Obligor represented in the Loan Pool by taking the lesser of (i) one and (ii) the Obligor Par Amount for such Obligor divided by the Average Par Amount. For purposes of calculating the Equivalent Unit Score, any Obligors which are Affiliates will be considered one Obligor.

(d) An “Aggregate Industry Equivalent Unit Score” is then calculated for each of the Moody’s industrial classification groups by summing the Equivalent Unit Scores for each Obligor in the industry.

(e) An “Industry Diversity Score” is then established by reference to the Diversity Score Table shown below for the related Aggregate Industry Equivalent Unit Score. If any Aggregate Industry Equivalent Unit Score falls between any two scores then the applicable Industry Diversity Score will be the lower of the two Industry Diversity Scores.

(f) Defaulted Loans shall be excluded from the calculation of the Diversity Score.

B-1

Diversity Score Table

Aggregate Industry Equivalent Unit Score	Diversity Score	Aggregate Industry Equivalent Unit Score	Diversity Score	Aggregate Industry Equivalent Unit Score	Diversity Score	Aggregate Industry Equivalent Unit Score	Diversity Score
0.0000	0.0000	5.0500	2.7000	10.1500	4.0200	15.2500	4.5300
0.0500	0.1000	5.1500	2.7333	10.2500	4.0300	15.3500	4.5400
0.1500	0.2000	5.2500	2.7667	10.3500	4.0400	15.4500	4.5500
0.2500	0.3000	5.3500	2.8000	10.4500	4.0500	15.5500	4.5600
0.3500	0.4000	5.4500	2.8333	10.5500	4.0600	15.6500	4.5700
0.4500	0.5000	5.5500	2.8667	10.6500	4.0700	15.7500	4.5800
0.5500	0.6000	5.6500	2.9000	10.7500	4.0800	15.8500	4.5900
0.6500	0.7000	5.7500	2.9333	10.8500	4.0900	15.9500	4.6000
0.7500	0.8000	5.8500	2.9667	10.9500	4.1000	16.0500	4.6100
0.8500	0.9000	5.9500	3.0000	11.0500	4.1100	16.1500	4.6200
0.9500	1.0000	6.0500	3.0250	11.1500	4.1200	16.2500	4.6300
1.0500	1.0500	6.1500	3.0500	11.2500	4.1300	16.3500	4.6400
1.1500	1.1000	6.2500	3.0750	11.3500	4.1400	16.4500	4.6500
1.2500	1.1500	6.3500	3.1000	11.4500	4.1500	16.5500	4.6600
1.3500	1.2000	6.4500	3.1250	11.5500	4.1600	16.6500	4.6700
1.4500	1.2500	6.5500	3.1500	11.6500	4.1700	16.7500	4.6800
1.5500	1.3000	6.6500	3.1750	11.7500	4.1800	16.8500	4.6900
1.6500	1.3500	6.7500	3.2000	11.8500	4.1900	16.9500	4.7000
1.7500	1.4000	6.8500	3.2250	11.9500	4.2000	17.0500	4.7100
1.8500	1.4500	6.9500	3.2500	12.0500	4.2100	17.1500	4.7200
1.9500	1.5000	7.0500	3.2750	12.1500	4.2200	17.2500	4.7300
2.0500	1.5500	7.1500	3.3000	12.2500	4.2300	17.3500	4.7400
2.1500	1.6000	7.2500	3.3250	12.3500	4.2400	17.4500	4.7500
2.2500	1.6500	7.3500	3.3500	12.4500	4.2500	17.5500	4.7600
2.3500	1.7000	7.4500	3.3750	12.5500	4.2600	17.6500	4.7700
2.4500	1.7500	7.5500	3.4000	12.6500	4.2700	17.7500	4.7800
2.5500	1.8000	7.6500	3.4250	12.7500	4.2800	17.8500	4.7900
2.6500	1.8500	7.7500	3.4500	12.8500	4.2900	17.9500	4.8000
2.7500	1.9000	7.8500	3.4750	12.9500	4.3000	18.0500	4.8100
2.8500	1.9500	7.9500	3.5000	13.0500	4.3100	18.1500	4.8200
2.9500	2.0000	8.0500	3.5250	13.1500	4.3200	18.2500	4.8300
3.0500	2.0333	8.1500	3.5500	13.2500	4.3300	18.3500	4.8400
3.1500	2.0667	8.2500	3.5750	13.3500	4.3400	18.4500	4.8500
3.2500	2.1000	8.3500	3.6000	13.4500	4.3500	18.5500	4.8600
3.3500	2.1333	8.4500	3.6250	13.5500	4.3600	18.6500	4.8700
3.4500	2.1667	8.5500	3.6500	13.6500	4.3700	18.7500	4.8800
3.5500	2.2000	8.6500	3.6750	13.7500	4.3800	18.8500	4.8900
3.6500	2.2333	8.7500	3.7000	13.8500	4.3900	18.9500	4.9000
3.7500	2.2667	8.8500	3.7250	13.9500	4.4000	19.0500	4.9100
3.8500	2.3000	8.9500	3.7500	14.0500	4.4100	19.1500	4.9200
3.9500	2.3333	9.0500	3.7750	14.1500	4.4200	19.2500	4.9300
4.0500	2.3667	9.1500	3.8000	14.2500	4.4300	19.3500	4.9400
4.1500	2.4000	9.2500	3.8250	14.3500	4.4400	19.4500	4.9500
4.2500	2.4333	9.3500	3.8500	14.4500	4.4500	19.5500	4.9600
4.3500	2.4667	9.4500	3.8750	14.5500	4.4600	19.6500	4.9700

S-2

4.4500	2.5000	9.5500	3.9000	14.6500	4.4700	19.7500	4.9800
4.5500	2.5333	9.6500	3.9250	14.7500	4.4800	19.8500	4.9900
4.6500	2.5667	9.7500	3.9500	14.8500	4.4900	19.9500	5.0000
4.7500	2.6000	9.8500	3.9750	14.9500	4.5000
4.8500	2.6333	9.9500	4.0000	15.0500	4.5100
4.9500	2.6667	10.0500	4.0100	15.1500	4.5200

S-3